         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           CAVION TECHNOLOGIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

             COLORADO                              514191                             84-1472763
  (State of other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
          incorporation)                 Classification Code Number)              Identification No.)

                            6446 SOUTH KENTON STREET
                           ENGLEWOOD, COLORADO 80111
                                 (720) 875-1900

              (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                DAVID J. SELINA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CAVION TECHNOLOGIES, INC.
                            6446 SOUTH KENTON STREET
                           ENGLEWOOD, COLORADO 80111
                                 (720) 875-1900

           (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)
                         ------------------------------

                                   COPIES TO:

          S. LEE TERRY, JR., ESQ.                             MARLON F. STARR, ESQ.
            Gorsuch Kirgis LLP                           Smith, Gambrell & Russell, LLP
           Tower I, Suite 1000                              Suite 3100, Promenade II
           1515 Arapahoe Street                            1230 Peachtree Street, N.E.
          Denver, Colorado 80202                             Atlanta, Georgia 30309
              (303) 376-5010                                     (404) 815-3500
           (303) 376-5001 (fax)                               (404) 815-3509 (fax)

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEN BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED          BE REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, par value $.0001 per share       2,645,000             $14.50             $38,352,500            $10,125

(1) Includes 345,000 shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated April 14, 2000

PRELIMINARY PROSPECTUS

                                2,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    We are offering for sale 1,800,000 shares of our common stock, and certain of our shareholders are offering for sale an additional 500,000 shares of our common stock. Our common stock currently is traded on the Nasdaq SmallCap Market under the trading symbol "CAVN." We have applied to list our common stock on the Nasdaq National Market upon completion of this offering. On April 13, 2000, the last reported sale price of our common stock was $15.31 per share.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................   $            $
Underwriting discount.......................................   $            $
Proceeds to cavion.com......................................   $            $
Proceeds to the selling shareholders........................   $            $

    We have granted the underwriters a 30-day option to purchase up to 345,000 additional shares of common stock to cover over-allotments.

    The underwriters are offering the shares on a firm commitment basis. The
underwriters expect to deliver the shares on or about       , 2000.

                            ------------------------

The Robinson-Humphrey Company

                          SunTrust Equitable Securities

This prospectus is dated       , 2000

                          [INSIDE COVER OF PROSPECTUS]

    Inside front cover at the top of the page appears the text:
"CUINET-Registered Trademark-." Below this text is the cavion.com logo which is shown as the center of a circle surrounded by icons representing various products and services offered by the company including Internet banking, secure Internet access services, online bill payment and online loan approval. In addition, there is a graphical depiction of company's e-commerce products and services shown with the name "Member Emporium-TM-".

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     12
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Price Range of Our Common Stock.............................     13
Capitalization..............................................     14
Dilution....................................................     15
Unaudited Pro Forma Financial Statements....................     16
Selected Financial and Other Information....................     17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19
Business....................................................     25
Management..................................................     39
Related Party Transactions..................................     45
Principal and Selling Shareholders..........................     47
Description of Capital Stock................................     49
Shares Eligible for Future Sale.............................     52
Experts.....................................................     56
Legal Matters...............................................     56
Where You Can Find More Information.........................     56
Index to Financial Statements...............................    F-1

                                    SUMMARY

    THIS SECTION SUMMARIZES INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

    UNLESS WE STATE OTHERWISE, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                   cavion.com

OUR BUSINESS

    We are a leading provider of secure private network connectivity and Internet solutions that connect credit unions to their business partners and members. Through CUINET-Registered Trademark- (Credit Union INTERACTIVE Network), our secure private communications network, individual credit unions can offer Internet banking products and e-commerce services to their members via the Internet and they can engage in business-to-business communications and e-commerce with other credit unions, credit union leagues, trade associations, corporate credit unions and third party vendors. We also offer secure Internet access for credit unions' personnel with multiple layers of security and dedicated connections designed to satisfy credit unions' need for confidential communications and secure transaction processing through one digital connection to our private network. As of March 31, 2000, we had contractual arrangements to connect 130 entities to CUINET-Registered Trademark-, 92 of which had been connected.

    Our Internet banking products provide a cost-effective, outsourced, secure and scalable solution that enables credit unions to offer their members a wide array of financial products and services over the Internet. Our product offering includes account management, funds transfer, bill payment, online loan application with access to third party approval products, and share draft imaging services over a secure Internet connection. These products and services are branded with the credit union's own name and logo and other distinctive branding characteristics. This branded solution enables credit unions to provide their members with the convenience of banking on the Internet without losing the personal relationship and service associated with the credit union. In addition, our Internet banking products make credit unions more accessible to their members without the expense of building additional facilities.

    Through our recently introduced e-commerce solution, Member Emporium-TM-, we identify, develop and implement e-commerce relationships with third party merchants and suppliers and, in turn, offer their products and services to credit union members. Member Emporium-TM- is designed to enable a credit union to provide its members with access to products and services such as mortgage lending, insurance, online stock trading, tax preparation, retail Internet access services and retail merchandise at a discount to regular retail or Internet-based prices. Member Emporium-TM- is co-branded with each individual credit union's own name and logo. We anticipate that creating such e-commerce opportunities for credit union members will increase lending opportunities for credit unions, generate significant transaction fees and commissions for us and increase member retention for the credit union.

    We currently earn the majority of our revenue from recurring flat monthly fees for a connection to CUINET-Registered Trademark- and for our Internet banking products and ancillary services. We also generate monthly recurring revenue from third party vendors for providing them with a connection to CUINET-Registered Trademark- and additional fees based upon the number of credit unions to which such vendors provide services. We do not charge our credit union customers software licensing, implementation or per user fees. In the future, we expect to earn a substantial portion of our revenue from commissions and fees on transactions conducted over Member Emporium-TM-.

HOW TO REACH US

    Our legal name is Cavion Technologies, Inc. and we conduct business under the registered trade name cavion.com. Our principal executive offices are located at 6446 South Kenton Street, Englewood, Colorado 80111, and our telephone number is (720) 875-1900. Our website is located at WWW.CAVION.COM. Information on our website is not, however, part of this prospectus, and you should rely only on the information contained in this prospectus in deciding whether to invest in our common stock.

                                 THIS OFFERING

Common stock we are offering.................  1,800,000 shares

Common stock the selling shareholders are
  offering...................................  500,000 shares

Common stock to be outstanding immediately
  after this offering........................  6,735,308 shares (1)

Use of proceeds..............................  Repayment of indebtedness, expansion of sales and marketing efforts, product development
                                               and general corporate purposes, including
                                               working capital and potential acquisitions.

Nasdaq symbol................................  "CAVN"

------------------------

(1) Excludes 1,183,000 shares issuable upon the exercise of outstanding options and warrants.

                    SUMMARY FINANCIAL AND OTHER INFORMATION

    You should read the following summary financial and operating information in conjunction with "Use of Proceeds," our financial statements and related notes as well as those of LanXtra, Inc., our predecessor, and other financial information which appear in this prospectus. Our company was incorporated on August 18, 1998, to acquire the business of LanXtra. On February 1, 1999, we purchased the LanXtra business. Prior to our purchase of the LanXtra business, our operating results consisted entirely of administrative expenses with no revenue. The purchase method of accounting was used to record our purchase of the LanXtra business and the related assets acquired and liabilities assumed by us. This accounting method reflects the assets acquired and the liabilities assumed at their estimated fair market value, and resulted in the recording of intangible assets, including goodwill. Goodwill represents the excess of purchase price over the net fair market value of tangible and other assets acquired. This goodwill will be amortized in future periods. The accompanying historical financial information of LanXtra on and before January 31, 1999, is not comparable in all material respects with our financial information subsequent to February 1, 1999, since that financial information reports financial position and results of operations on a different basis of accounting. Historical earnings per share information for LanXtra has been omitted because it is not meaningful given the significant differences in our capital structure compared to LanXtra's capital structure.

    The business that we purchased from LanXtra was started by LanXtra during 1997. In December 1997, LanXtra sold all operations that were not related to the business later acquired by us, and the results of the operations that were sold have been reported as discontinued operations. Accordingly, the accompanying financial information of our predecessor for the years ended December 31, 1995 and 1996 do not include the results of operations of the LanXtra business that we acquired.

    The pro forma statement of operations for the year ended December 31, 1999 reflects the acquisition of LanXtra as if it had occurred on January 1, 1999. Pro forma basic and diluted net income (loss) per share is calculated as if the purchase was completed on January 1, 1999, and the related 1,029,218 shares of common stock issued to acquire the LanXtra business were issued on that date. The pro forma financial information for the year ended December 31, 1999 does not represent what our results of operations would have been if the acquisition had actually occurred on January 1, 1999, nor is it indicative of our future results of operations.

                                                                PREDECESSOR                                   CAVION.COM
                                   ---------------------------------------------------------------------     ------------
                                                                                                                FROM
                                                                                              FOR THE        INCEPTION
                                             FOR THE YEAR ENDED DECEMBER 31,                   MONTH         (AUGUST 18,
                                                                                               ENDED          1998) TO
                                   -----------------------------------------------------     JANUARY 31,     DECEMBER 31,
                                     1995          1996         1997           1998            1999             1998
                                   ---------     ---------     ---------     -----------     -----------     ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue.......................     $     --      $     --       $   24        $    215        $     38        $      --
Gross profit (loss)...........           --            --          (27)             (7)              6               --
Operating income (loss).......           --            --       (1,064)         (1,125)           (207)              (7)
Net income (loss) from
  continuing operations.......           --            --       (1,835)         (1,971)           (271)             (36)
Basic and diluted net income
  (loss) per share............                                                                                $   (0.02)
                                                                                                              =========
Weighted average common shares
  outstanding.................                                                                                2,078,170
                                                                                                              =========
Pro forma basic and diluted
  net income (loss) per
  share.......................
Pro forma weighted average
  common shares outstanding...
Pro forma EBITDA(1)...........
OTHER OPERATING DATA
  (at end of period):
Customers under contract......                                                      26
Customers connected...........                                                      16


                                                  PRO FORMA
                                                 ------------
                                ------------     ------------
                                 FOR THE          FOR THE
                                YEAR ENDED       YEAR ENDED
                                DECEMBER 31,     DECEMBER 31,
                                   1999             1999
                                ------------     ------------
                                (DOLLARS IN THOUSANDS, EXCEPT
                                     PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenue.......................   $     618        $     656
Gross profit (loss)...........         125              131
Operating income (loss).......      (4,268)          (4,554)
Net income (loss) from
  continuing operations.......      (4,754)          (5,051)
Basic and diluted net income
  (loss) per share............   $   (1.56)
                                 =========
Weighted average common shares
  outstanding.................   3,081,156
                                 =========
Pro forma basic and diluted
  net income (loss) per
  share.......................                    $   (1.64)
                                                  =========
Pro forma weighted average
  common shares outstanding...                    3,112,424
                                                  =========
Pro forma EBITDA(1)...........                    $  (3,566)
OTHER OPERATING DATA
  (at end of period):
Customers under contract......         100
Customers connected...........          56

                                                                         DECEMBER 31, 1999
                                                              ---------------------------------------
                                                                                          AS FURTHER
                                                               ACTUAL    AS ADJUSTED(2)   ADJUSTED(3)
                                                              --------   --------------   -----------
BALANCE SHEET DATA:
Cash........................................................   $4,347        $6,573         $31,175
Working capital.............................................    2,542         4,768          29,840
Total assets................................................    9,603        11,829          36,431
Long-term debt, net of current maturities...................      386           386             386
Putable common stock........................................      201            --              --
Total shareholders' equity..................................    6,972         9,399          34,471

------------------------------

(1) Pro forma earnings before interest, taxes, depreciation and amortization, or pro forma EBITDA, represents the sum of net loss before income taxes plus net interest expense, depreciation and amortization. Pro forma EBITDA is presented here to provide additional information about our ability to meet our obligations. Pro forma EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative either to net loss as an indicator of our operating performance, or to cash flow as a measure of our liquidity.

(2) As adjusted to reflect: (i) our receipt of net proceeds of approximately $2.2 million from the sale of 205,000 shares of common stock in a February 2000 private placement; (ii) the recent conversion of all of the 28,648 issued and outstanding shares of Class B common stock into 28,648 shares of common stock; and (iii) the exercise of options to purchase 4,334 shares of common stock.

(3) As further adjusted to reflect the issuance and sale by cavion.com of 1,800,000 shares of common stock in this offering and application of the estimated net proceeds.

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, IN DECIDING WHETHER OR NOT TO INVEST IN OUR COMMON STOCK. EACH OF THESE FACTORS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

BECAUSE WE HAVE A SHORT OPERATING HISTORY, YOU WILL HAVE LIMITED HISTORICAL INFORMATION ABOUT US ON WHICH TO BASE YOUR INVESTMENT DECISION.

    Our business plan was developed in January 1998. Our short operating history makes it difficult to evaluate us and to predict our future financial results. An investor in our common stock must consider the risks we will face as an early stage company in the new and rapidly evolving Internet banking and e-commerce markets. These risks include our potential inability to:

    - attract credit unions to use CUINET-Registered Trademark-;

    - gain acceptance of Member Emporium-TM- by credit unions and their members;

    - develop, test, market and sell new and enhanced products and services;

    - expand successfully our sales and marketing efforts;

    - maintain our current, and develop new, strategic partners;

    - promote acceptance of our Internet banking products and related services to credit unions and their members;

    - respond effectively to competitors providing alternative products to credit unions and their members; and

    - continue to develop and upgrade our technology.

    We may not succeed in achieving all or any of these goals and challenges, and current evaluations of us and our prospects may prove to be inaccurate.

WE HAVE A HISTORY OF LOSSES AND CANNOT GUARANTEE THAT WE WILL BECOME PROFITABLE.

    Neither cavion.com nor its predecessor has ever earned a profit. As of December 31, 1999, our accumulated deficit was $4.9 million. We expect to lose money in fiscal 2000 and there can be no assurance that we will ever achieve profitable operations. Even if we do become profitable, we may not be able to continue to be profitable.

    Today, we receive the majority of our revenue from the sale of products and services to our credit union customers. We plan to increase our spending in sales and marketing, research and development, and administrative areas for the foreseeable future. If our revenue does not grow as rapidly as we anticipate or if we are unable to control our expenses, our operating performance would be adversely affected and we will be unable to achieve profitability.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH THAT MAY PLACE A STRAIN ON OUR RESOURCES.

    We are experiencing and expect to continue to experience significant growth in our operations. This expansion will place additional demands on our management, operational capacity and financial resources. Our management, sales, technical and accounting resources may not be adequate to support our recent expansion and anticipated future growth. In order to manage our expected growth, we will be required to hire additional personnel and devote significant resources to improving or replacing existing operational, accounting and informational systems, procedures and controls. Our future operating results will substantially depend on the ability of our management to manage our growth effectively by, among other things:

    - predicting accurately the growth in the demand for our Internet banking products and related services by our customers;

    - attracting, training, motivating, managing and retaining key employees;

    - expanding and improving our operating and financial systems, procedures and controls;

    - acquiring and installing new equipment and facilities; and

    - responding quickly and effectively to unanticipated changes in the industry.

If we are unable to manage our growth effectively, our business may be adversely affected.

WE CURRENTLY RELY ON CONVERGENT COMMUNICATIONS SERVICES, INC. TO ESTABLISH AND MAINTAIN THE CONNECTION BETWEEN OUR CUSTOMERS AND CUINET-REGISTERED TRADEMARK-.

    In order to provide our Internet-based products to our customers, we must purchase a large quantity of telecommunications services from providers of these services. We have entered into a non-exclusive agreement with Convergent Communications Services, Inc. to establish and maintain connectivity between our network and substantially all our customers. Our business depends upon the ability of Convergent, or some other telecommunications service provider, to establish and maintain connectivity with CUINET-Registered Trademark-. If Convergent is unable to provide connectivity in a timely manner to our new customers or experiences problems in delivering services to our existing customers, our business could be adversely affected. If we are unable to continue to obtain services from Convergent or some other provider on economically favorable terms, our business and financial performance may be adversely affected.

OUR BUSINESS AND PROSPECTS WILL SUFFER IF CREDIT UNIONS AND THEIR MEMBERS DO NOT ACCEPT AND USE MEMBER EMPORIUM-TM-, OUR E-COMMERCE SOLUTION.

    We expect to derive a substantial portion of our revenue in the future from our e-commerce product, Member Emporium-TM-. This product is a network of portals which is designed to aggregate credit union members and offer them a variety of products and services from third party vendors, such as insurance policies, home mortgages, Internet access, online brokerage, and consumer merchandise, often at a discount to retail or Internet-based prices. The success of Member Emporium-TM- is dependent on, among other things, our ability to:

    - convince credit unions to allow us to link their websites to the Member Emporium-TM- website and network of portals;

    - persuade businesses to advertise their products and services on the Member Emporium-TM- website and portal network, and to offer those products and services at a meaningful discount;

    - entice credit union members to visit the Member Emporium-TM- website and portal network, and purchase the products and services advertised; and

    - to earn commissions on these transactions.

    If Member Emporium-TM- is unable to produce the revenue we presently expect, there could be a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MARKET OUR PRODUCTS TO CREDIT UNIONS, WHICH HISTORICALLY HAVE BEEN SLOW TO ADOPT NEW TECHNOLOGIES.

    Our revenue depends upon information technology spending by credit unions. We cannot be sure that this type of spending will increase or even continue at today's levels. Credit unions tend to be cautious in making purchase decisions regarding new technologies for their financial applications. As a result, we must provide a significant level of education to prospective customers regarding the use and benefits of our products and services prior to their purchase. Furthermore, credit unions are frequently slow to approve capital expenditures, especially for new technologies that affect key operations. All of this could have the effect of significantly lengthening our sales cycle, thereby delaying revenue growth and adversely affecting operating results.

OUR BUSINESS COULD SUFFER IF THE CREDIT UNION MEMBERSHIP ACCESS ACT OF 1998 IS REPEALED OR LIMITED IN ITS SCOPE BY REGULATIONS IMPOSED BY THE NATIONAL CREDIT UNION ADMINISTRATION.

    Our primary customers are credit unions which are regulated by the National Credit Union Administration (NCUA). In 1998, the U.S. Congress passed the Credit Union Membership Access Act of 1998 which allows federally chartered credit unions to solicit credit union members from more than one occupational group, as well as make certain business loans to their members. The Credit Union Membership Act has the potential to increase the activity of federal credit unions in the financial marketplace as it presents new opportunities for federal credit unions to expand their member base. A repeal of the Act would eliminate the new opportunities allowed by the Act.

    Title IV of the Act requires the U.S. Treasury Department to study the regulatory, tax and other differences between credit unions and other federally insured financial institutions, including a review of the potential effect of applying federal tax laws to credit unions. The Treasury Department's study will consider whether the competitive advantage produced by credit unions' tax exemption may endanger the viability of smaller banks. The Treasury Department may ultimately recommend imposing taxation on credit unions or enacting legislative or administrative measures to cut taxes for smaller depository institutions which compete with credit unions. Any such new laws or regulations which subject credit unions to taxation or reduce the tax liability of competing financial institutions could adversely affect credit unions and the size of our potential market. Similarly, the adoption of amendments to the Act or the issuance of NCUA regulations under the Act which impair credit unions' ability to expand or serve their member base could hinder our growth and have a material adverse effect on our business, financial condition and operating results.

OUR BUSINESS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED IF THERE IS A DECLINE IN DEMAND FOR OUR PRODUCTS AND SERVICES OR IN THE USE OF THE INTERNET.

    We expect to derive substantially all of our revenues from products and services provided to credit unions, their members and other participants in the financial services industry. Our future success depends significantly upon the willingness of credit unions to utilize our services and offer technological innovations such as Internet banking, bill payment and online shopping to their members, and upon their members' demand for and acceptance of these technological innovations. If credit unions and their members do not readily accept these technological innovations, the demand for our products and services will be materially and adversely affected.

    There can be no assurance that we will continue to be successful in marketing these products and services or other integrated products and services. In addition, changes in economic conditions and unforeseen events, including recession, inflation or other adverse occurrences, may result in a significant decline in the utilization of credit union services or demand for our products and services. Any event that results in decreased use of credit union services, or increased pressure on credit unions toward the in-house development of Internet banking systems, could have a material adverse effect on our business, financial condition and results of operations.

    Demand for our products and services by credit unions is driven by the demand for Internet-based products and services by credit union members. Our business would be adversely affected if Internet use does not continue to grow or grows more slowly than expected. Internet usage may be inhibited for a number of reasons, including inadequate network infrastructure, security concerns, inconsistent quality of service, and unavailability of cost effective, high-speed access to the Internet. If the market for Internet-based financial services fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, it is likely that our business, financial condition and results of operations would be materially and adversely affected.

WE CURRENTLY RELY ON A SINGLE DATA CENTER TO SUPPORT ALL OF OUR PRODUCTS AND SERVICES.

    Essential components of our communications and network equipment are currently located at our corporate headquarters in Englewood, Colorado. A natural disaster, such as fire, earthquake or flood, at or affecting our facility could result in failures or interruptions in providing our network and Internet banking services to our customers. In the event of a failure or interruption in our systems, our reputation could be materially harmed and we could lose many of our current and potential customers. We do not currently have backup facilities for our network and Internet banking services. We are currently constructing two additional data centers which will provide the redundancy necessary to serve as backup facilities for our existing data center and for each other, but they are not scheduled to be fully operational until the third quarter of 2000. We also cannot be certain that these new data centers will become operational as scheduled or that, when operational, they will perform as expected. Even with the two new data centers, we could still experience a failure or interruption in our systems, which could lead to delays, loss of data or the inability to provide our services to our customers.

TECHNOLOGICAL CHANGES MAY RENDER OUR SOLUTIONS OBSOLETE.

    The electronic banking and financial services industry is characterized by rapidly changing technology and evolving industry standards. In addition, we have several competitors who have been consistently introducing new products and services, some of which compete with our products and services. Our future success will depend on our ability to design, develop, sell and support new and integrated products and services that will keep pace with technological advances, industry standards and our competitors, as well as satisfy the evolving needs of credit unions and their members. Our inability to develop and introduce such products and services in a timely manner could limit the marketability of our products and services which would adversely affect our business. Furthermore, we cannot predict the time and costs involved in developing new and integrated products and services. Actual development costs could substantially exceed budgeted amounts and completion of such development could be later than presently scheduled. In either case, our operating results and business could be seriously harmed.

COMPETITION FROM THIRD PARTIES COULD REDUCE OR ELIMINATE DEMAND FOR OUR PRODUCTS AND SERVICES.

    The market for Internet banking services is highly competitive, and we expect that competition will intensify in the future. We may not be able to compete successfully against our current or future competitors and, accordingly, we cannot be certain that we will be able to expand the number of our customers, or retain our current customers or third-party service providers. A number of public and private companies compete with one or more of the individual products and services offered by cavion.com. Any of these companies, as well as other potential competitors, could in the future offer a combination of products and services to credit unions similar to the combination we presently offer. Many of our current and potential competitors have longer operating histories and may be in a better position to produce and market their services due to their greater financial, technical, marketing and other resources, as well as their significantly greater name recognition and larger installed bases of customers.

UNDETECTED DEFECTS MAY EXIST IN THE HARDWARE AND SOFTWARE THAT WE USE TO DELIVER OUR PRODUCTS.

    The hardware and software used by our systems in the delivery of our products and services currently or in the future may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. Any such defects could result in a loss of sales and additional costs as well as damage to our reputation and our relationships with our customers.

WE MAY EXPERIENCE CAPACITY CONSTRAINTS AS THE VOLUME OF TRAFFIC ON OUR SYSTEMS INCREASES.

    If the volume of traffic and transactions on our system increases substantially, we could periodically experience temporary capacity constraints, resulting in unanticipated system disruptions, slower response times and lower levels of customer service. We may be unable to project accurately the rate or timing of increases, if any, in the use of our services or to expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner. Any inability to do so could harm our business.

IMPLEMENTATION OF OUR SOLUTION BY OUR CREDIT UNION CUSTOMERS MAY TAKE LONGER THAN WE ANTICIPATE.

    During the course of an initial implementation of our products and services, we must integrate our Internet banking software with a credit union's core processing software. This involves the installation of an interface to permit communication between our products and services and the credit union's core processing software, which typically takes an average of 60 to 90 days from the date the credit union contracts with us. From time to time, we may experience delays in the integration process, particularly if we do not already have an established interface for a particular core processing software. We also rely on Convergent and the customer's telecommunications provider to establish connectivity between our systems and the customer. The process of connecting a customer to CUINET-Registered Trademark- takes an average of 60 days from the date the credit union contracts with us to implement by Convergent. A longer implementation period for either the integration or connectivity process will increase our costs associated with the implementation and delay our recognition of revenues. Moreover, changes to the core software systems used by existing customers, or custom implementations for new customers, may cause integration delays. Significant delays of customer implementation, however caused, could materially and adversely affect our operating results for subsequent periods.

BECAUSE OF THE IMPORTANCE TO US OF DAVID SELINA'S EXPERIENCE AND RELATIONSHIPS IN THE CREDIT UNION INDUSTRY, AND JEFF MARSHALL'S TECHNICAL EXPERTISE, OUR SUCCESS MAY BE DEPENDENT ON OUR ABILITY TO RETAIN THESE INDIVIDUALS.

    We believe that the credit union and related management experience of David
J. Selina, our President, Chief Executive Officer and Chief Operating Officer, is important to our future success. We also believe that the software development ability of Jeff Marshall, Vice President of Software Development, is important to our future success. We have employment contracts with Messrs. Selina and Marshall, and we have purchased $1,000,000 of key man insurance on each of them. The loss of the services of Messrs. Selina or Marshall could have a significant adverse effect on our business.

OUR FUTURE SUCCESS WILL BE DEPENDENT ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

    Our growth plan will require us to hire more people in sales, customer service, research and development and other areas during 2000 and the foreseeable future. Competition for qualified people in the Internet services and software industry, particularly in the network services field, is intense. We compete with bigger and better financed software and Internet services companies for these employees. Our future success depends on our ability to attract, retain and motivate highly qualified personnel.

    Our ability to expand our business will depend significantly on our ability to expand our sales and marketing forces and our strategic partnerships. To continue our growth we must cross-market products and services to existing customers and enter into agreements with new customers. This requires us to locate and hire experienced sales and marketing personnel and to establish and maintain key marketing relationships.

SECURITY BREACHES COULD DAMAGE OUR REPUTATION AND BUSINESS.

    Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. We transmit confidential information in providing our services. Users of Internet banking and other e-commerce services are concerned about the security of transmissions over public networks. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. A material security breach affecting us could damage our reputation, deter credit unions from purchasing our products, deter their members from using our products, or result in liability to us. Further, any material security breach affecting our competitors could affect the marketplace's perception of Internet banking in general and have the same effects.

    Concerns about security and privacy may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve the transmission of confidential information. We may need to expend significant capital or other resources to protect against the threat of security breaches or alleviate problems caused by breaches. Although we intend to continue to implement state of the art security measures, it may nevertheless be possible to circumvent any such measures. In addition, the process of eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing websites that deliver our services, any of which could harm our business.

OUR GROWTH MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES THAT COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET.

    There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address such issues, including user privacy, pricing, and the characteristics and quality of products and services offered. For example, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. Any such regulation could increase the cost of transmitting data over the Internet.

    Federal or state authorities may adopt regulations addressing the electronic operations of financial institutions that could require us to modify our current or future products and services. For example, the U.S. Congress is currently considering financial services reform legislation that may include limitations on the ability of financial institutions to disclose nonpublic consumer financial information. The adoption of laws or regulations affecting our customers' businesses could reduce our growth rate or otherwise have a material adverse effect on our business, financial condition and operating results. See "Business--Government Regulation."

TAXATION OF OUR INTERNET PRODUCTS AND SERVICES COULD AFFECT OUR PRICING POLICIES AND REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES.

    Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business, financial condition and operating results. The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals at the federal, state and local levels in the United States would, if enacted, impose taxes on the sale of goods and services over the Internet. In October 1998, the U.S. Congress passed the Internet Tax Freedom Act, which generally imposes a three year moratorium on new federal, state and local taxation of online services. Taxation of Internet commerce could have a material adverse affect on our business, financial condition and operations.

THE UNPREDICTABILITY OF FUTURE FINANCIAL RESULTS AND EVENTS BEYOND OUR CONTROL MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

    Our financial results and the price of our common stock may fluctuate substantially in the future. These fluctuations may be caused by several factors, including the price we are able to charge for our services, competition, new product offerings from our competition and changes in technology. Other factors which may cause your investment in our common stock to be adversely affected or which may cause significant fluctuations in our stock price include:

    - our actual or anticipated operating results;

    - changes in our actual or anticipated growth rates;

    - changes in analysts' estimates;

    - competitors' announcements;

    - regulatory actions;

    - industry conditions;

    - general economic conditions; and

    - a variety of other factors that we have discussed elsewhere in "Risk Factors."

    Furthermore, the market for Internet and technology companies has experienced extreme price and volume volatility that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may materially and adversely affect our stock price. The trading prices of the stocks of many Internet and technology companies are at or near new historical highs and reflect relative valuation levels substantially above historical levels. These trading prices and relative valuation levels may not be sustained or may not prove to be applicable to our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market following this offering, including sales by our officers and directors, or the perception by the market that these sales may occur, could lower the market price of our common stock. After this offering, 6,735,308 shares of our common stock will be outstanding. Of these shares, 4,153,900 shares including all 2,300,000 shares being sold in this offering, will be freely tradeable in the market without restriction. The remaining 2,581,408 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements signed by all of our officers, directors and principal shareholders, and by certain shareholders who purchased our common stock prior to our initial public offering. These restricted shares will be available for sale in the public market as follows:

    - none of the 1,881,297 restricted shares held by our officers, directors and principal shareholders will be eligible for sale until 180 days after the date of this prospectus, when their lock-up agreements with the underwriters expire; and

    - approximately 2,414,009 restricted shares will become eligible for sale at various times upon the expiration of their respective holding periods and if otherwise sold in accordance with the provisions of Rule 144 of the Securities and Exchange Commission.

    We have registered 750,000 shares reserved for issuance under our stock option plan, which will be available for sale in the public market upon issuance. Our Board has approved an increase in the number of shares issuable under our stock option plan to 995,000, subject to shareholder approval. As of March 31, 2000, we had options outstanding to purchase a total of 1,183,000 shares of common stock under this plan and other warrants and stock option agreements. See "Shares Eligible for Future Sale."

MANAGEMENT MAY NOT USE THE PROCEEDS OF THIS OFFERING EFFECTIVELY.

    Our management will have broad discretion in how we use a significant portion of the net proceeds of this offering. We currently intend to use a portion of the net proceeds received by us to repay outstanding promissory notes in the principal amount of $470,000, and the remaining net proceeds will be used to expand our sales and marketing efforts, for product development, for developing and marketing Member Emporium-TM- and for general corporate purposes, including working capital and potential acquisitions. Investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. If management is unable to apply these funds effectively, our business will be materially and adversely affected.

INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES.

    The estimated public offering price of $15.31 per share is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after this offering. Accordingly, purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of approximately $10.77 in pro forma net tangible book value per share, or approximately 70% of the assumed offering price. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. We make forward-looking statements regarding our expectations and projections for cavion.com. We use words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend" and similar expressions to identify forward-looking statements. These statements are based on our beliefs and the assumptions we made using information currently available to us. Because these statements reflect our current views and assumptions concerning future events, these statements involve substantial risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Some, but not all, of the important factors that could cause actual results to differ from our expectations are disclosed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business" and in other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net cash proceeds of approximately $25.1 million, after deducting underwriting discounts and estimated offering expenses (assuming a public offering price of $15.31 per share) from our sale of 1,800,000 shares in this offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

    We currently intend to use a portion of the net proceeds received by us to repay outstanding promissory notes in the principal amount of $470,000 and the remaining net proceeds will be used to expand our sales and marketing efforts, to develop and market Member Emporium-TM-, for product development, and for general corporate purposes, including working capital and potential acquisitions. The notes to be repaid were issued in a private placement in 1998 and 1999 that provided us with bridge financing prior to our initial public offering. The notes bear interest at a rate of 15%, are secured by substantially all of our assets and are due on October 19, 2000.

    From time to time in the ordinary course of business, we evaluate the acquisition of businesses and technologies that complement our business, so it is possible we will elect to use a portion of the net proceeds from this offering to fund these acquisitions. Currently, however, we do not have any understandings, commitments or agreements with respect to any acquisitions, and we may not be able to identify suitable acquisition candidates or complete any acquisition.

    The amount of funds that we actually use for these purposes, other than debt repayment, will depend on many factors, including revisions to our business plan, material changes in our revenues or expenses, and other factors described under "Risk Factors." Accordingly, our management will have significant discretion over the use and investment of the net proceeds from the offering.

    Pending the uses described above, we will invest the net proceeds in interest-bearing accounts or short-term, interest-bearing securities, or both.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our common stock. We do not intend to pay cash dividends on our common stock. We plan to retain our future earnings, if any, to finance our operations and for expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

                        PRICE RANGE OF OUR COMMON STOCK

    Since October 29, 1999, our common stock has traded on the Nasdaq SmallCap Market under the trading symbol "CAVN." Prior to this offering, we made application for our common stock to trade on the Nasdaq National Market. The following table gives the high and low bid prices for the common stock for the quarters indicated. The prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been provided by The Nasdaq Stock Market, Inc.

                                                               HIGH       LOW
                                                             --------   --------
YEAR ENDED DECEMBER 31, 1999
  Fourth quarter (commencing October 29, 1999).............  $  9.00     $ 5.13

YEAR ENDING DECEMBER 31, 2000
  First quarter............................................  $ 37.63     $ 6.13
  Second quarter (through April 13, 2000)..................  $ 21.25     $12.88

    On April 13, 2000, the closing price of our common stock on the Nasdaq SmallCap Market was $15.31 per share. As of April 13, 2000, there were
83 holders of record of our common stock and in excess of 1,000 beneficial owners of our common stock.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented:

    - on an actual basis;

    - on an unaudited as adjusted basis to reflect: (1) our receipt of net proceeds of $2.2 million from the sale of 205,000 shares of common stock in a February 2000 private placement; (2) the recent conversion of the 28,648 outstanding shares of Class B common stock into 28,648 shares of common stock; and (3) the exercise of options to purchase 4,334 shares of common stock by employees during March 2000; and

    - on an unaudited as further adjusted basis to reflect: (1) the transactions described above; (2) the issuance and sale by cavion.com of 1,800,000 shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses (assuming a public offering price of $15.31 per share); and (3) the repayment of $470,000 of debt from the net proceeds of this offering, as if each of them had occurred as of December 31, 1999.

    The information in the table should be read in conjunction with the financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                       DECEMBER 31, 1999
                                                              -----------------------------------
                                                                                       AS FURTHER
                                                               ACTUAL    AS ADJUSTED    ADJUSTED
                                                              --------   -----------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Short-term portion of notes and capital
  leases payable............................................  $   608      $   608       $   138
                                                              -------      -------       -------
Long-term portion of capital leases
  payable...................................................      386          386           386
                                                              -------      -------       -------

Putable Class B common stock, $.0001
  par value; 30,000 shares authorized;
  28,648, 0, and 0 shares outstanding
  actual, as adjusted and as further
  adjusted, respectively....................................      201           --            --
                                                              -------      -------       -------
Shareholders' equity:
  Common stock, $.0001 par
    value; 19,970,000 shares authorized;
    4,697,326, 4,935,308 and 6,735,308
    shares issued and outstanding actual,
    as adjusted and as further adjusted, respectively.......        1            1             1
  Warrants and options......................................      507          638           638
  Deferred compensation.....................................     (108)        (108)         (108)
  Additional paid-in-capital................................   11,426       13,722        38,794
  Accumulated deficit.......................................   (4,854)      (4,854)       (4,854)
                                                              -------      -------       -------
    Total shareholders' equity..............................    6,972        9,399        34,471
                                                              -------      -------       -------
  Total capitalization......................................  $ 8,167      $10,393       $34,995
                                                              =======      =======       =======

                                    DILUTION

    The estimated public offering price of $15.31 per share exceeds the pro forma net tangible book value per share of cavion.com. As of December 31, 1999, our net tangible book value was approximately $3.1 million or $0.66 per share. Pro forma net tangible book value was approximately $5.5 million or $1.12 per share. Pro forma net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets as of December 31, 1999, and dividing this difference by the number of shares of common stock issued and outstanding, assuming that the following transactions had occurred as of December 31, 1999:

    - the conversion of the 28,648 outstanding shares of our Class B common stock to common stock on March 31, 2000;

    - the sale of 205,000 shares of common stock at $12.00 per share in February 2000; and

    - the exercise of options to purchase 4,334 shares of common stock by employees during March 2000.

    The sale of 1,800,000 shares of common stock by us in this offering and the application of the estimated net proceeds therefrom will result in an immediate increase in pro forma net tangible book value to $30.6 million or $4.54 per share to existing shareholders and an immediate dilution of $10.77 per share to investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share.....................          $ 15.31
Net tangible book value at December 31, 1999................  $0.66
Increase per share attributable to pro forma adjustment.....  $0.46
                                                              -----
Pro forma net tangible book value per share at December 31,
  1999......................................................  $1.12
Increase per share attributable to this offering............  $3.42
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................          $  4.54
                                                                      -------
Dilution per share purchased in this offering...............          $ 10.77
                                                                      =======

    The following table summarizes on a pro forma basis as of December 31, 1999 the number of shares of common stock we will sell in this offering, the total price to be paid for these shares, the number of shares of common stock previously issued, the total consideration paid, and the average price per share paid.

                                            SHARES SOLD BY
                                              CAVION.COM         TOTAL CONSIDERATION
                                         --------------------   ----------------------   AVERAGE PURCHASE
                                          NUMBER     PERCENT      AMOUNT      PERCENT    PRICE PER SHARE
                                         ---------   --------   -----------   --------   ----------------
Existing shareholders..................  4,935,308      73%     $16,151,788       37%        $  3.27
New investors..........................  1,800,000      27%     $27,563,400       63%        $ 15.31
                                         ---------     ---      -----------    -----
  Total................................  6,735,308     100%     $43,715,188      100%
                                         =========     ===      ===========    =====

    The foregoing tables assume:

    - no exercise of the underwriters' over-allotment option; and

    - no exercise of any of the 1,183,000 outstanding options and warrants to purchase common stock as of March 31, 2000.

    Sales by the selling shareholders in this offering will reduce the number of shares of common stock held by existing shareholders to 4,435,308 or 65.9% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares to be held by new investors to 2,300,000, or 34.1% of the total number of shares to be outstanding after this offering. If the underwriters exercise their over-allotment option in full, the percentage of shares to be held by existing shareholders will decrease further to 62.6% of the total shares to be outstanding after the exercise, and the number of shares held by new investors will increase to 2,645,000 or 37.4% of the total shares to be outstanding after the exercise. To the extent that any options or warrants that are currently outstanding or will be issued in the future are exercised, purchasers of the common stock in this offering would incur further dilution.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    In this section, we have provided you with our unaudited pro forma statement of operations for the year ended December 31, 1999. This financial information gives effect to our acquisition of the LanXtra business as if it occurred as of January 1, 1999.

    We based our unaudited pro forma statement of operations for the year ended December 31, 1999, in part on our audited financial statements for the year ended December 31, 1999 and LanXtra's audited financial statements for the month ended January 31, 1999.

    These financial statements do not project what our results of operations will be as of any future date or for any future period. You should read this financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and accompanying notes located in other parts of the prospectus.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                            HISTORICAL
                                                      -----------------------    PRO FORMA
                                                      CAVION.COM     LANXTRA    ADJUSTMENTS    PRO FORMA
                                                      -----------   ---------   ------------   ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Network access and connectivity...................     $   448      $  24          $ --      $     472
  Installation services and software licensing......         170         14            --            184
                                                         -------      -----          ----      ---------
    Total revenue...................................         618         38            --            656
Cost of revenue:
  Network access and connectivity...................         329         16            --            345
  Installation services and software licensing......         164         16            --            180
                                                         -------      -----          ----      ---------
    Total cost of revenue...........................         493         32            --            525
                                                         -------      -----          ----      ---------
Gross profit........................................         125          6            --            131
                                                         -------      -----          ----      ---------
Operating expenses:
  Selling, general and administrative...............       2,933        182            --          3,115
  Research and development..........................         586         31            --            617
  Amortization of goodwill and other intangible
    assets..........................................         874         --            79(a)         953
                                                         -------      -----          ----      ---------
    Total operating expenses........................       4,393        213            79          4,685
                                                         -------      -----          ----      ---------
Income (loss) from operations.......................      (4,268)      (207)          (79)        (4,554)
Other income (expense)..............................        (486)       (64)           53(b)        (497)
                                                         -------      -----          ----      ---------
Net income (loss)...................................      (4,754)      (271)          (26)        (5,051)
Dividends on preferred stock........................         (64)        --            --            (64)
                                                         -------      -----          ----      ---------
Net income (loss) applicable to common
  shareholders......................................     $(4,818)     $(271)         $(26)     $  (5,115)
                                                         =======      =====          ====      =========
Basic and diluted net income (loss) per share
  applicable to common shareholders.................                                           $   (1.64)
                                                                                               =========
Weighted and average common shares outstanding......                                           3,112,424
                                                                                               =========

PRO FORMA ADJUSTMENTS:

(a) Amortization of goodwill recorded in the acquisition of the LanXtra business for the month ended January 31, 1999.

(b) Reduction of interest expense to reflect the change in our capital structure.

                    SELECTED FINANCIAL AND OTHER INFORMATION

    The following table sets forth selected historical and pro forma financial and operating information for cavion.com. The selected historical financial information presents our predecessor from 1995 through January 31, 1999, cavion.com from inception (August 18, 1998) through December 31, 1999, and pro forma results of operations for the year ended December 31, 1999. We acquired LanXtra on February 1, 1999; however, the pro forma financial information is presented as if the acquisition occurred on January 1, 1999. The purchase method of accounting was used to record our purchase of the LanXtra business and the related assets acquired and liabilities assumed by us. This accounting method reflects the assets acquired and the liabilities assumed at their estimated fair market value, and resulted in the recording of intangible assets, including goodwill. Goodwill represents the excess of purchase price over the net fair market value of tangible and other assets acquired. This goodwill will be amortized in future periods. The accompanying historical financial information of LanXtra on and before January 31, 1999, is not comparable in all material respects with our financial information subsequent to February 1, 1999, since that financial information reports financial position and results of operations on a different basis of accounting. Historical earnings per share information for LanXtra has been omitted because it is not meaningful given the significant differences in our capital structure compared to LanXtra's capital structure.

    The business that we purchased from LanXtra was started by LanXtra during 1997. In December 1997, LanXtra sold all operations that were not related to the business later acquired by us, and the results of the operations that were sold have been reported as discontinued operations. Accordingly, the accompanying financial information of our predecessor for the years ended December 31, 1995 and 1996 do not include the results of operations of the LanXtra business that we acquired.

    The selected historical financial information as of December 31, 1997, 1998, and 1999, for the years then ended and for the one-month period ended
January 31, 1999 have been derived from the financial statements of cavion.com and LanXtra included in this prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial information as of and for the years ended December 31, 1995 and 1996 have been derived from LanXtra's unaudited financial statements that are not included in this prospectus. The selected historical and pro forma financial information is qualified by reference to, and should be read in conjunction with, our financial statements and the notes to the financial statements, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The pro forma statement of operations for 1999 reflects the acquisition of LanXtra as if it had occurred on January 1, 1999. Pro forma earnings per share are calculated as if the purchase was completed on January 1, 1999 and the related 1,029,218 shares of common stock issued to acquire the LanXtra business were issued on that date. The pro forma financial information for 1999 does not represent what our results of operations would have been if the acquisition had actually occurred on January 1, 1999, nor is it indicative of our future results of operations.


                                                   PREDECESSOR                                 CAVION.COM
                             -------------------------------------------------------   ---------------------------
                                                                                          FROM                        PRO FORMA
                                                                          FOR THE       INCEPTION                    ------------
                                 FOR THE YEAR ENDED DECEMBER 31,           MONTH       (AUGUST 18,      FOR THE        FOR THE
                                                                           ENDED        1998) TO      YEAR ENDED     YEAR ENDED
                             -----------------------------------------   JANUARY 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                              1995       1996       1997       1998        1999           1998           1999           1999
                             --------   --------   --------   --------   -----------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS
  DATA:
Revenue:
  Network access and
    connectivity...........    $ --      $  --     $    24    $   148      $    24      $       --     $      448     $      472
  Installation services and
    software licensing.....      --         --          --         67           14              --            170            184
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
    Total revenue..........      --         --          24        215           38              --            618            656
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
Cost of revenue:
  Network access and
    connectivity...........      --         --          51        137           16              --            329            345
  Installation services and
    software licensing.....      --         --          --         85           16              --            164            180
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
    Total cost of
      revenue..............      --         --          51        222           32              --            493            525
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
    Gross profit (loss)....      --         --         (27)        (7)           6              --            125            131
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
Operating expenses:
  Selling, general and
    administration.........      --         --         673        869          182               7          2,933          3,115
  Research and
    development............      --         --         364        249           31              --            586            617
  Amortization of goodwill
    and other intangible
    assets.................      --         --          --         --           --              --            874            953
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
    Total operating
      expenses.............      --         --       1,037      1,118          213               7          4,393          4,685
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
Income (loss) from
  operations...............      --         --      (1,064)    (1,125)        (207)             (7)        (4,268)        (4,554)
Interest income (expense),
  net......................      --         --        (809)      (998)         (64)            (29)          (462)          (473)
Other income (expense).....      --         --          38        152           --              --            (24)           (24)
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
Income (loss) from
  continuing operations....      --         --      (1,835)    (1,971)        (271)            (36)        (4,754)        (5,051)
Discontinued operations....     (57)      (481)      1,072         --           --              --             --             --
                               ----      -----     -------    -------      -------      ----------     ----------     ----------
Net income (loss)..........    $(57)     $(481)    $  (763)   $(1,971)     $  (271)            (36)        (4,754)        (5,051)
                               ====      =====     =======    =======      =======
Dividends on preferred
  stock(1).................                                                                     --            (64)           (64)
                                                                                        ----------     ----------     ----------
Net income (loss)
  applicable to common
  shareholders.............                                                             $      (36)    $   (4,818)    $   (5,115)
                                                                                        ==========     ==========     ==========
Basic and diluted net
  income (loss) per share
  applicable to common
  shareholders.............                                                             $    (0.02)    $    (1.56)    $    (1.64)
                                                                                        ==========     ==========     ==========
Weighted average common
  shares outstanding.......                                                              2,078,170      3,081,156      3,112,424
                                                                                        ==========     ==========     ==========
Pro forma EBITDA(2)........                                                                                           $   (3,566)

OTHER OPERATING DATA (at
  end of period):
  Customers under
    contract...............                                        26                                         100
  Customers connected......                                        16                                          56

                                          DECEMBER 31,                                        DECEMBER 31,
                            -----------------------------------------   JANUARY 31,    ---------------------------
                              1995       1996       1997       1998         1999           1998           1999
                            --------   --------   --------   --------   ------------   ------------   ------------
BALANCE SHEET DATA:
  Cash....................    $ (8)     $   9     $   350    $    52      $    --       $       20     $    4,347
  Working capital.........     (31)      (666)       (578)    (1,762)      (2,014)             (14)         2,542
  Total assets............     258        777         768        456          428            2,274          9,603
  Long-term debt, net of
    current maturities....      80         --          20         33           33              253            386
  Putable common stock....      --        261         838      1,650        1,700               --            201
  Total shareholders'
    equity................     (78)      (770)     (1,133)    (3,103)      (3,375)           1,988          6,972

------------------------------
(1) All preferred stock was converted to common stock effective October 29, 1999.

(2) Pro forma earnings before interest, taxes, depreciation and amortization, or pro forma EBITDA, represents the sum of net loss before income taxes plus net interest expense, depreciation and amortization. Pro forma EBITDA is presented here to provide additional information about our ability to meet our obligations. Pro forma EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative either to net loss as an indicator of our operating performance, or to cash flow as a measure of our liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN ANOTHER PART OF THIS PROSPECTUS. THOSE FINANCIAL STATEMENTS AND NOTES SHOULD BE CONSIDERED TO BE INCORPORATED INTO THIS SECTION. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS RELATED TO SUCH MATTERS AS OUR FUTURE FINANCIAL PERFORMANCE, BUSINESS STRATEGY AND FINANCING PLANS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS THAT INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    cavion.com offers a secure private network and Internet banking products and services to credit unions that connect them to other credit unions, their business partners and members. cavion.com builds and maintains a suite of network products and services for the credit union industry that currently includes:

    - a secure private network, CUINET-Registered Trademark-, that connects credit unions with their business partners, enabling business-to-business movement of data and e-commerce;

    - secure Internet banking products, bill payment and secure automated loan application software with access to third party decision products;

    - secure Internet access services for credit unions; and

    - e-commerce services for credit union members.

    The following discussion of our results of operations includes the results of our predecessor, LanXtra, Inc., for periods prior to February 1, 1999. LanXtra was incorporated in June 1992 and was originally engaged in the business of integrating computer networks and communications technologies for large business and government clients. In 1997, LanXtra created a software development division to develop network-based financial services software for credit unions. In December 1997, LanXtra sold all of its assets except its credit union financial services business, which we acquired in February 1999. We were originally incorporated under the name Network Acquisitions, Inc. in August 1998 for the purpose of acquiring the assets and business operations of LanXtra. This acquisition was completed on February 1, 1999. At that time, we changed our name to Cavion Technologies, Inc. and began to conduct some of our business under the trade name cavion.com.

    Prior to our acquisition of LanXtra, we did not conduct any business operations except preparation for the acquisition, including providing bridge funding to LanXtra with funds raised through a private placement of promissory notes and related warrants.

    The following discussion relates to LanXtra's historical results of operations since January 1, 1998, the date on which LanXtra began to focus solely on the business later acquired by us. In the following discussion, "we" refers both to the business we purchased from LanXtra on February 1, 1999, and to cavion.com since its inception (referred to below as the combined results). We have not included a comparison of 1998 operations to those conducted in 1997 since our current business was begun in January 1998 and therefore any such comparison would not be meaningful.

    Our revenues have been historically derived from recurring monthly connectivity fees, installation services and software licensing fees associated with our secure Internet access services and secure Internet financial products. Beginning in January 2000, we changed our pricing policy and eliminated implementation fees for access to CUINET-Registered Trademark- and our Internet banking products. Currently, credit unions pay us a flat monthly fee based on bandwidth requirements and the mix of products and services we provide to them. In addition, we charge vendors connected to CUINET-Registered Trademark- a flat monthly fee to be connected to CUINET-Registered Trademark- in addition to charges based upon the number of credit unions to which such vendors provide services. We market a connection to CUINET-Registered Trademark- and our Internet banking products as a packaged solution to credit unions.

    In addition, we offer bill payment services, secure forms servers, secure Internet access and an online loan application, CUILOAN-TM-, with access to third party approval products. Included in the monthly fee is the cost of hardware, software installation, set up, maintenance, technical assistance for our services, and any hardware or software upgrades. We do not charge end user transaction fees or per user fees. Customers pay for a full year of services in advance when they initially connect with us and on each anniversary date thereafter. This payment is reflected on the balance sheet as an increase in deferred revenue offset by an increase in cash. As revenues are deemed earned, deferred revenues are amortized into revenue.

    We have recently developed and are beginning to market our e-commerce product, Member Emporium-TM-, which will allow credit unions to offer their members products and services at discounted prices. In the future, we expect to earn a substantial portion of our revenue from commissions and fees for transactions conducted over Member Emporium-TM-.

    As of March 31, 2000, we had 130 customers under contract to connect to CUINET-Registered Trademark-, which included 119 credit unions and 11 business critical vendors. Of the 119 credit unions that contracted to connect to CUINET-Registered Trademark-, 57 had also subscribed to our Internet banking products. We believe that our new pricing policy, combined with our new strategy of marketing a CUINET-Registered Trademark- connection and Internet banking products as a packaged solution will increase the percentage of our credit union customers who also subscribe for Internet banking products. In the first quarter of 2000, 66% of credit unions that contracted to connect to CUINET-Registered Trademark- also subscribed to our Internet banking products, as compared to 42% through December 31, 1999.

    Our cost of revenue consists of network access and connectivity expenses and installation services. Network access and connectivity expenses include our monthly connection costs paid to Convergent and other telecommunications providers, hardware costs, as well as the ongoing personnel and system maintenance costs associated with our data center. Our installation services expenses consist of the initial equipment and personnel costs required to implement our secure private network and Internet banking products.

    Our operating expenses consist of selling, general and administrative expenses, research and development expenses, and amortization of goodwill and other intangible assets. Selling, general and administrative expenses include marketing expenses, sales commissions, employee compensation and benefits, and occupancy and general office expenses incurred in the ordinary course of business. Research and development expenses consist of programmers and engineers allocated salaries applicable to the amount of time they devoted to development activities. Amortization of goodwill and other intangible assets is related to the purchase of LanXtra.

RESULTS OF OPERATIONS FOR CAVION.COM AND THE PREDECESSOR

    The following table sets forth the results of operations of our predecessor for the years ended December 31, 1997 and 1998 and for the one month ended January 31, 1999, our results of operations for the period from inception (August 18, 1998) to December 31, 1998 and for the year ended December 31, 1999. Combined operating information for the years ended December 31, 1998 and 1999 has been presented to facilitate comparison between these periods.


                                                                      CAVION.COM
                                                                -----------------------
                                                                FOR THE
                                        PREDECESSOR             PERIOD                          COMBINED
                              -------------------------------    FROM                     ---------------------
                                                                INCEPTION
                                    FOR THE         FOR THE     (AUGUST                          FOR THE
                                  YEAR ENDED         MONTH        18,        FOR THE           YEAR ENDED
                                 DECEMBER 31,        ENDED      1998) TO     YEAR ENDED       DECEMBER 31,
                              -------------------   JANUARY 31,  DECEMBER 31,  DECEMBER 31,  ---------------------
                               1997       1998       1999        1998          1999         1998        1999
                              --------   --------   ---------   ----------   ----------   ----------   --------
                                                           (DOLLARS IN THOUSANDS)
Revenue:
  Network access and
    connectivity............  $    24    $   148      $  24        $ --       $   448       $  148      $  472
  Installation services and
    software licensing......       --         67         14          --           170           67         184
                              -------    -------      -----        ----       -------       ------      ------
    Total revenue...........       24        215         38          --           618          215         656
                              -------    -------      -----        ----       -------       ------      ------
Cost of revenue:
  Network access and
    connectivity............       51        137         16          --           329          137         345
  Installation services and
    software licensing......       --         85         16          --           164           85         180
                              -------    -------      -----        ----       -------       ------      ------
    Total cost of revenue...       51        222         32          --           493          222         525
                              -------    -------      -----        ----       -------       ------      ------
    Gross profit (loss).....      (27)        (7)         6          --           125           (7)        131
                              -------    -------      -----        ----       -------       ------      ------
Operating expenses:
  Selling, general and
    administrative..........      673        869        182           7         2,933          876       3,115
  Research and
    development.............      364        249         31          --           586          249         617
  Amortization of goodwill
    and other intangible
    assets..................       --         --         --          --           874           --         874
                              -------    -------      -----        ----       -------       ------      ------
    Total operating
      expenses..............    1,037      1,118        213           7         4,393        1,125       4,606
                              -------    -------      -----        ----       -------       ------      ------
Income (loss) from
  operations................   (1,064)    (1,125)      (207)         (7)       (4,268)      $1,132      $4,475
                                                                                            ======      ======
Interest income (expense),
  net.......................     (809)      (998)       (64)        (29)         (462)
Other income (expense)......       38        152         --          --           (24)
                              -------    -------      -----        ----       -------
Income (loss) from
  continuing operations.....   (1,835)    (1,971)      (271)        (36)       (4,754)
Discontinued operations.....    1,072         --         --          --            --
                              -------    -------      -----        ----       -------
Net income (loss)...........  $  (763)   $(1,971)     $(271)       $(36)      $(4,754)
                              =======    =======      =====        ====       =======

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998 (COMBINED CAVION.COM AND LANXTRA)

REVENUE

    Total revenue increased approximately $441,000 or 205% from approximately $215,000 for 1998 to approximately $656,000 for 1999. This increase consisted of an increase of approximately $324,000 in network access and connectivity revenue and an increase of approximately $117,000 for installation services and software licensing revenue.

    NETWORK ACCESS AND CONNECTIVITY. Network access and connectivity revenue increased approximately $324,000 or 219% from approximately $148,000 for 1998 to approximately $472,000 for 1999. This increase was due to the increase in the number of customers connected to CUINET-Registered Trademark- from 16 as of December 31, 1998 to 56 as of December 31, 1999.

    INSTALLATION SERVICES AND SOFTWARE LICENSING. Installation services and software licensing revenue increased approximately $117,000 or 175% from approximately $67,000 for 1998 to approximately $184,000 for 1999. This increase was due to the increase in the number of customers connected to CUINET-Registered Trademark- from 16 as of December 31, 1998 to 56 as of December 31, 1999. As a result of the change in the way we sell our products, we expect this category of revenue to decrease significantly as a percentage of total revenue.

COST OF REVENUE

    Total costs of revenue increased approximately $303,000 or 136% from approximately $222,000 for 1998 to approximately $525,000 for 1999. This increase consisted of an increase of approximately $208,000 in costs related to network access and connectivity revenue and an increase of approximately $95,000 for costs related to installation services and software licensing. Total cost of revenue as a percentage of total revenue decreased from 103% in 1998 to 80% in 1999.

    COST OF NETWORK ACCESS AND CONNECTIVITY. Costs related to network access and connectivity revenue increased approximately $208,000 or 152% from approximately $137,000 for 1998 to approximately $345,000 for 1999. This increase was due to an increase in the number of customers connected to CUINET-Registered Trademark-, and related increased telecommunications charges, personnel and network maintenance and data center expenses. This increase was somewhat offset by the reduction in prices we were charged for installation services by telecommunications providers. Cost of network access and connectivity as a percentage of related revenue decreased from 93% in 1998 to 73% in 1999.

    COST OF INSTALLATION SERVICES AND SOFTWARE LICENSING. Costs related to installation services revenue increased approximately $95,000 or 112% from approximately $85,000 for 1998 to approximately $180,000 for 1999. This increase was due to an increase in the number of customers connected to CUINET-Registered Trademark-, and related increases in personnel and equipment costs. Cost of installation services and software licensing as a percentage of related revenue decreased from 127% in 1998 to 98% in 1999.

OPERATING EXPENSES

    Total operating expenses increased approximately $3.5 million or 309% from approximately $1.1 million for 1998 to approximately $4.6 million for 1999. This increase consisted of an increase of approximately $2.2 million in selling, general and administrative expenses, $368,000 in research and development expenses, and $874,000 of amortization of goodwill and other intangible assets. Total operating expenses as a percentage of total revenue increased from 523% in 1998 to 702% in 1999. This increase was primarily due to the amortization of goodwill from the LanXtra acquisition, increased personnel and occupancy costs to support our recent growth and increased commissions paid to sales personnel.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased approximately $2.2 million or 256% from $876,000 for 1998 to $3.1 million for 1999. This increase was primarily due to increased personnel, increased occupancy costs for additional sales offices, and increased commissions paid to sales personnel. We anticipate that our salaries and commissions will increase as we hire additional personnel to handle the expected growth of our business. We also expect increased occupancy expenses and corporate infrastructure costs as we grow. Selling, general and administrative expenses increased as a percentage of total revenue from 407% in 1998 to 475% in 1999.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased approximately $368,000 or 148% from $249,000 for 1998 to $617,000 for 1999. This increase was primarily due to increased personnel devoted to development activities. We anticipate that our salaries and commissions will increase as we hire additional personnel to handle the expected growth of our business. Research and development expenses decreased as a percentage of total revenue from 116% in 1998 to 94% in 1999.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS. Amortization of goodwill and other intangible assets increased approximately $874,000 from $0 in 1998 due to the February 1, 1999 acquisition of LanXtra, and the related goodwill and other intangible assets.

INTEREST INCOME AND EXPENSE

    cavion.com's interest expense totaled approximately $462,000 for 1999, compared to approximately $29,000 for 1998. The increase is due to additional borrowings during 1999 prior to our initial public offering and obligations assumed from LanXtra, as well as to the recording of a full year of interest on borrowings in 1998. We expect that interest expense related to borrowings will decrease in 2000, as we have repaid substantial portions of our debt, however interest expense related to capital leases will increase as we expand our network infrastructure and customer base.

    cavion.com's interest income was approximately $30,000 in 1999 and was derived from interest earned on short-term cash investments.

DIVIDENDS ON PREFERRED STOCK

    cavion.com's dividends on preferred stock totaled approximately $64,000 for 1999, reflecting dividends payable on cavion.com's Series A preferred stock, which was converted to common stock on November 3, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our operations primarily through cash flow from operations, net proceeds from the public and private sale of equity and debt securities, and through debt which has subsequently been repaid. On December 31, 1999, we had approximately $4.3 million in cash and cash equivalents.

    cavion.com's operating activities used cash of approximately $13,000 in 1998 and approximately $3.3 million in 1999. Cash used by operating activities in each of these periods primarily resulted from our net losses, which were partially offset by depreciation and amortization, accretion of debt discount and putable stock, loss on disposal of assets, and by increases in accrued liabilities and deferred revenue.

    cavion.com's investing activities used cash of approximately $335,000 in 1998, and generated approximately $79,000 in 1999, which was the net effect of approximately $207,000 for the purchase of new equipment and receiving approximately $286,000 from the sale of network equipment to Convergent Communications Services, Inc.

    cavion.com's financing activities generated cash of approximately $368,000 and $7.6 million in 1998 and 1999, respectively. The cash generated by financing activities during 1998 and 1999 resulted primarily from debt financing and the sale of equity, which was offset somewhat in 1999 by the repayment of debt.

    We received net proceeds of $470,000 from the private placement of 15% secured notes that began in October 1998 and ended in February 1999. The notes are due in October 2000 and are secured by substantially all of our assets. The funds were used to provide bridge funding to LanXtra in anticipation of our acquisition of LanXtra's assets, which occurred in February 1999. We intend to repay these notes with a portion of the proceeds of this offering.

    In March and April 1999, we received net proceeds of approximately $1.8 million from the private placement of 700,000 shares of our preferred stock. These shares were converted into 700,000 shares of common stock on November 3, 1999.

    On August 31, 1999, we received net proceeds of $273,000 from the private placement of 14% notes, which included warrants to purchase 30,000 shares of our common stock at an exercise price of $6.50 per share. The notes were repaid on November 5, 1999.

    In November 1999, we received net proceeds of approximately $6.7 million in our initial public offering of 1,290,500 shares of our common stock. The net proceeds were used primarily to pay off debt, purchase equipment, for working capital and to continue the expansion of our secure private network.

    On February 17, 2000, we received net proceeds of $2.2 million through a private placement to two investors of 205,000 shares of our common stock.

    We currently lease all of the equipment in our data center. We have a lease line from Data Sales Company which enable us to lease up to $500,000 of computer hardware. Interest on the outstanding balance accrues at the rate of 10% annually. As of March 31, 2000 a total of $164,283 was outstanding on this line.

    In the future, we expect to incur substantial costs in connection with expanding our telecommunications infrastructure, establishing a sales presence in key strategic markets, and developing new products. We also expect to incur increased marketing costs and general and administrative expenses in connection with the growth of our secure network for the credit union industry.

    Management expects that we will continue to operate at a loss as we expand our network of credit union clients. These expansion efforts are likely to cause us to incur significant increases in expenses, both in absolute terms and as a percentage of revenue, as we prepare for the anticipated future growth in our credit union customer base. Expenses will increase because of the need to increase staffing in all categories, acquire additional equipment, and provide for additional telephone connections. We believe our operating results may fluctuate significantly as a result of a variety of factors, some of which are outside of our control. Because of that, we cannot assure you that we will achieve profitable operations even with a significant increase in our credit union customer base.

    Management believes that we have sufficient capital to fund our operations through the end of the year 2000. We plan to use most of the proceeds from this offering to fund the substantial costs that will be incurred with our expansion, including the development and promotion of Member Emporium-TM-, our e-commerce solution.

INFLATION

    Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on the results of our operations during the fiscal year ended December 31, 1999, nor do we expect that inflation will have a material effect on the results of our future operations.

RECENT ACCOUNTING GUIDELINES

    During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), to establish guidelines for revenue recognition and enhance revenue recognition disclosure requirements. SAB 101 clarifies basic criteria for when revenues are taken into account for purposes of a company's financial statements. SAB 101 is effective for the quarter ended June 30, 2000. We are currently assessing the implications of adopting SAB 101. In the period of adoption, the cumulative impact will be reported as a change in accounting principle as dictated by SAB 101.

                                    BUSINESS

OVERVIEW

    We are a leading provider of secure private network connectivity and Internet solutions that connect credit unions to their business partners and members. Through CUINET-Registered Trademark- (Credit Union INTERACTIVE Network), our secure private communications network, individual credit unions can offer Internet banking products and e-commerce services to their members via the Internet and they can engage in business-to-business communications and e-commerce with other credit unions, credit union leagues, trade associations, corporate credit unions and third party vendors. We also offer secure Internet access for credit unions' personnel with multiple layers of security and dedicated connections designed to satisfy credit unions' need for confidential communications and secure transaction processing through one digital connection to our private network. As of March 31, 2000, we had contractual arrangements to connect 130 entities to CUINET-Registered Trademark-, 92 of which had been connected.

    Our Internet banking products provide a cost-effective, outsourced, secure and scalable solution that enables credit unions to offer their members a wide array of financial products and services over the Internet. Our product offering includes account management, funds transfer, bill payment, online loan application with access to third party approval products, and share draft imaging services over a secure Internet connection. These products and services are branded with the credit union's own name and logo and other distinctive branding characteristics. This branded solution enables credit unions to provide their members with the convenience of banking on the Internet without losing the personal relationship and service associated with the credit union. In addition, our Internet banking products make credit unions more accessible to their members without the expense of building additional facilities.

    Through our recently introduced e-commerce solution, Member Emporium-TM-, we identify, develop and implement e-commerce relationships with third party merchants and suppliers and, in turn, offer their products and services to credit union members. Member Emporium-TM- is designed to enable a credit union to provide its members with access to products and services such as mortgage lending, insurance, online stock trading, tax preparation, retail Internet access services and retail merchandise at a discount to regular retail or Internet-based prices. Member Emporium-TM- is co-branded with each individual credit union's own name and logo. We anticipate that creating such e-commerce opportunities for credit union members will increase lending opportunities for credit unions, generate significant transaction fees and commissions for us and increase member retention for the credit union.

    We currently earn the majority of our revenue from recurring flat monthly fees for a connection to CUINET-Registered Trademark- and for our Internet banking products and ancillary services. We also generate monthly recurring revenue from third party vendors for providing them with a connection to CUINET-Registered Trademark- and additional fees based upon the number of credit unions to which such vendors provide services. We do not charge our credit union customers software licensing, implementation or per user fees. In the future, we expect to earn a substantial portion of our revenue from commissions and fees on transactions conducted over Member Emporium-TM-.

    Our system is supported by our data center, which provides a secure hosting environment for our Internet products and deploys them to customers connected to our secure network. We expect to open two additional data centers in the third quarter of 2000 to provide redundancy and additional capacity. Through our network design and our relationship with data processing vendors, we are able to interface our products and services with a credit union's existing core transaction and data processing systems. To date, we have successfully interfaced our products and services with eight different core processing systems and two bill payment systems. Additionally, we have the capability of building additional interfaces as necessary.

INDUSTRY OVERVIEW

THE INTERNET AND E-COMMERCE

    The widespread adoption in recent years of public and private electronic communications networks, including the Internet, intranets and extranets, has impacted the manner in which organizations communicate and conduct business. These advanced networks provide an attractive medium for communications and commerce because of their widespread reach, accessibility, use of open standards and ability to permit interactions on a real-time basis. At the same time, they offer businesses a user-friendly, low-cost way to conduct a wide variety of commercial functions electronically. For example, financial institutions are rapidly adopting network communications to conduct electronic banking and provide customers with access to their account information.

    Due to these benefits, the Internet has emerged as the fastest growing global communications and transactional medium in history. International Data Corporation (IDC), a leading provider of research for the information technology industry, estimates that the number of Internet users worldwide will increase from approximately 230 million in 1999 to 602 million by 2003, a compound annual growth rate of approximately 27%. In addition, Nielsen//Net Ratings estimates that the number of people who had Internet access from home in the United States in 1999 was 119 million, or approximately 50% of the U.S. population.

    Both businesses and consumers are looking to the Internet to conduct e-commerce. As a result, many companies have developed and are increasingly developing websites that are interactive and transaction-enabled, allowing them to provide a wide range of e-commerce capabilities. IDC estimates that revenue from business-to-consumer e-commerce will increase from approximately
$40 billion in 1999 to more than $210 billion in 2003, a compound annual growth rate of approximately 52%. IDC estimates that revenue from business-to-business e-commerce will increase from approximately $97 billion in 1999 to more than $1.4 trillion in 2003, a compound annual growth rate of approximately 96%.

THE CREDIT UNION INDUSTRY

    A credit union is a non-profit, cooperative financial institution, owned and controlled by its members, or customers, who use its services. Historically, credit unions have been limited to serving specific populations. As such, credit unions traditionally have not competed with each other but coexisted in a cooperative spirit. For example, credit unions may engage in shared branching whereby members of one credit union can conduct their business using another credit union's facility.

    Beginning in 1998, changes in applicable law resulting from the adoption of the Credit Union Membership Access Act of 1998 have permitted federally chartered credit unions to greatly expand the range of persons they can serve. These changes also expanded the types of services federal credit unions can provide to their members so that they are now generally the same as the retail services offered by banks and savings and loans. As a result, credit unions can now compete more effectively with banks and savings and loans.

    According to information released by Callahan and Associates, a credit union consulting firm, in December 1999, in the United States: (i) there are approximately 10,800 credit unions with combined assets of over $418 billion; and (ii) these 10,800 credit unions service approximately 77 million members. Callahan's most recent database, released in December 1999, reports that approximately 6,200 of these credit unions have assets of over $5 million. These larger credit unions service approximately 73 million members and have combined assets of approximately $409 billion.

    According to the Credit Union National Association's 1998 National Member Survey, a typical credit union member is 45 years old and has an average annual household income of approximately $50,000. Approximately 72% of credit union members are homeowners.

    The credit union industry includes credit union leagues, trade associations and corporate credit unions. Credit union leagues and trade associations are non-profit organizations made up of credit unions and are supported through the payment of their members' dues. Credit union leagues and trade associations act as a common voice for their members in legislative and other matters, and may also provide services to credit unions, such as processing of share drafts (checks drawn on credit union accounts). A corporate credit union, which is essentially a credit union for credit unions, is a non-profit organization that provides liquidity services, loans, deposit accounts and investment services to credit unions. Corporate credit unions can also provide other services, including share draft processing services and bill pay settlement services for online bill payment products.

THE INTERNET, PRIVATE NETWORKS AND CREDIT UNIONS

    We believe financial institutions' customers are increasingly demanding Internet banking, bill payment and online loan application services. IDC estimates that approximately 8.1 million people were banking over the Internet at the end of 1998 and projects that number will increase to approximately 39.8 million by 2003. The number of financial institutions offering Internet banking is expected to increase from 1,150 in 1998 to 15,845 by 2003, according to IDC. These competitive pressures are driving credit unions to offer Internet banking products and services to their members. The emergence of the Internet has provided credit unions with a new platform to offer their traditional services to their members and the flexibility to market non-traditional products and services, such as brokerage services, insurance policies and retail Internet access, to those members.

    While the Internet has developed into a medium that facilitates credit unions' ability to communicate with and offer services to their members, the Internet lacks the network security that is desired by credit unions to transfer their members' financial data. Private networks provide a secure communications medium that is faster and more efficient than the public Internet. We believe credit unions will increasingly demand a high speed, secure private network for transferring funds, clearing share drafts, transferring data, accessing vendors and trade associations, and transferring members' financial information. Communications of this nature require a secure private network that does not have the risks associated with transferring members' data over the public Internet.

    Due to their traditionally smaller size and nonprofit status, most credit unions do not have the technological infrastructure and in-house support staff to develop and maintain a secure private network and an Internet banking solution. We believe credit unions need a cost-effective, integrated and outsourced solution that offers access to a secure private network and Internet banking products and services. We also believe that many credit unions demand a single source provider of connectivity and Internet banking services that is fast, secure and scalable. In addition, the solution must provide the flexibility to allow for new products and services.

OUR SOLUTION

    We provide secure private network connectivity and Internet banking products and services and solutions to credit unions. Through
CUINET-Registered Trademark-, we connect individual credit unions to their business partners and members and enable them to engage in business-to-business communications and e-commerce. Our cost-effective, secure and scalable solution enables credit unions to offer their members a wide array of financial products and services over the Internet. Through our Member Emporium-TM- product, we also will enable credit union members to access products and services at significant discounts from regular retail or Internet-based prices.

    Our solution provides our customers and their members with the following advantages:

    - AFFORDABLE PRICING MODEL. We charge a flat monthly fee to connect a credit union to our secure private network and for the use of our Internet banking products and services. The amount of this monthly fee is based on the credit union's transmission capacity, or bandwidth, requirement and the mix of services provided. We do not charge our credit union customers any implementation, transaction or end user fees.

    - PRIVATE CONNECTIVITY NETWORK. CUINET-Registered Trademark- is a secure, private network that enables business critical data transfers and communication between credit unions, credit union leagues, trade associations, corporate credit unions and vendors.

    - INTERNET BANKING SERVICES. We provide credit unions with a robust and secure Internet banking product that enables their members to access account and loan information, transfer funds between accounts, make loan payments, view share draft images and download information into personal money management software programs, such as Microsoft
      Money-Registered Trademark- and Quicken-Registered Trademark-. We also offer online bill payment and a loan application and approval product through CUILOAN-TM-.

    - BUSINESS-TO-BUSINESS TRANSACTIONS THROUGH
      CUINET-REGISTERED TRADEMARK-. Through CUINET-Registered Trademark-, we provide credit unions with a digital connection to each other, to their business partners and to vendors. These vendors provide credit unions with business critical services such as credit bureau reports and loan approval, data archiving and share draft clearing.

    - MEMBER EMPORIUM-TM-. We have recently introduced Member Emporium-TM-, a network of e-commerce portals for credit union members. This product aggregates credit union members into a demographically attractive audience to which merchants can offer products and services such as home mortgages, online brokerage services, retail Internet access, insurance, online brokerage services and consumer goods at a discount to regular retail or Internet-based prices.

    - SECURE INTERNET ACCESS FOR CREDIT UNIONS. Through
      CUINET-Registered Trademark- we are able to provide credit union personnel with secure Internet access. Our ISP service provides multiple layers of security to ensure that credit unions have confidential communications and secure transactional processing with one connection. In addition, our ISP service provides credit unions with e-mail and website hosting.

    - SINGLE TURNKEY CONNECTIVITY SOLUTIONS. We provide all of the proprietary software and the hardware necessary to operate our Internet banking system and to connect to CUINET-Registered Trademark-. Credit unions that use our solution do not need to develop in-house software, purchase or maintain expensive equipment, contact or deal with telecommunication companies, or hire a technical staff. In addition, we provide all software upgrades internally at our data center.

    - COMPATIBILITY WITH EXISTING CORE PROCESSING SYSTEMS. Both our Internet banking system and CUINET-Registered Trademark- are designed to interface with multiple core processing providers and data processing services. At present, we have successfully installed Internet banking products and services that interface with eight different core processing software and data processing systems. Furthermore, we believe that we have the ability to interface with additional core processing systems.

OUR STRATEGY

    We believe that by combining our secure private network with our Internet banking products, ancillary services and Member Emporium-TM-, we can become the leading single source provider of connectivity and e-commerce solutions for the credit union industry. Credit unions can utilize our system to create relationships with new members, to enhance relationships with their existing members, to connect with business partners and to conduct business critical operations. To accomplish these goals, we intend to:

    - LEVERAGE OUR EXISTING NETWORK. We intend to leverage our current position as a leading provider of network connectivity services to credit unions to connect additional credit unions to CUINET-Registered Trademark-. CUINET-Registered Trademark-'s integrated network allows credit unions to benefit from the connection to additional credit unions and business critical partners, such as credit union leagues, trade associations, corporate credit unions and vendors. We plan to increase the number of credit unions connected to CUINET-Registered Trademark- by increasing our direct sales force and developing strategic relationships with third party vendors to market our connectivity solution.

    - CROSS SELL ADDITIONAL PRODUCTS AND SERVICES THROUGH
      CUINET-REGISTERED TRADEMARK-. We intend to market our Internet banking products, secure Internet access services, secure forms server, CUILOAN-TM-, and Member Emporium-TM- applications to our existing CUINET-Registered Trademark- credit union customer base. In addition, we have recently begun to market our Internet banking product as a blended solution with a connection to our CUINET-Registered Trademark- network.

    - INCREASE BUSINESS-TO-BUSINESS E-COMMERCE ON
      CUINET-REGISTERED TRADEMARK-. We intend to expand
      CUINET-Registered Trademark- by increasing the number of vendors and other business partners connected to CUINET-Registered Trademark-. As of March 31, 2000, we had 11 such entities under contract to connect to CUINET-Registered Trademark-. With the addition of providers of business critical services to credit unions on CUINET-Registered Trademark-, we increase the service available to our credit union customers. Through this expansion, we can increase the number of connections to, and business-to-business transactions conducted on, our network.

    - PROMOTE MEMBER EMPORIUM-TM-. Through CUINET-Registered Trademark-, we have access to 119 credit unions with approximately 2.5 million members. We intend to encourage credit union members to visit the Member Emporium-TM-website through advertising on credit union websites, and through e-mail, statement inserts, direct mail and in-branch advertising. We intend to attract additional merchants to advertise and sell their products by offering them direct access to this aggregated potential customer base.

    - DEVELOP NEW SERVICE OFFERINGS. We have a research and development staff that is focused on expanding and enhancing our current products and services. We plan to offer new and improved services to attract new credit unions to CUINET-Registered Trademark- as well as provide credit unions with additional products and services to offer their members.

PRODUCTS AND SERVICES

    We offer credit unions, their business partners and members a variety of products and services, including secure network connectivity, Internet banking products, business-to-business communication, secure Internet access and our e-commerce solution, Member Emporium-TM-. Our products and services consist of the following:

    - Our secure private network, CUINET-Registered Trademark-, connects credit unions, credit union leagues, trade associations, corporate credit unions and vendors. CUINET-Registered Trademark- facilitates business-to-business communications and e-commerce, and enables credit unions to offer products and services to their members over the Internet. For example, we recently entered into an agreement with Mission Critical Recovery, Inc. to offer secure electronic storage of critical data files and data disaster recovery services to credit unions. Data is transferred to Mission Critical Recovery from credit unions on CUINET-Registered Trademark-.

    - Our secure Internet banking products enable credit union members to view their account and loan balances, obtain information on particular share drafts, transfer funds between accounts, pay bills online and apply for and obtain approval of loans over the Internet.

    - Our recently introduced e-commerce product, Member Emporium-TM-, will enable credit unions to offer products and services to their members, such as mortgage loan services, insurance policies, retail Internet access, co-branded portals, personal start pages, online shopping and on-line brokerage services. Member Emporium-TM- also provides credit unions and vendors with website promotion and traffic control tools, such as ad serving, search engine placement, e-mail and visitor analysis.

CUINET-REGISTERED TRADEMARK-

    CUINET-Registered Trademark- is a fully-managed, private, frame relay communications network that connects credit unions with other credit unions, credit union leagues, trade associations, corporate credit unions and third party vendors. These entities can use CUINET-Registered Trademark- to transfer business critical data without the risks associated with transferring data over the public Internet.

    Through CUINET-Registered Trademark-, we provide secure ISP services to credit union personnel. Our secure ISP access provides credit unions with multiple layers of security features and dedicated connections to ensure confidential communications and secure transactional processing with one connection. We also provide web hosting and e-mail functionality for credit union customers utilizing our secure ISP services.

    Vendors use CUINET-Registered Trademark- to communicate and transact business with credit unions. Among the services that are currently provided by vendors on CUINET-Registered Trademark- are:

    - SHARE DRAFT CLEARING SERVICES. Credit unions settle their share drafts through corporate credit unions and credit union leagues.

    - SHARED BRANCHING. Shared branching networks are groups of credit unions that have agreed to allow their members to do business at each other's locations and at shared locations.

    - DATA ARCHIVING. Through Mission Critical Recovery, credit unions can obtain secure electronic storage of critical data files and data disaster recovery services.

    - CREDIT BUREAU SERVICES. Through Factual Data Corporation, a vendor of credit bureau reports, credit unions can obtain a credit bureau report on a prospective borrower from any of the three major credit bureaus.

    - WEBSITE DESIGN. Through CyberBranch Corporation, a credit union website design firm, credit unions can outsource the development and deployment of their websites.

    In addition to the products we currently offer, we are targeting numerous vendors, including statement processing and printing companies to connect to CUINET-Registered Trademark-.

    CUINET-Registered Trademark- uses frame relay phone lines to each credit union and vendor connected to the network, limiting access to the network and maintaining constant control of the information being transmitted. When a credit union customer provides its members with Internet access to their personal account information and financial services, the concern with security becomes more acute. Accordingly, the Internet side of our network uses multiple security safeguards--firewalls, data encryption, digital certificates and the JAVA-Registered Trademark- programming language.

    Firewalls act as the gatekeeper between the Internet and the private network. They are designed to allow external access to networks only from authorized sources, and can also block data packets from specified addresses from entering or exiting the network. Our network uses industry standard firewall products.

    Our network also uses data encryption whenever data is exchanged with the Internet for Internet banking and bill payment services or for our share draft repository system. Encryption is the process of coding data so that only specified users can access the information. In this way, personal information can be sent across public networks without compromising its confidentiality. Digital certificates verify the identity of the web server being used and that the owner of that server is authorized to allow encryption. We use digital certificates provided by an independent certificate authority on all of our secure web servers.

    As an added layer of security for the user, we use the JAVA-Registered Trademark- programming language to control Internet banking and bill pay sessions. The JAVA-Registered Trademark- "applets" used in these sessions run only within the user's Internet browser, and are not allowed to access the user's hard drive without specific authorization. Because the programmer of the applet cannot read or write to memory locations in the user's computer, this technology minimizes the opportunity to introduce destructive coding, such as a virus, to the user's computer.

INTERNET BANKING PRODUCTS AND SERVICES

    Our Internet banking products enable credit union members to access the following services:

    - ACCOUNT INFORMATION. Credit union members can view current account and loan information as well as historical information.

    - FUNDS TRANSFER. Credit union members can transfer funds among accounts and make electronic loan payments.

    - SHARE DRAFT SERVICES. Credit union members can obtain information about the status of a particular share draft, view images of their share drafts, request stop payment of a share draft and reorder share drafts online.

    - COMPATIBILITY WITH PERSONAL MONEY MANAGEMENT PROGRAMS. Credit union members can download account information for use with their personal money management programs, such as Microsoft Money-Registered Trademark- and Quicken-Registered Trademark-.

    - BILL PAYMENT. Credit union members can pay their bills electronically 24 hours a day, seven days a week, can customize their payee list, make recurring and non-recurring payments, obtain payment status and history and provide for payments to be made in the future.

    - LOAN APPLICATION AND APPROVAL DECISIONS. Through our proprietary software CUILOAN-TM-, credit union members can apply for loans and obtain approval decisions online through our third party vendor, Experian Credit Bureau.

    - ACCESS VIA WEB-ENABLED CELLULAR DEVICES. Our Internet banking products and services are accessible through the use of web-enabled cellular devices, such as cell phones and personal digital assistants.

MEMBER EMPORIUM-TM-

    We have developed and are beginning to offer our integrated network of e-commerce portals called Member Emporium-TM-. Member Emporium-TM- is designed to enable a credit union to provide its members with access to a variety of products and services, typically at a discount from regular retail or Internet-based prices. Through Member Emporium-TM-, demand from credit unions' members can be aggregated to achieve higher discounts or rebates than individual credit unions could achieve on their own. Through preferred merchants, Member Emporium-TM- will offer financial and other services that are complementary to those provided by credit unions, such as mortgage lending, insurance, online brokerage and retail Internet access services. Member Emporium-TM- will also offer consumer merchandise through shopping portals connected to over 130 merchants and vendors. Each credit union selects the merchants and portals that link to or appear on the credit unions' website, Internet banking website and co-branded personal start page portal. In addition, all lending opportunities generated from the purchase of products and services are referred back to the sponsoring credit union.

    All portals are co-branded by the sponsoring credit union and Member Emporium-TM- and contain no advertisements featuring products and services that are competitive with those offered by credit unions. We anticipate that Member Emporium-TM- will increase a credit union's presence on the Internet by attracting its members to the products and services advertised on the credit union's website using ad banners, e-mail, and search engine placements. Credit union members can access Member Emporium-TM- through their credit union's website, through their credit union co-branded personal start page, through the Member Emporium-TM- preferred merchant websites, and through Member Emporium-TM-vendor portals.

    Our Member Emporium-TM- solution includes the following features:

    - PREFERRED MERCHANTS. Preferred merchants are vendors of Internet and financial services that complement those offered by credit unions, such as mortgage lending, insurance, online stock trading, online tax preparation and retail Internet access. Preferred merchants' products and services receive greater exposure through advertising on credit union websites and on the co-branded personal start page portal of credit union members. We receive advertising revenue as well as commissions and fees from these merchants when their products and services are purchased by credit union members. All advertising on the preferred merchant sites is controlled by Member Emporium-TM-.

    - SHOPPING PORTALS. Shopping portals will provide credit union members with access to non-financial products and services offered by over 130 merchants. Through Member Emporium-TM-, demand from credit unions' members can be aggregated to achieve higher discounts or rebates than individual credit unions could achieve on their own. In addition, these shopping portals will offer integrated ad serving and search engine capabilities that will provide credit unions with increased advertising and promotional opportunities. We will receive advertising revenue as well as commissions and fees when credit union members purchase products and services through the shopping portals.

    - MEMBER EMPORIUM-TM- WEB TOOLS. Member Emporium-TM- provides tools designed to provide credit unions and merchants with the ability to manage advertising, e-mail, marketing and web promotions, and traffic on their websites. We receive fees for providing these services. These capabilities are available for use on the credit union's website and Internet banking programs as well as on the Member Emporium-TM- portals.

SYSTEMS ARCHITECTURE

CUINET-REGISTERED TRADEMARK-

    CUINET-Registered Trademark- is our secure private frame relay network used to connect credit unions to each other and to their business partners. It is not a virtual private network (VPN) transmitted over the Internet but a truly private network which ensures reliable and high speed connectivity and enhanced security for our customers' communications and data transmission. Credit unions can use our private network to process shared branch activity, move share draft information, interact with corporate credit unions, communicate with credit bureaus, and engage in other business-to-business activity.

    Our existing data center houses firewalls, web servers, Internet banking servers, domain name servers, database servers, gateway servers, routers and a variety of other interrelated telecommunications equipment to serve our private network. We also co-locate servers for credit unions or credit union vendors in our existing data center and will do the same in the two new data centers planned to open in the third quarter of 2000. Once they are operational, these two new data centers will house similar equipment which will load balance network traffic and provide disaster recovery by virtue of their redundant connections to both the Internet and CUINET-Registered Trademark-. Excess bandwidth will be available to each data center to enable it to carry the additional traffic when needed.

    Each credit union has its own dedicated server or servers in our data center based on processing demand. This arrangement allows a high degree of control over the performance of an individual credit union's connection. One credit union's processing demand is independent of all other credit unions and hardware overloads or failures only impact the credit union being served. Another advantage to having discrete hardware dedicated to individual credit unions is that upgrades are done at the credit union level, and we do not have to upgrade large and expensive computer systems to accommodate the growth of a few credit unions.

INTERNET BANKING

    For our Internet banking products, which connect our credit union customers with their members through an Internet connection, our computer systems utilize a "thin client" architecture. Thin client architecture is a system in which applications reside in an off-site server rather than in the user's computer. The most significant advantage of thin client architecture is the added security provided by isolating the sensitive data network from computer viruses and other potential disruptions or intrusions. In a thin client environment, the security on the host server governs and limits the thin client's access. After the online connection is terminated, the applications are erased from the user's computer memory.

    Thin client architecture also reduces the risk of system interruptions and other maintenance problems because there is less ability for thin client users to affect system settings which are critical to the business or workflow operation. Thin client architecture also enables us to maintain control over our proprietary software since we do not provide permanent copies to our users, and therefore can make upgrades of our software immediately and efficiently without having to distribute individual copies. Thin client architecture also minimizes our credit union customers' need to upgrade their hardware constantly in order to keep up with the technology required to store and maintain our application software. This results in cost savings to our credit unions and minimizes the burdens associated with administering hardware and software upgrades.

    Because our systems use the JAVA-Registered Trademark- programming language, which is platform independent, it allows many kinds of systems to communicate with each other and share applications. Our transactional banking products also provide scalability, distributive and centralized implementation, and permit access using Web-enabled cellular devices.

    In our case, the credit union or credit union member logs onto our server, and can then access and run the applications remotely to process data. Through JAVA-Registered Trademark- applets, we enable the user's computer to remove processing load from our server with regard to formatting numbers and graphical presentation. Unlike conventional servers, which are burdened by numerous processing cycles needed to format data, a distributed environment frees our server to handle more requests.

STRATEGIC ALLIANCES

    On October 22, 1999, we entered into a five-year, nonexclusive agreement with Convergent Communications Services, Inc. (Nasdaq: CONV), to establish and maintain connectivity between our network and our customers. When we sign a contract with a new institution, Convergent establishes the circuit and implements the institution's connectivity to CUINET-Registered Trademark-. As noted above, our architecture is designed for load balancing, redundancy and disaster recovery, allowing us, with Convergent's assistance and the cooperation of the telecommunications provider, to pick up traffic temporarily from a nonfunctional data center.

    In connection with our business-to-business services, we entered into a contract with CyberBranch Corporation, a credit union-owned content and design firm and loan decision engine, under which CyberBranch will purchase and license for resale our Internet banking products, bill payment, and kiosk enabling software at a discount, which they will then offer to their credit union customers. We refer our credit union clients and prospects to CyberBranch for website design. CyberBranch will refer its credit union clients and future prospects to us for connectivity and secure Internet products and services.

    We recently entered into a non-exclusive five-year agreement with Mission Critical Recovery, Inc. under which Mission Critical will use
CUINET-Registered Trademark- to offer secure electronic storage of critical data files, called electronic vaulting, and data disaster recovery services. In addition to paying us for connection to CUINET-Registered Trademark-, Mission Critical agreed to provide us with electronic vaulting services. For credit unions located outside Florida that want to connect to Mission Critical, Mission Critical refers these credit unions to CUINET-Registered Trademark- for a cost effective network connection.

DATA CENTERS

    We maintain a data center in Englewood, Colorado that became fully operational in January 2000. The data center presently consists of a server farm comprised of one Sun Microsystems Ultra 5 server for each Internet banking customer and other servers as needed for our other business needs. We utilize Cisco Systems equipment for all network routing.

    We have our own backup power supply for 15 hours of continuous operation in the event of a power outage. We have two separate HVAC units for the data center to maintain constant temperatures irrespective of outside conditions. We have a wireless, microwave backup link that enables us to maintain connectivity in the event that cable at our data center is mistakenly cut or otherwise interrupted. We plan to add a power generator to our Denver facility during the third quarter of 2000.

    Our data centers in Livonia, Michigan and Memphis, Tennessee, are currently under construction. These data centers will utilize substantially identical equipment and will have the same capabilities as our existing center in Colorado. The most important feature of the two new centers, however, will be the establishment of redundancy for our overall network. This redundancy will enable us to utilize each of the centers as backup systems for the others in the event of a natural disaster or other unforeseen data center outage. Our redundant connectivity will be provided by Sprint Corp., Global Crossing Ltd. and Level 3 Communications. These communication companies are known as Tier 1 Internet Service Providers because of their national presence, redundant infrastructure and connections to major Network Access Points. We expect both of our new data centers to be fully operational by the third quarter of this year.

CUSTOMERS

    Our target market consists of credit unions with assets greater than $5 million, credit union leagues and trade associations, corporate credit unions and vendors that provide products and services to credit unions and their members. According to Callahan and Associates, as of December 30, 1999, there were approximately 6,200 credit unions with assets in excess of $5 million in the United States.

    There are 50 credit union leagues and trade associations in the United States, approximately one in each state, and most credit unions belong to the organization in their state. As of March 31, 2000, we had four credit union leagues and trade associations connected to CUINET-Registered Trademark-. CUINET-Registered Trademark- enables credit union leagues and trade associations to transfer financial data to and from their credit union members. Examples of our relationships with credit union leagues include the Colorado Credit Union League, with whom we have established an informal marketing/endorsement arrangement, and the Missouri Credit Union System, which uses
CUINET-Registered Trademark- to transport its share draft clearing data using our share draft software. We plan to feature these relationships in our sales efforts with credit unions.

    There are 38 corporate credit unions in the United States, two of which have signed contracts with us. While membership is not mandatory, most credit unions choose to be a member of a corporate credit union and may do business with more than one. Our corporate credit union customers can use
CUINET-Registered Trademark- to transfer financial data to and from their members. An example of our relationship with corporate credit unions is the Volunteer Corporate Credit Union, located in Tennessee, that joined us for the business-to-business opportunities available through
CUINET-Registered Trademark-.

    As of March 31, 2000, our network included 119 credit unions and 11 credit union leagues, trade associations, corporate credit unions, vendors and other entities. The number of members of our credit union customers aggregates approximately 2.5 million. None of these individual customers accounted for more than 10% of our total revenues.

SALES AND MARKETING

    We intend to place a direct sales force in each of our 18 planned sales territories. As of March 31, 2000, we had opened a sales office in 14 of these territories. We intend to place sales professionals in the four remaining sales territories over the next 12 months. Our sales team currently consists of 11 sales professionals, as well as Eastern and Western Regional Sales Managers and our Vice President of Sales and Marketing.

    We target to hire sales people with experience and established contacts in the credit union industry. We use a face-to-face sales strategy in which our sales people initially assess a prospective customer's web strategy over the telephone, then visit the credit union in person. Our primary customer contact for sales to credit unions is generally the chief executive officer, the chief financial officer or the chief operating officer. A typical sales presentation first focuses on our Internet banking and online bill pay products. We then feature the benefits of our CUINET-Registered Trademark- network, such as its secure nature, Internet access, and the ability of the credit union to reduce personnel and administrative costs. Our sales people sell the connection to CUINET-Registered Trademark- and Internet banking as a bundled product.

    Our products and services are advertised in credit union statement stuffers circulated to members, in credit union lobby displays and in credit union newsletters. We frequently advertise in two weekly trade publications: THE CREDIT UNION JOURNAL and THE CREDIT UNION TIMES. Furthermore, we attend regional and national conventions and trade shows, and we currently plan to attend a minimum of 34 of these events during 2000.

    We charge the credit unions connected to our network a fixed monthly rate based on the amount of bandwidth they anticipate using. A credit union must increase its bandwidth as the number of transactions conducted through its website exceeds certain levels. Our customers pay more for each incremental increase in bandwidth. We have implemented an automated system to measure each credit union's usage of the network. By monitoring each credit union's connect usage, our sales people can advise customers of their need to increase bandwidth.

    Our sales strategy to increase business-to-business commerce over CUINET-Registered Trademark- includes initiatives to connect additional credit union leagues, trade associations, corporate credit unions and vendors. We have sales personnel focused on selling directly to these entities. We believe this strategy is effective since many of the credit union leagues and corporate credit unions serve a single state or region. Our Vice President of Sales and Marketing manages these state and regional sales and also takes the lead in sales to national credit union organizations and vendors that serve credit unions on a national basis. We plan to increase our sales efforts in the business-to-business area.

    In addition to connecting with CUINET-Registered Trademark-, some of our non-credit union customers participate with us in marketing and sales referral agreements. We believe these marketing efforts supplement our direct sales activities.

    Our sales force markets Member Emporium-TM- products and services to credit unions in their assigned sales territories. Marketing materials specifically presenting Member Emporium-TM- features and benefits have been developed and include a direct mail advertising campaign, full-page advertisements in the two primary credit union trade publications, and special websites for product and service demonstrations. We have developed an outbound call center to contact credit unions and promote Member Emporium-TM-. Sales efforts in the field are backed by specialist account executives based at our offices in Englewood, Colorado, who schedule and coordinate marketing programs for our credit union customers' members. In the near future, we plan to have program managers available to assist the sales force to effectively communicate the unique functionality of Member Emporium-TM- services, as well as to provide customer support. We believe that once we establish our initial relationship with our customers, our sales force will have the opportunity to cross sell Member Emporium-TM-.

COMPETITION

    We operate in a highly competitive environment against a number of network application developers and providers of online banking services. Additionally, there is continuous market pressure among market participants to offer new and innovative products and services. Moreover, in this field, technological and new product development progresses rapidly and market share can be gained or lost in very short time periods.

    A number of public and private companies compete with one or more of our Internet banking products. These competitors include Concentrex, Inc., Corillian Corporation, Database Management Services, Digital Insight Corporation, Fiserv Correspondent Services, Inc., FundsXpress, Inc., Home Account Network, Inc., Marshall & Isely Corporation, Online Resources and Communications Corporation, Phoenix International, S1 Corporation, Sanchez Computer Associates, Inc., Source One Software, Inc., Symitar Systems, Inc., and Virtual Financial Services, Inc. Member Emporium-TM- competes with a variety of websites that offer consumer products and services over the Internet. These sites include CUShopper.com, CU-Village.com, Good2CU.com and uMember.com. Although we are not aware of any direct competitors that provide a secure private network to credit unions, such competitors may emerge in the future.

    Any of these companies, as well as other potential competitors, could in the future offer a combination of products and services to credit unions similar to the combination we presently offer. Many of these companies have greater financial, personnel and operational resources than we have. We think that, as the Internet transaction and network services we sell are purchased by more of our customers, other competitors will enter the market to compete aggressively with us, including some larger, established companies. Competition may also increase if there is a consolidation in the software and networking industries, particularly if one or more of our competitors is acquired by a larger provider of products and services to the banking industry as a means for the larger company to penetrate the credit union market.

GOVERNMENT REGULATION

    Credit unions are cooperative, non-profit financial institutions, owned and controlled by the credit union members who use their services. Credit unions may be state or federally chartered and are regulated and, in most cases, federally insured by the National Credit Union Administration. A small number of credit unions are insured by state-authorized deposit insurance organizations. While it is the responsibility of our customers to ensure that their use and marketing of our products and services to their customers is permitted by the NCUA's regulatory requirements, we do not believe that any of our current products or services are restricted by such requirements. Nevertheless, we do not make representations to customers regarding applicable regulatory requirements but leave it to them to determine whether their use of our system and the design of their website conform to applicable legal requirements. It is not possible to predict the impact that any of these evolving regulatory requirements could have on our business in the future.

    We are not subject to the Glass-Steagall Act of 1933, the Bank Holding Company Act of 1956, the Competitive Equality Banking Act of 1987, the Federal Credit Union Act of 1934, nor are we regulated by the NCUA or the Federal Reserve Board. Naturally, however, we are vitally concerned with laws and regulations governing financial institutions, especially credit unions, and how any changes to those laws and regulations affect the market for financial services and, in turn, our ability to provide products and services to our credit union customers.

    On August 7, 1998, the Credit Union Membership Access Act of 1998 was signed into law. Title I of the Act permits federally chartered credit unions to solicit credit union members from more than one occupational group so long as each group has fewer than 3,000 members. The Act also allows credit unions to make business loans to its members as long as the total of such loans does not exceed

1.75 times the credit union's actual net worth. This limitation does not apply to credit unions chartered primarily to make business loans, to serve low-income members, or as community development financial institutions. Full implementation of the Act requires issuance of regulations by the NCUA, which the NCUA expects to be complete by August 2000. In light of these new opportunities to expand their customer base, the Act has the potential to increase the activity of federal credit unions in the financial marketplace.

    Title IV of the Act requires the U.S. Treasury Department to study the regulatory, tax and other differences between credit unions and other federally insured financial institutions, including a review of the potential effect of applying federal tax laws to credit unions. The study will consider whether the competitive advantage produced by credit unions' tax exemption may endanger the viability of smaller banks. The Treasury Department may ultimately recommend imposing taxation on credit unions or enacting legislative or administrative measures to cut taxes for smaller depository institutions which compete with credit unions. Any such new laws or regulations which subject credit unions to taxation or reduce the tax liability of competing financial institutions could adversely affect credit unions and the size of our potential market.

    We also cannot be certain that federal or state governmental authorities will not adopt new laws or regulations constricting the credit union industry addressing electronic financial services or operations generally that could require us to modify our current or future products and services. The adoption of laws or regulations affecting our business or our credit union customers' business could have a material adverse effect on our business, financial condition and results of operations.

    A number of proposals at the federal, state and local level would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services made over the Internet and certain other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for commerce or transaction processing could have a material adverse effect on our business, financial condition and operating results.

INTELLECTUAL PROPERTY

    Although we believe that our success depends more upon our technical expertise than our proprietary rights, our future success and ability to compete may still depend in part on our own proprietary technology and on the proprietary technology we may license from others. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, strategic partners, customers and potential customers. We also limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot be certain that the steps taken by us in this regard will be adequate to prevent misappropriation of our technology or technology we license from others or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology or that which we license from others. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

PROPERTIES

    We currently lease the following properties:

LOCATION                                  PRIMARY USE               SQUARE FOOTAGE
--------                      -----------------------------------   --------------
Bloomington, MN.............  Sales/Technical Support Center             1,098
Bradenton, FL...............  Sales/Technical Support Center             1,077
Braintree, MA...............  Sales/Technical Support Center             1,083
Chesterfield, MO............  Sales/Technical Support Center             1,111
Englewood, CO...............  Corporate/Sales/Data Center               14,490
Livonia, MI.................  Sales/Technical Support/Data Center        3,387
Memphis, TN.................  Sales/Technical Support/Data Center        2,956
Newark, DE..................  Sales/Technical Support Center             1,047
Portland, OR................  Sales/Technical Support Center               982
Raleigh, NC.................  Sales/Technical Support Center               879
Richardson, TX..............  Sales/Technical Support Center             1,211
Roseville, CA...............  Sales/Technical Support Center             1,459
San Diego, CA...............  Sales/Technical Support Center             1,162
Schaumberg, IL..............  Sales/Technical Support Center             1,291

    We are in the process of identifying additional facilities to accommodate our growth. We believe we will be able to identify additional space for sales and technical support offices in the future on commercially reasonable terms as needed.

EMPLOYEES

    As of March 31, 2000, we had a total of 58 full-time employees, including eight in development, 22 in engineering, 20 in sales, and eight in general and administrative, five of whom are in accounting. None of our employees are represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relationships with our employees to be good.

LEGAL PROCEEDINGS

    A LanXtra shareholder holding 50,000 shares of LanXtra stock exercised his right to dissent from the sale of LanXtra's assets to us and demanded payment of the "fair value" of his shares. Fair value means the value immediately before the corporate action to which the dissenter objects. We have assumed the liability, if any, of LanXtra to the dissenting shareholder which he asserted to be $250,000. The question of his "fair value" is now in litigation. LANXTRA, INC. V. KIRK W. DENNIS, Case No. 99 CV 3583 in the District Court, City and County of Denver, Colorado. We believe the value which would have been received by the dissenting shareholder on account of his shares under the asset purchase agreement, however, is greater than the maximum amount which he can now recover under Colorado law. Therefore, we have not reserved any funds to cover payment of the liability because management views the possibility of such payment as remote.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about our directors and executive officers as of March 31, 2000:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
David J. Selina...........................     50      Chairman of the Board, President, Chief
                                                       Executive Officer and Chief Operating
                                                       Officer

Marshall E. Aster.........................     46      Vice President, Chief Financial Officer
                                                       and Secretary

Jeffrey W. Marshall.......................     34      Vice President of Software Development and
                                                       Director

Daniel W. Dudley..........................     40      Vice President of E-Commerce

Marvin C. Umholtz.........................     48      Vice President of Sales and Marketing

John R. Evans.............................     45      Director

Stephen B. Friedman.......................     58      Director

David E. Maus.............................     49      Director

    DAVID J. SELINA has served as our President, Chief Operating Officer and a Director since February 1, 1999, and has served as our Chief Executive Officer and Chairman of the Board since March 19, 1999. Mr. Selina was the President and Chief Operating Officer of our predecessor, LanXtra, Inc., from December 1997, and a director from January 1998, until that company's dissolution in July 1999. From June 1995 to June 1997, Mr. Selina was the President and Chief Executive Officer of Lasertec, Inc., a mailing and fulfillment operation in Auburn Hills, Michigan. He was the Regional Manager of the Credit Union Services Division for Electronic Data Systems from November 1993 to June 1995. From March 1986 to November 1993, Mr. Selina held various management positions, including President and Chief Executive Officer, at World Computer, a provider of data processing systems and services to credit unions throughout the U.S. and Canada.
Mr. Selina has over 26 years experience in the credit union industry.

    MARSHALL E. ASTER became our Chief Financial Officer on March 8, 1999, our Secretary on March 22, 1999, and a Vice President on March 22, 2000. Mr. Aster was the Chief Financial Officer at Intertech Plastics, Inc., a plastics manufacturer in Denver, Colorado, from May 1997 to July 1998. Prior to that time, he served in the positions of Vice President of Finance and Administration and Senior Vice President of Finance and Administration at EDI, Inc., a technology based information service located in Los Angeles, California, from October 1989 until May 1997. Mr. Aster served in the positions of Director, Vice President and Senior Vice President of Corporate Financial Planning at Lorimar-Telepictures Corporation, an entertainment company, from March 1984 to October 1989.

    JEFFREY W. MARSHALL has served as our Vice President of Software Development since February 1999, and as a Director since May 1999. He was the Vice President of Software Development of our predecessor, LanXtra, Inc. from December 1997 and a co-founder of our company. He was employed by LanXtra as a software engineer from July 1996 until he was promoted to Vice President in December 1997.
Mr. Marshall was a programmer for Chemical Waste Management, a waste treatment concern in Denver, Colorado, from September 1994 to July 1996. From October 1991 to September 1994, Mr. Marshall developed relational database software for Williams Thatcher Rand/Milliman & Robertson, actuarial consultants in Denver, Colorado.

    DANIEL W. DUDLEY has served as our Vice President of e-commerce since
June 1, 1999. From April 1997 to May 1999, Mr. Dudley was the Senior Vice President and General Manager at SkyTeller, L.L.C., a financial services firm in Denver, Colorado. From December 1991 to April 1997, he held various positions, including Vice President of Data Products, at The Polk Company, a marketing firm in Denver, Colorado.

    MARVIN C. UMHOLTZ has served as our Vice President of Sales and Marketing since September 1, 1999. He served as our Eastern Regional Sales Manager from April 1, 1999 to September 1, 1999. From October 1997 to April 1999,
Mr. Umholtz was an independent consultant and strategic planner serving credit unions, credit union service organizations and credit union vendors. From April 1990 to September 1997, he held various positions, including Senior Vice President of the Government and Public Affairs Group and Executive Vice President and Chief Operating Officer of Association Services, at the Michigan Credit Union League and its subsidiary, CUcorp, in Lansing and Plymouth, Michigan.

    JOHN R. EVANS has served as a director of cavion.com since October 1999. He was one of the founders of Convergent Communications, Inc. in Englewood, Colorado, and has served as a board member of that company since 1995.
Mr. Evans served as Chief Executive Officer and Chairman of the Board of Convergent from 1995 until March 2000. Prior to that time, he served as the Chief Financial Officer and Executive Vice President of ICG Communications, Inc. in Englewood, Colorado, from 1991 until December 1995. Before joining ICG,
Mr. Evans served as the Controller of Shaw Industries, an electrical products company, for approximately three years.

    STEPHEN B. FRIEDMAN has served as a director of cavion.com since April 1999. He has been a business consultant to various companies since January 1997.
Mr. Friedman was the President of the Asia/Pacific division of American Express Company from July 1993 to December 1996. Prior to that time he served in various executive positions at American Express from October 1978 to June 1993.

    DAVID E. MAUS has served as a director of cavion.com since March 2000. Since 1979, Mr. Maus has served as President and Chief Executive Officer of the Public Service Credit Union, Denver, Colorado, which has over $300 million in assets and a loan portfolio in excess of $250 million. Since 1999, Mr. Maus has also served as Chairman of the Credit Union National Association, which represents over 10,000 credit unions nationally. In addition, Mr. Maus has served as Chairman of the Division of Financial Services Board, the regulatory agency in Colorado which oversees state chartered credit unions and savings and loan associations since 1993, and as Chairman of the Board of Directors of Members' Insurance since 1985. For the past 17 years, Mr. Maus has served as a board member of the Colorado Credit Union System, and he has served as a board member of Credit Union Service Network, Shared Branching Network for Colorado credit unions since 1992.

    All members of the Board of Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, or until death, resignation or removal. Executive officers of cavion.com are appointed annually by the Board of Directors and serve until their successors are duly appointed and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Friedman, Maus and Evans. The Compensation Committee consists of Messrs. Friedman and Evans.

    The Audit Committee reviews the scope and timing of our audit services, the engagement of our independent auditors and their audit reports. The Audit Committee also meets with the financial staff to review accounting procedures and reports.

    The Compensation Committee evaluates our compensation and benefits policies and makes recommendations to the board concerning them. The Compensation Committee also administers our Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    One of the members of our Compensation Committee, John R. Evans, is a director of Convergent Communications Services, Inc. and served as Convergent's Chief Executive Officer and Chairman of the Board until March 31, 2000. In October 1999, we contracted with Convergent to provide connectivity between our network and our customers for a monthly fee. Convergent also purchased our existing host site equipment at the time for $286,000. Convergent owns 67,603 shares of our common stock.

DIRECTOR COMPENSATION

    While we do not pay cash compensation to our directors, they are reimbursed for the expenses they incur in attending meetings of the Board or committees of the Board. Directors may also receive options to purchase common stock awarded under our Equity Incentive Plan at the discretion of the Compensation Committee. We have granted to each of our non-employee directors an option to purchase 27,500 shares of common stock, which vests in four equal quarterly installments commencing within four months of its grant date. The Compensation Committee has also granted stock options to the two other directors who are also employees. See "Executive Compensation." The exercise price of each of these options was equal to the fair market value of our common stock at the date of grant.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us or our predecessor, LanXtra, during each of the three most recently completed fiscal years, to our Chief Executive Officer, a former Chief Executive Officer and the two other most highly compensated executive officers during 1999 (the "Named Executive Officers").

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                ANNUAL      ------------
                                                             COMPENSATION    SECURITIES
                                                   FISCAL    ------------    UNDERLYING     ALL OTHER
NAME AND POSITION                                   YEAR        SALARY        OPTIONS      COMPENSATION
-----------------                                 --------   ------------   ------------   ------------
David J. Selina.................................    1999       $120,083        150,000             --
  CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER      1998       $105,402             --             --
    AND                                             1997       $  8,333(1)          --             --
  CHIEF OPERATING OFFICER

Jeffrey W. Marshall.............................    1999       $113,833         50,000             --
  VICE PRESIDENT OF SOFTWARE DEVELOPMENT            1998       $ 76,333             --             --
                                                    1997       $ 56,426             --             --

Marshall E. Aster ..............................    1999       $ 87,047(2)      40,000             --
  VICE PRESIDENT, CHIEF FINANCIAL
  OFFICER AND SECRETARY

Craig E. Lassen(3) .............................    1999       $ 37,369             --        $35,000(4)
  FORMER CHAIRMAN OF THE BOARD AND                  1998       $ 75,481             --             --
  CHIEF EXECUTIVE OFFICER                           1997       $ 68,747             --             --

------------------------

(1) Mr. Selina joined LanXtra in December 1997.

(2) Mr. Aster joined cavion.com in March 1999.

(3) Mr. Lassen resigned as Chief Executive Officer and a Director of cavion.com in February 1999 and as an employee in April 1999.

(4) Consists of payments for consulting services.

OPTION GRANTS IN 1999

    The following table provides information regarding options granted during 1999 to the Named Executive Officers:

                                                        INDIVIDUAL GRANTS
                                      -----------------------------------------------------   POTENTIAL REALIZABLE
                                                   PERCENT OF TOTAL                             VALUE AT ASSUMED
                                                       OPTIONS                                ANNUAL RATES OF STOCK
                                        SHARES         GRANTED                                PRICE APPRECIATION(1)
                                      UNDERLYING     TO EMPLOYEES     EXERCISE   EXPIRATION   ---------------------
NAME                                   OPTIONS         IN 1999         PRICE        DATE         5%          10%
----                                  ----------   ----------------   --------   ----------   ---------   ---------
David J. Selina.....................  150,000(2)          30%          $3.00       3/19/09    $283,500    $715,500
Jeffrey W. Marshall.................   50,000(2)          10%          $3.00       3/19/09    $ 94,500    $238,500
Marshall E. Aster...................   40,000(3)           8%          $3.00       3/19/09    $ 75,600    $190,800
Craig E. Lassen.....................       --             --              --            --          --          --

------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each option grated assuming that the market price of the common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC, and are not intended to forecast possible future appreciation of the price of the common stock.

(2) Options vest in three equal semi-annual installments commencing September 19, 1999.

(3) Options vest in four equal quarterly installments commencing September 8, 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

    No options were exercised by any of the Named Executive Officers during 1999. The following table provides information regarding the amount and value of options held by the Named Executive Officers at December 31, 1999.

                                                      NUMBER OF SHARES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
David J. Selina................................    50,000         100,000       $237,500       $475,000
Jeffrey W. Marshall............................    16,667          33,333       $ 79,168       $158,332
Marshall E. Aster..............................    20,000          20,000       $ 95,000       $ 95,000
Craig E. Lassen................................        --              --             --             --

EMPLOYMENT AGREEMENTS

    Under an employment agreement dated February 1, 1999, David J. Selina agreed to serve as our President and as Director. Under the agreement, Mr. Selina is entitled to a minimum base salary of $125,000 per year, participation in a cash bonus pool based upon our business goals and profitability as determined by disinterested members of our Board of Directors, as well as other employee benefits. Effective March 1, 2000, our Board increased Mr. Selina's salary to $160,000 per year.

    Under an employment agreement dated February 1, 1999, Jeffrey W. Marshall agreed to serve as our Vice President of Software Development. The agreement provides that Mr. Marshall is entitled to receive a minimum base salary of $100,000 per year, to participate in the bonus pool described above, and to receive other employee benefits. Effective March 1, 2000, our Board increased Mr. Marshall's salary to $131,000 per year.

    Marshall E. Aster agreed to serve as our Chief Financial Officer under an employment agreement effective March 8, 1999. Under the agreement, Mr. Aster is entitled to a minimum base salary of $105,000, participation in the bonus pool described above and other employee benefits. Effective March 1, 2000, our Board increased Mr. Aster's salary to $120,000 per year.

    Under each of these employment contracts, if the employment of the executive is terminated for any reason other than the dissolution of cavion.com, the death or disability of the executive, or for cause, or if the executive resigns for good reason within three months after a change of control of cavion.com, the executive will be entitled to severance compensation. Severance pay is equal to twelve months of base salary as in effect at the time of termination, except for Mr. Aster, whose severance pay is equal to six months of base salary, increasing to twelve months at the earlier of: the first anniversary of his employment if cavion.com is profitable on an after-tax basis at that time or, if not profitable at the first anniversary, on the second anniversary of employment, or a change of control.

    Craig E. Lassen agreed to serve as our Chairman of the Board and Chief Executive Officer under an employment agreement dated February 1, 1999. Under the agreement, Mr. Lassen was to receive a base salary of $125,000, participation in the bonus pool described above, and other employee benefits. Mr. Lassen resigned as Chairman of the Board, Chief Executive Officer and a director effective March 18, 1999. His resignation as an employee was effective April 16, 1999. In June 1999, we entered into an agreement with Mr. Lassen under which we will pay Mr. Lassen an aggregate of $75,000 for consulting services.

    In addition, each of Messrs. Selina, Aster, Marshall and Lassen agreed under his respective employment contract to protect our confidential information, to refrain from soliciting our customers or employees for a competing business, and to assign to us all rights in intellectual property developed during the term of employment that relates to our business. These obligations generally survive termination of employment for periods of one to three years.

EQUITY INCENTIVE PLAN

    Our Board of Directors adopted the Equity Incentive Plan as of March 19, 1999 and it was approved by our shareholders on March 8, 2000. Under this Plan, we may grant to our designated employees, officers, directors, advisors and independent contractors incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. By encouraging stock ownership, we seek to motivate Plan participants by allowing them an opportunity to benefit from any increased value of our company which their effort, initiative, and skill help produce.

    GENERAL. Up to 995,000 shares of common stock are authorized for issuance under the terms of the Plan. No more than 250,000 shares may be granted to any individual in any three year period. If options granted under the Plan expire or are terminated for any reason without being exercised, or shares of restricted stock are forfeited, the shares of common stock underlying such grant will again be available for purposes of the Plan.

    ADMINISTRATION OF THE PLAN. The Compensation Committee determines which individuals will receive grants, the type, size and terms of the grants, the time when the grants are made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and the total number of shares of common stock available for grants.

    ELIGIBILITY FOR PARTICIPATION. Grants may be made to employees, officers, directors, advisors and independent contractors of cavion.com and its subsidiaries, including any non-employee member of the board of directors. As of the date of this prospectus, options to purchase 837,500 shares of common stock were outstanding under the Plan.

    OPTIONS. Incentive stock options may be granted only to officers and directors who are employees. Nonqualified stock options may be granted to employees, officers, directors, advisors and independent contractors. The exercise price of an option will be determined by the Compensation Committee and may be equal to, greater than, or less than the fair market value but in no event less than 50% of the fair market value of a share of common stock at the time of grant; provided that:

    - the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date of grant; and

    - the exercise price of an incentive stock option granted to an employee who owns more than 10% of the issued and outstanding common stock must not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant.

    The Compensation Committee determines the term of each option, which may not exceed ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

    RESTRICTED STOCK. The Compensation Committee determines the number of shares of restricted stock granted to a participant and may subject any grant to performance requirements, vesting provisions, transfer restrictions and other restrictions and conditions as the Compensation Committee may determine in its sole discretion. The restrictions shall remain in force during a restricted period set by the Compensation Committee.

    STOCK APPRECIATION RIGHTS. The Compensation Committee may grant a participant the right to receive, in cash or stock, the amount of any appreciation in the value of our common stock over the exercise price of the stock appreciation right, which is set by the committee at the time of grant. The Compensation Committee has the same discretion to determine the terms of stock appreciation rights, including exercise price and vesting schedule, that it has in the case of nonqualified stock options.

    TERMINATION OF EMPLOYMENT. If a participant leaves our employment, other than because of retirement, death or disability, the participant will forfeit any stock options or stock appreciation rights that are not yet vested, and any restricted stock for which the restrictions are still applicable, unless the participant remains as a non-employee director, advisor or independent contractor.

    AMENDMENT AND TERMINATION OF THE PLAN. The Compensation Committee may amend or terminate the plan at any time, except that it may not make any amendment that requires shareholder approval as provided in Securities Exchange Act
Rule 16b-3 or Section 162(m) of the Internal Revenue Code without shareholder approval. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Compensation Committee.

                           RELATED PARTY TRANSACTIONS

    We believe that each of the following transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party on an arm's length basis. The Company has adopted a policy under which any future transactions with our shareholders, officers and directors, or their affiliates, will be subject to the approval of a majority of the independent and disinterested outside directors and will be conducted on terms no less favorable to us than could be obtained from unaffiliated third parties on an arm's length basis.

THE LANXTRA REORGANIZATION

    We were incorporated in August 1998 for the purpose of acquiring the assets and business operations of LanXtra, Inc. Prior to the acquisition, we and certain of our current directors, executive officers and 5% shareholders provided bridge funding (in the form of loans) to LanXtra in the principal amounts of $335,000 and $115,000, respectively. On February 1, 1999, we completed the acquisition of LanXtra's assets. In that acquisition, we issued to LanXtra 376,299 shares of our common stock and 28,648 shares of our Class B common stock and assumed LanXtra's liabilities. The loans made by our affiliates were repaid in November 1999 in accordance with the terms of the notes executed in connection with such loans.

    The following table sets forth (i) the number of shares of our common stock and Class B common stock received by our affiliates in connection with the acquisition of LanXtra; (ii) the amount of funds loaned to LanXtra by our affiliates; and (iii) the amount of principal and interest repaid to our affiliates.

                                        SHARES OF     SHARES OF CLASS B
                                       COMMON STOCK      COMMON STOCK      AMOUNT LOANED   AMOUNT REPAID
OFFICER, DIRECTOR OR 5% SHAREHOLDER      RECEIVED        RECEIVED(1)        TO LANXTRA     BY CAVION.COM
-----------------------------------    ------------   ------------------   -------------   -------------
David J. Selina......................         --             3,306            $30,000         $40,500
Jeffrey W. Marshall..................         --             5,509            $50,000         $67,500
Craig E. Lassen......................     98,520                --            $45,000         $54,763

------------------------

(1) Each issued and outstanding share of Class B common stock was converted to one share of common stock on March 31, 2000. See "Description of Capital Stock."

EQUITY TRANSACTIONS

    In August 1998, our founding shareholders, Venture Funding, Ltd. and Boutine Capital, LLC, (who are also selling shareholders in this offering), purchased 1,100,000, and 900,000 shares, respectively, of our common stock at a purchase price of $.0001 per share. In December 1998, each of David Selina and Jeff Marshall, members of our management, and Craig Lassen, a former executive officer, purchased 208,452 shares of common stock at a purchase price of $.01 per share.

OTHER TRANSACTIONS

    In connection with the private placements of our securities conducted in February 1999, August 1999, and February 2000, we paid First Capital Investments, Inc. an 8%, 9% and 8% placement agent commission, respectively, which totaled approximately $251,600, and warrants to purchase 5,640 shares of our common stock exercisable at $.01 per share, and 20,500 shares of our common stock exercisable at $13.20 per share. Julie Graham, the sole shareholder of First Capital, is the sole member of Boutine Capital, LLC, one of our principal shareholders and a selling shareholder in this offering.

    On August 18, 1999, we entered into an agreement with MoneyLine America, LLC to provide online mortgage lending services for our credit unions and their members, via CUINet-Registered Trademark-. Under this agreement, MoneyLine paid us an annual fee for the year 2000 of $300,000. Boutine Capital owned 50% of MoneyLine America on August 18, 1999, the date of the agreement, and currently owns 5% of MoneyLine.

    In October 1999, we entered into a contract with Convergent Communications Services, Inc., pursuant to which Convergent provides connectivity between our network and our customers for a monthly fee, the amount of which fluctuates based on the total number of connections maintained and the amount of bandwidth provided. For the month ended March 31, 2000, the amount of this fee was approximately $40,000. We also sold our host site equipment to Convergent for a purchase price of $286,000 in October 1999, pursuant to the same contract. In addition, in December 1997, our predecessor, LanXtra, purchased equipment from Convergent for $78,673 in connection with a network upgrade performed by LanXtra. Convergent also received 67,603 shares of our common stock in connection with our purchase of the assets of LanXtra in February 1999. One of our directors, John R. Evans, is a director of Convergent and served as its Chief Executive Officer and Chairman until March 31, 2000.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect our sale of the common stock in this offering, by (i) each of our directors and the Named Executive Officers; (ii) each shareholder known by us to be the beneficial owner of more than 5% of our common stock; (iii) each selling shareholder; and (iv) all of our executive officers and directors as a group.

                                         SHARES BENEFICIALLY OWNED               SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING     NUMBER OF      AFTER THE OFFERING
                                         -------------------------    SHARES     -------------------------
NAME OF BENEFICIAL OWNER                  NUMBER          PERCENT     OFFERED     NUMBER          PERCENT
------------------------                 --------         --------   ---------   --------         --------
Andrew Telsey(1).......................  926,102           18.6%           --    776,102           11.5%

Venture Funding, Ltd.(2)...............  898,602           18.2%      150,000    748,602           11.1%

Boutine Capital, LLC(3)................  738,370           15.0%      125,000    613,370            9.1%

David J. Selina(4).....................  314,361            6.2%           --    314,361            4.7%

Craig E. Lassen(5).....................  307,575            6.2%       74,219    213,356            3.2%

Jeffrey W. Marshall(6).................  248,898            5.0%           --    248,898            3.7%

Marshall E. Aster(7)...................   30,000               *           --     30,000               *

David Maus.............................       --              --           --         --              --

John R. Evans(8).......................   29,130               *       10,000     19,130               *

Stephen B. Friedman(9).................   27,500               *           --     27,500               *

Herman D. Axelrod......................   98,520            2.0%       33,000     65,520               *

William M.B. Berger Living Trust.......   19,704               *       19,704         --              --

Fiscal Dynamics Corporation............   13,000               *       13,000         --              --

Oyen Family Joint Trust................   13,000               *       13,000         --              --

Fairway Realty Associates..............   12,077               *       12,077         --              --

William F. Kilzer......................   10,000               *       10,000         --              --

Gregory Werts..........................   10,000               *       10,000         --              --

James F. Seifert.......................    7,500               *        2,500      5,000               *

Jeffrey Telsey.........................    7,500               *        7,500         --              --

Randal A. Alford.......................    5,000               *        5,000         --              --

Thomas R. Ashford......................    5,000               *        5,000         --              --

Mariusz Witek..........................    5,000               *        5,000         --              --

Robert L. Young and Anna M. Young......    5,000               *        5,000         --              --

All directors and executive officers as  659,889           12.8%       10,000    649,889            8.8%
  a group (8 persons)(10)..............

------------------------

*   Less than 1% of the outstanding common stock.

(1) Includes 898,602 shares owned by Venture Funding, Ltd. prior to the offering and 748,602 owned by Venture Funding after the offering. Andrew Telsey, a former director of cavion.com, is the sole shareholder of Venture Funding. Also includes 27,500 shares underlying presently exercisable options held by Mr. Telsey. Mr. Telsey's address is 12835 E. Arapahoe Road, Englewood, CO 80112.

(2) The address of Venture Funding, Ltd. is 12835 E. Arapahoe Road, Englewood, CO 80112.

(3) The address of Boutine Capital, LLC is 5460 South Quebec Street, #220, Englewood, Colorado 80111.

(4) Includes 100,000 shares underlying presently exercisable options.

(5) Mr. Lassen's address is 245 Poplar Street, Denver, Colorado 80220.

(6) Includes 33,333 shares subject to presently exercisable options.

(7) Represents 30,000 shares subject to presently exercisable options.

(8) Includes 13,750 shares subject to presently exercisable options. Excludes 67,603 shares owned by Convergent Communications Services, Inc., of which Mr. Evans serves as a director.

(9) Represents 27,500 shares subject to presently exercisable options.

(10) Includes an aggregate of 224,584 shares subject to presently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is only a summary and is subject to the provisions of our Articles of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable law.

    Our authorized capital stock consists of 19,970,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.0001 par value per share. As of March 31, 2000, 4,935,308 shares of common stock were outstanding, held by 83 holders of record, and no shares of preferred stock were outstanding.

COMMON STOCK

    Holders of our common stock are entitled to receive, as, when and if declared by the Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to preferred stock that is outstanding. Holders of the common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote.

    There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

CLASS B COMMON STOCK

    In connection with the purchase by cavion.com of the assets of LanXtra in February 1999, 28,648 shares of putable Class B common stock were issued to LanXtra. The Class B common stock was subject to a put option which entitled the holder to sell any and all shares of the Class B common stock to us at a price of $7.00 per share, which could be exercised at any time during the 60-day period beginning 30 days after the date we connected our 100(th) customer to CUINET-Registered Trademark-. This 60-day period ended on March 31, 2000, at which time no holder of Class B common stock had exercised the put option. On that date, pursuant to our Articles of Incorporation, (i) each share of Class B common stock was automatically converted to one share of common stock, (ii) our authority to issue Class B common stock terminated, and (iii) our only other class of common stock, which had until that time been designated as Class A common stock, was designated as common stock.

PREFERRED STOCK

    Our Board of Directors, without further action by the shareholders, is authorized to issue an aggregate of 10,000,000 shares of preferred stock in one or more series. Our Board also may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences of such stock. Holders of preferred stock may not have any voting rights except as provided by
Section 7-110-104 of the Colorado Business Corporation Act which requires voting by the holders of any class of shares on amendments to articles of incorporation that would affect the rights of holders of such class. Nevertheless, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the shareholders. The Board of Directors previously authorized the issuance of 770,000 shares of Series A preferred stock in February 1999. 700,000 of those shares were issued to accredited investors in March and April 1999 in a private placement, and the other 70,000 shares were reserved for the exercise of preferred stock purchase warrants issued to Neidiger, Tucker, Bruner, Inc. (NTB), the placement agent in connection with the private placement. On November 3, 1999, the date of the closing of our initial public offering, each issued and outstanding share of Series A preferred stock was converted to one share of common stock, and the preferred stock purchase warrants were cancelled at that time at the request of NTB.

COMMON STOCK WARRANTS

    We have warrants outstanding for the purchase of 30,000 shares of our common stock, which were issued in our August 1999 private placement of notes and warrants. These warrants are exercisable at $6.50 per share until November 3, 2004.

    We also have warrants outstanding for the purchase of 20,500 shares of our common stock, which were issued to the placement agent in connection with our February 2000 private placement of 205,000 shares of common stock. These warrants are exercisable at $13.20 per share until February 16, 2005.

    We issued to NTB, in connection with its acting as lead underwriter in our initial public offering, warrants to purchase 120,000 shares of our common stock at $8.125. These warrants are exercisable for a period of four years beginning October 29, 2000, and permit the cashless exercise of the warrants utilizing the value of the warrants being surrendered. We have agreed with certain of the present holders of these warrants that 112,500 of these warrants will be exercised without a cash payment on November 3, 2000, in return for the issuance of 65,625 shares of common stock (representing an implied valuation of the common stock of $19.50 per share). In connection with the negotiation of this net exercise price, NTB forfeited its right of first refusal to act as our investment banker for future private or public securities offerings. The warrants issued to NTB and the underlying common shares are restricted from sale, transfer, assignment or hypothecation until October 29, 2002, except to officers of NTB, co-underwriters, selling group members, and their officers or partners. On and after that date, the warrants and the underlying shares of common stock will be transferable provided such transfer is in accordance with the provisions of the Securities Act.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Our bylaws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting only if such action is authorized by the unanimous written consent of all shareholders entitled to vote at a meeting for such purposes. Since we have numerous shareholders, it is unlikely that action by unanimous written consent of the shareholders is feasible.

SPECIAL MEETINGS

    Our Bylaws provide that special meetings of our shareholders may be called by our Board of Directors, by our President or by one or more written demands for the meeting, stating the purposes for which it is to be held, signed and dated by the holders of shares representing at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting. This provision may make it difficult for shareholders to take action opposed by the Board.

AMENDMENTS TO OUR BYLAWS

    Our Bylaws provide that they may be amended or repealed by the shareholders or, except to the extent limited by Colorado law, by our Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Colorado Business Corporation Act provides the power to indemnify and pay the litigation expenses of any officer, director or agent who is made a party to any proceeding. Our Articles of Incorporation also provide for indemnification of our officers and directors for liabilities arising out of their service to us to the maximum extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling cavion.com as provided in the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and thus cannot be enforced.

    Our Bylaws provide that we shall indemnify any person against all liability and expense incurred by any reason of the person being or having been a director or officer of cavion.com to the full extent and in any manner that directors may be indemnified under Colorado law, our bylaws, a resolution of the board of directors or shareholders, by contract or otherwise so long as such provision is legally permissible. At the discretion of the Board of Directors, we may also indemnify any employee, fiduciary or agent who is not a director or officer to the same extent as a director or officer.

    Our Bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including if the Board of Directors so determines, purchasing and maintaining insurance.

    We have also entered into indemnification agreements with each of our officers and directors to indemnify them and to advance expenses to the fullest extent permitted by law either in connection with the investigation, defense, adjudication, settlement or appeal of a proceeding or in connection with establishing or enforcing a right to indemnification or advancement of expenses. In addition, the agreements provide that no claim or cause of action may be asserted by us against such director or officer after two years from the date of the alleged act or omission, provided that if in fact the person has fraudulently concealed the facts, then no claim or cause of action may be asserted after two years from the earlier of the date we discover the facts or the date we should have discovered such facts by the exercise of reasonable diligence. The term of the agreements and our obligations apply while the person is our agent and continues so long as the person is subject to any claim by reason of the fact that he or she served as our agent.

LIMITATION OF LIABILITY

    Our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty;

    - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    - for the payment of unlawful dividends and specified other acts prohibited by Colorado corporate law; or

    - for any transaction resulting in receipt by the director of an improper personal benefit.

    We have obtained directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no material pending litigation or proceeding, and we are not aware of any material threatened litigation or proceeding, involving any director, officer, employee or agent in which indemnification will be required or permitted under our articles of incorporation, bylaws or any indemnification agreement.

TRANSFER AGENT

    The transfer agent for our common stock is American Securities Transfer & Trust, Inc. in Lakewood, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding 6,735,308 shares of common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of options or warrants after March 31, 2000. Of these shares, the 2,300,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

    Prior to this offering, there were 4,935,308 shares of common stock outstanding. Of these shares, 1,853,900 shares are freely tradable and 448,325 shares are freely tradable subject to lock up agreements imposed by Neidiger, Tucker, Bruner, Inc. ("NTB"), the lead underwriter in our initial public offering, which restricts shareholders from selling such shares for a period of nine months, or in some cases 12 months, from October 29, 1999, the date of our initial public offering, without the prior consent of NTB. NTB, however, may in its sole discretion, at any time and without notice, release all or any portion of the shares subject to its lock-up agreement. The remaining 2,633,083 shares are "restricted" shares subject to restriction upon resale under Rule 144 of the Securities Act of 1933, as amended, and are also subject to the lock up arrangement described above.

    As of March 31, 2000, we had 837,500 shares subject to outstanding stock options issued under our Equity Incentive Plan, and 152,666 shares of common stock available for future grants pursuant to such plan. Of these outstanding options 771,000 are subject to lock-up agreements imposed by NTB, as described above. We have registered 750,000 of the shares reserved to the plan, which will be freely tradable upon issuance, subject to any lock-up agreements. We intend to register all 995,000 shares reserved to the plan and this registration will permit resale of shares by non-affiliates in the public market without restriction, beginning on the expiration of any applicable lock up agreement.

    We also have 345,500 shares of common stock underlying outstanding warrants and options granted outside of our Equity Incentive Plan. Of these shares, 17,500 will be freely tradeable upon issuance and 153,000 will be freely tradeable upon issuance, subject to lock up agreements that expire between July and October 2000. Once issued, the remaining 175,000 shares will be eligible for resale in the public market upon expiration of the holder's respective one-year holding periods under Rule 144, which will begin upon the date of exercise or, in the case of a net exercise, on the date of grant of the option or warrant.

    Each of our officers, directors and 5% shareholders have agreed with The Robinson-Humphrey Company, LLC not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. The Robinson-Humphrey Company, LLC, however, may in its sole discretion, at any time and without notice, release all or any portion of the shares subject to its lock-up agreement.

    In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock (approximately 67,353 shares immediately after the offering), or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the date upon which a Form 144 was filed with respect to the sale.

    Persons selling under Rule 144 must also comply with the requirements of Rule 144 concerning the availability of specific public information about us, the manner of sale and filing with the SEC of a notice of sale. However, a person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of ours at any time during the three months immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144 even after the one-year holding period has been satisfied.

                                  UNDERWRITING

    The Robinson-Humphrey Company, LLC and SunTrust Equitable Securities Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement between us, the selling shareholders and the representatives of the underwriters, each underwriter named below has severally agreed to purchase from us and the selling shareholders the number of shares of common stock indicated opposite the name of each underwriter, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
The Robinson-Humphrey Company, LLC..........................
SunTrust Equitable Securities Corporation...................

                                                                 ---------
      Total.................................................     2,300,000
                                                                 =========

    The underwriters are obligated to purchase all of the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The offering is a firm underwritten offering. However, the underwriting agreement generally contains standard terms found in an underwriting agreement for an offering of this type that give the underwriters the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. These rights would generally be exercised upon the occurrence of a materially adverse change in our business, financial condition or results of operations or upon the occurrence of a major downturn in the general economy.

    The underwriters propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and part of the shares to dealers at that price less a concession not in excess of
$         per share. The underwriters may allow, and such dealers may reallow, a
concession not in excess of $         per share on sales to other dealers. After
the offering, the representatives may change the public offering price and the other selling terms.

    We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 345,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment.

    We and the selling shareholders will pay the underwriters a commission of % of the per share public offering price for each share of common stock that the underwriters purchase in the offering. The following table shows the underwriting fees that we and the selling shareholders will pay to the underwriters in connection with the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of our common stock.

                                                                                      TO BE PAID BY
                                                                TO BE PAID BY            SELLING
                                                                 CAVION.COM           SHAREHOLDERS
                                                             -------------------   -------------------
                                                                NO        FULL        NO        FULL
                                                             EXERCISE   EXERCISE   EXERCISE   EXERCISE
                                                             --------   --------   --------   --------
Per share..................................................    $          $          $          $
Total......................................................    $          $          $          $

    We estimate our expenses of this offering, exclusive of the underwriting discount, will be approximately $700,000. Additionally, we and the selling shareholders have agreed to indemnify the underwriters against specified liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    The representatives have informed us that the underwriters do not expect to make sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of common stock offered by this prospectus.

    All of our directors, executive officers and principal shareholders have agreed that, during the 180-day period following the date of this prospectus, they will not, without the prior written consent of The Robinson-Humphrey Company, LLC:

    - directly or indirectly make, agree to or cause any offer, sale (including short sale), loan, pledge or other disposition of, or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any shares of our common stock or any, securities convertible into or exchangeable or exercisable for our common stock;

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the common stock; or

    - make any demand for, or exercise any right with respect to, the registration of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock.

    In addition, during the 180-day period, we have also agreed not to issue, or to file any registration statement with respect to the registration of, any shares of our common stock or any securities convertible into or exercisable for our common stock, except registration statements on Form S-8 under the Securities Act to register shares of common stock issuable under or reserved for issuance under our Equity Incentive Plan. This will permit holders of those shares to sell them in the public market without compliance with any holding period requirement and, except for officers and directors, without compliance with Rule 144.

    Prior to this offering, our common stock has traded on the Nasdaq SmallCap Market under the symbol "CAVN." We have applied for listing on the Nasdaq National Market.

    Until the distribution of the common stock is completed, rules of the SEC may limit the ability of the underwriters and specified selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives of the underwriters are permitted to engage in specified transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the underwriters create a short position in the common stock in connection with this offering (that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus), the representatives may reduce that short position by purchasing common stock in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives of the underwriters may also impose a penalty bid on underwriters and selling group members in some cases. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security if it discourages resale of the security. None of cavion.com, the selling shareholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, the underwriters are not required to engage in these activities and may end any of these activities at any time. The representatives intend to make a market in the common stock after the completion of the offering.

    From time to time in the future in the ordinary course of business, the representatives may provide investment banking services to us.

    There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with.

    Each underwriter has also agreed that it has:

    - not offered or sold, and prior to the date six months after the date of issue of the shares of common stock will not offer or sell, any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relating to the shares of common stock in, from or otherwise involving the United Kingdom; and

    - only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                                    EXPERTS

    The financial statements of cavion.com and LanXtra included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said reports. Reference is made to the report with regard to LanXtra, which includes an explanatory paragraph with respect to the uncertainty regarding LanXtra's ability to continue as a going concern as discussed in Note 1 to those financial statements.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Gorsuch Kirgis LLP, Denver, Colorado. Smith, Gambrell & Russell, LLP, Atlanta, Georgia, is representing the underwriters in this offering.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company under the Securities Exchange Act of 1934. We file annual and quarterly reports, special reports, proxy statements, and other information with the Securities and Exchange Commission. These filings and other information can be read and copied at the SEC's Public Reference Room, 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at (http://www.sec.gov.) that contains all information filed electronically by us.

    This prospectus constitutes a part of a registration statement on Form S-1, together with amendments and exhibits, filed by us with the SEC under the Securities Act of 1933, for the securities offered in this prospectus. This prospectus does not contain all the information which is in the registration statement, as allowed by the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee. They may be examined without charge at the SEC's Public Reference Room or through the SEC's website described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    This prospectus includes statistical data regarding Internet usage and the credit union industry which were obtained from industry publications, including reports generated by Callahan and Associates, International Data Corporation, Credit Union National Association, and Nielsen// NetRatings. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe those industry publications to be reliable, we have not independently verified such data. We also have not sought the consent of any of these organizations to refer to their reports in this prospectus.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Cavion Technologies, Inc.
  Report of Independent Public Accountants..................     F-2
  Balance Sheets at December 31, 1999 and 1998..............     F-3
  Statements of Operations for the year ended December 31,
    1999, and for the period from Inception (August 18,
    1998) to December 31, 1998..............................     F-4
  Statements of Stockholders' Equity for the year ended
    December 31, 1999 and for the period from Inception
    (August 18, 1998) to December 31, 1998..................     F-5
  Statements of Cash Flows for the year ended December 31,
    1999, and for the period from Inception (August 18,
    1998) to December 31, 1998..............................     F-6
  Notes to Financial Statements.............................     F-8

LanXtra, Inc.
  Report of Independent Public Accountants..................    F-27
  Balance Sheets at January 31, 1999, December 31, 1998 and
    1997....................................................    F-28
  Statements of Operations for the one month period ended
    January 31, 1999, for the years ended December 31, 1998
    and 1997................................................    F-29
  Statements of Stockholders' Deficit for the one month
    ended January 31, 1999 and for the years ended
    December 31, 1998 and 1997..............................    F-30
  Statements of Cash Flows for the one-month period ended
    January 31, 1999, for the years ended December 31, 1998
    and 1997................................................    F-31
  Notes to Financial Statements.............................    F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Cavion Technologies, Inc.:

    We have audited the accompanying balance sheets of CAVION TECHNOLOGIES, INC. (a Colorado corporation doing business as cavion.com; formerly Network Acquisitions, Inc.; the "Company") as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from inception (August 18, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cavion Technologies, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from inception (August 18, 1998) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
February 4, 2000, except with respect to certain matters discussed in Note 10, as to which the date is February 17, 2000.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $4,346,699   $   19,735
  Accounts receivable.......................................      94,190           --
  Prepaid assets............................................     141,949           --
  Other.....................................................       2,558           --
                                                              ----------   ----------
    Total current assets....................................   4,585,396       19,735
                                                              ----------   ----------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................................     164,357           --
  Furniture and fixtures....................................      16,851           --
  Network equipment and licensed software...................     530,466           --
                                                              ----------   ----------
                                                                 711,674           --
  Less--accumulated depreciation............................     (45,066)          --
                                                              ----------   ----------
    Property and equipment, net.............................     666,608           --
                                                              ----------   ----------
DEPOSIT FOR LETTER OF CREDIT................................     300,000           --
DEFERRED LANXTRA ACQUISITION COSTS..........................          --    2,204,814
GOODWILL, net of accumulated amortization of $873,632 and
  $0, respectively..........................................   3,891,636           --
OTHER ASSETS................................................     159,637       49,412
                                                              ----------   ----------
TOTAL ASSETS................................................  $9,603,277   $2,273,961
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  213,098   $       --
  Accrued liabilities.......................................     375,524       31,185
  Accrued interest..........................................          --        2,116
  Deferred revenue and deposits.............................     547,639           --
  Deferred revenue--license agreements......................     300,000           --
  Current portion of capital lease obligations..............     137,500           --
  Notes payable.............................................     470,000           --
                                                              ----------   ----------
    Total current liabilities...............................   2,043,761       33,301
                                                              ----------   ----------
LONG-TERM LIABILITIES:
  Capital lease obligations.................................     386,494           --
  Notes payable.............................................          --      252,833
                                                              ----------   ----------
    Total long-term liabilities.............................     386,494      252,833
                                                              ----------   ----------
PUTABLE CLASS B COMMON STOCK: 30,000 shares authorized;
  28,648, and 0 shares issued and outstanding, respectively
  (stated at redemption value)..............................     200,537           --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Class A Common Stock; $.0001 par value, 19,970,000 shares
    authorized; 4,697,326 and 2,625,356 issued and
    outstanding, respectively...............................         470          263
  Warrants and options......................................     507,096       13,284
  Deferred compensation.....................................    (107,735)          --
  Additional paid-in capital................................  11,426,314    2,010,224
  Accumulated deficit.......................................  (4,853,660)     (35,944)
                                                              ----------   ----------
    Total stockholders' equity..............................   6,972,485    1,987,827
                                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $9,603,277   $2,273,961
                                                              ==========   ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                            STATEMENTS OF OPERATIONS

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD

             FROM INCEPTION (AUGUST 18, 1998) TO DECEMBER 31, 1998

                                                                 1999          1998
                                                              -----------   ----------
REVENUE:
  Network access and connectivity fees......................  $   447,756   $       --
  Installation services.....................................      157,081           --
  Software licensing fees...................................       13,668           --
                                                              -----------   ----------
    Total revenue...........................................      618,505           --
                                                              -----------   ----------
COST OF REVENUE:
  Network access and connectivity...........................      329,359           --
  Installation services and software licensing fees.........      163,885           --
                                                              -----------   ----------
    Total cost of revenue...................................      493,244           --
                                                              -----------   ----------
    Gross profit............................................      125,261           --
                                                              -----------   ----------
OPERATING EXPENSES:
  Selling and marketing.....................................    1,384,946           --
  General and administrative................................    1,547,941        6,877
  Research and development..................................      586,250           --
  Amortization of goodwill and other intangible assets......      873,632           --
                                                              -----------   ----------
    Total operating expenses................................    4,392,769        6,877
                                                              -----------   ----------
LOSS FROM OPERATIONS........................................   (4,267,508)      (6,877)

INTEREST INCOME.............................................       30,627           --

INTEREST EXPENSE............................................     (492,306)     (29,067)

LOSS ON SALE OF EQUIPMENT...................................      (24,332)          --
                                                              -----------   ----------
NET LOSS....................................................  $(4,753,519)  $  (35,944)
                                                              ===========   ==========
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS:
  Net loss..................................................  $(4,753,519)  $  (35,944)
  Dividends on preferred stock..............................      (64,197)          --
                                                              -----------   ----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS..................  $(4,817,716)  $  (35,944)
                                                              ===========   ==========
BASIC AND DILUTED NET LOSS PER SHARE........................  $     (1.56)  $    (0.02)
                                                              ===========   ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING--BASIC AND
  DILUTED...................................................    3,081,156    2,078,170
                                                              ===========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
    AND FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998) TO DECEMBER 31, 1998

                                       SERIES A PREFERRED        CLASS A COMMON      ADDITIONAL    WARRANTS
                                     ----------------------   --------------------     PAID-IN        AND        DEFERRED
                                      SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL      OPTIONS    COMPENSATION
                                     --------   -----------   ---------   --------   -----------   ---------   -------------
BALANCES, Inception (August 18,
  1998)............................        --   $        --          --     $ --     $        --   $     --      $      --
  Issuance of common stock for
    $.0001 per share...............        --            --   2,000,000      200              --         --             --
  Issuance of common stock for $.01
    per share, recorded at
    December 21, 1998 estimated
    fair value of $3.00 per
    share..........................        --            --     625,356       63       1,876,005         --             --
  Fair value of warrants issued to
    note holders...................        --            --          --       --              --    133,775             --
  Repurchase of common stock.......        --            --     (44,400)      (4)             --         --             --
  Fair value of warrants issued to
    Selling Agent..................        --            --          --       --              --     13,284             --
  Exercise of warrants by note
    holders........................        --            --      44,400        4         134,219   (133,775)            --
  Net loss.........................        --            --          --       --              --         --             --
                                     --------   -----------   ---------     ----     -----------   --------      ---------
BALANCES, December 31, 1998........        --            --   2,625,356      263       2,010,224     13,284             --
                                     --------   -----------   ---------     ----     -----------   --------      ---------
  Issuance of common stock for
    LanXtra business, recorded at
    February 1, 1999, estimated
    fair value of $3.00 per
    share..........................        --   $        --     375,214     $ 38     $ 1,125,604   $     --      $      --
  Fair value of warrants issued to
    note holders...................        --            --          --       --              --     35,885             --
  Repurchase of common stock.......        --            --    (311,884)     (32)             --         --             --
  Fair value of warrants issued to
    Selling Agent..................        --            --          --       --              --      3,590             --
  Exercise of warrants by note
    holders and Selling Agent......        --            --      17,640        2          52,937    (52,759)            --
  Issuance of Series A Preferred
    Stock for $3.00 per share and
    detachable warrants, net of
    cash offering costs of
    $252,000.......................   700,000     1,682,800          --       --              --    165,200             --
  Fair value of warrants issued in
    connection with 1999 Bridge
    Loan...........................        --            --          --       --              --     33,127             --
  Warrants canceled................        --       165,200          --       --              --   (165,200)            --
  Dividends on preferred stock,
    paid in cash...................        --            --          --       --              --         --             --
  Shares issued upon initial public
    offering, net of offering costs
    of $1,512,395 and related fair
    value of warrants issued to
    underwriters...................        --   $        --   1,200,000     $120     $ 5,921,251   $366,234      $      --
  Conversion of Class A Preferred
    Stock to Common Stock..........  (700,000)   (1,848,000)    700,000       70       1,847,930         --             --
  Issuance of shares upon exercise
    underwriters overallotment
    option, net of offering costs
    of $121,382....................        --            --      90,500        9         466,868         --             --
  Options issued to
    non-employees..................        --            --          --       --              --    107,735       (107,735)
  Shares issued upon exercise of
    options........................        --            --         500       --           1,500         --             --
  Net loss.........................        --            --          --       --              --         --             --
                                     --------   -----------   ---------     ----     -----------   --------      ---------
BALANCES, December 31, 1999........        --   $        --   4,697,326     $470     $11,426,314   $507,096      $(107,735)
                                     ========   ===========   =========     ====     ===========   ========      =========

                                                        TOTAL
                                     ACCUMULATED    STOCKHOLDERS'
                                       DEFICIT         EQUITY
                                     ------------   -------------
BALANCES, Inception (August 18,
  1998)............................  $        --     $        --
  Issuance of common stock for
    $.0001 per share...............           --             200
  Issuance of common stock for $.01
    per share, recorded at
    December 21, 1998 estimated
    fair value of $3.00 per
    share..........................           --       1,876,068
  Fair value of warrants issued to
    note holders...................           --         133,775
  Repurchase of common stock.......           --              (4)
  Fair value of warrants issued to
    Selling Agent..................           --          13,284
  Exercise of warrants by note
    holders........................           --             448
  Net loss.........................      (35,944)        (35,944)
                                     -----------     -----------
BALANCES, December 31, 1998........      (35,944)      1,987,827
                                     -----------     -----------
  Issuance of common stock for
    LanXtra business, recorded at
    February 1, 1999, estimated
    fair value of $3.00 per
    share..........................  $        --     $ 1,125,642
  Fair value of warrants issued to
    note holders...................           --          35,885
  Repurchase of common stock.......           --             (32)
  Fair value of warrants issued to
    Selling Agent..................           --           3,590
  Exercise of warrants by note
    holders and Selling Agent......           --             180
  Issuance of Series A Preferred
    Stock for $3.00 per share and
    detachable warrants, net of
    cash offering costs of
    $252,000.......................           --       1,848,000
  Fair value of warrants issued in
    connection with 1999 Bridge
    Loan...........................           --          33,127
  Warrants canceled................           --              --
  Dividends on preferred stock,
    paid in cash...................      (64,197)        (64,197)
  Shares issued upon initial public
    offering, net of offering costs
    of $1,512,395 and related fair
    value of warrants issued to
    underwriters...................  $        --     $ 6,287,605
  Conversion of Class A Preferred
    Stock to Common Stock..........           --              --
  Issuance of shares upon exercise
    underwriters overallotment
    option, net of offering costs
    of $121,382....................           --         466,877
  Options issued to
    non-employees..................           --              --
  Shares issued upon exercise of
    options........................           --           1,500
  Net loss.........................   (4,753,519)     (4,753,519)
                                     -----------     -----------
BALANCES, December 31, 1999........  $(4,853,660)    $ 6,972,485
                                     ===========     ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                            STATEMENTS OF CASH FLOWS

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD

             FROM INCEPTION (AUGUST 18, 1998) TO DECEMBER 31, 1998

                                                                 1999         1998
                                                              -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(4,753,519)  $ (35,944)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
      Depreciation and amortization.........................      989,295          --
      Accretion of debt discount............................      321,719      16,608
      Accretion of putable stock............................       33,340       4,232
      Loss on disposal of assets............................       24,332          --
  Change in operating assets and liabilities--
    Accounts receivable.....................................      (77,732)         --
    Prepaids and inventories................................     (105,555)         --
    Other assets............................................     (137,822)         --
    Accounts payable........................................      (72,486)         --
    Accrued liabilities.....................................       75,881       2,116
    Deferred revenue........................................      632,927          --
    Addition to certificate of deposit......................     (280,000)         --
                                                              -----------   ---------
        Net cash used in operating activities...............   (3,349,620)    (12,988)
                                                              -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (207,209)         --
  Proceeds from sale leasehold..............................      285,976          --
  Acquisition of LanXtra....................................           --    (335,000)
                                                              -----------   ---------
        Net cash provided by (used in) investing
          activities........................................       78,767    (335,000)
                                                              -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable...............................      470,000     370,000
  Repurchases of Common Stock...............................          (32)         --
  Proceeds from issuance of Common Stock....................          180       6,898
  Proceeds from issuance of Series A Preferred Stock........    2,100,000          --
  Proceeds from initial public offering.....................    8,388,250          --
  Proceeds from the exercise of employee options............        1,500          --
  Proceeds from issuance of warrants........................          100          --
  Series A Preferred Stock offering costs...................     (252,000)         --
  Payment of debt issuance costs............................     (137,612)     (9,175)
  Payments on line of credit................................     (600,000)         --
  Payment of related party debt.............................     (313,410)         --
  Payment on bridge loan....................................     (300,000)         --
  Principal payments on capital leases......................      (61,135)         --
  Common Stock offering costs...............................   (1,633,777)         --
  Payment of dividends on Series A Preferred Stock..........      (64,197)         --
                                                              -----------   ---------
        Net cash provided by financing activities...........    7,597,867     367,723
                                                              -----------   ---------

  The accompanying notes to financial statements are an integral part of these statements.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

            FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD

             FROM INCEPTION (AUGUST 18, 1998) TO DECEMBER 31, 1998

                                                                 1999         1998
                                                              ----------   ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................  $4,326,964   $   19,735
CASH AND CASH EQUIVALENTS,
  beginning of period.......................................      19,735           --
                                                              ----------   ----------
CASH AND CASH EQUIVALENTS,
  end of period.............................................  $4,346,699   $   19,735
                                                              ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest..................................  $  229,480   $    6,111
                                                              ==========   ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
    Property acquired with capital leases...................  $  528,258   $       --
                                                              ==========   ==========
    Debt issuance costs included in accrued liabilities.....  $       --   $   31,185
                                                              ==========   ==========
    Estimated value of shares issued to LanXtra management
      shareholders..........................................  $       --   $1,876,068
                                                              ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

1.  DESCRIPTION OF BUSINESS:

ORGANIZATION

    Cavion Technologies, Inc. (the "Company") offers products and services for business to business communications, secure Internet financial products, such as online banking and bill paying services, and secure Internet access and services for its customers. The Company is also building and managing a secure private communications network exclusively for the credit union industry. This network acts as a communications platform for the delivery of services and information to and from credit unions and related businesses.

    The Company was incorporated in Colorado on August 18, 1998 as Network Acquisitions, Inc. to acquire the assets of Cavion Technologies, Inc., now known as LanXtra, Inc. ("LanXtra"), which was engaged in providing internet, intranet, and extranet services to the credit union industry. On February 1, 1999, the Company acquired the business of LanXtra, and the Company changed its name to Cavion Technologies, Inc., doing business as cavion.com.

    On October 29, 1999, the Company successfully completed an Initial Public Offering ("IPO"). The number of shares offered and sold were 1,200,000, with an underwriter's over allotment option for an additional 180,000 shares. Total gross proceeds of $7,800,000 were raised in the offering, and the Company, after offering expenses, netted proceeds of approximately $6,288,000. In November 1999, the Company sold 90,500 additional shares from the underwriters overallotment option, raising additional gross proceeds of approximately $588,000, and net proceeds of approximately $467,000. The total number of shares outstanding after the offering was 4,696,826, reflecting the automatic conversion of 700,000 shares of Convertible Preferred Stock into 700,000 shares of common stock upon the closing of the offering. In addition, at the closing of the IPO, the Company issued warrants to purchase 120,000 shares of the Company's Common Stock to the Representative of the underwriter at a price of 125% equal to the IPO price, or $8.125 per share.

    Prior to the IPO, the Company financed its operations through a private placement of its 15% notes, which were offered commencing on October 20, 1998 (the "Offering"), the sale of Series A Preferred Stock and funding through a Bridge Loan. The Company advanced a portion of the proceeds from the Offering to LanXtra in anticipation of the acquisition of LanXtra. Through December 31, 1998, the Company had raised $370,000 in the private placement and had advanced LanXtra a total of $335,000 under an agreement dated September 14, 1998.

PURCHASE OF LANXTRA'S ASSETS, LIABILITIES AND OPERATIONS

    In August 1998, the Company signed a letter of intent to purchase LanXtra's business. In December 1998, the Company signed an Asset Purchase Agreement (the "Purchase Agreement") with LanXtra to purchase substantially all the assets of LanXtra in exchange for approximately 375,214 shares and 28,648 shares of the Company's Class A and B Common Stock, respectively, and the Company assumed the operations of LanXtra on that date. Upon consummation, significant modifications were made to LanXtra's capital structure. On December 21, 1998, the Company issued 625,356 shares to certain shareholders of LanXtra who could continue as management of the Company.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

1.  DESCRIPTION OF BUSINESS: (CONTINUED)
One of these shareholders held directly and through irrevocable proxies sufficient voting shares to approve the transaction. The shares are non-forfeitable and not contingent upon the management's continued employment with the Company. As a result, the shares have been considered additional purchase consideration and are recorded at their estimated fair value of $3 per share.

    The estimated fair value of assets acquired, liabilities assumed, and consideration issued in the transaction with LanXtra are as follows:

Consideration:
  Class A Common Stock......................................  $3,001,710
  Class B Common Stock......................................     167,197
  Cash......................................................     338,735
                                                              ----------
                                                               3,507,642
Add: Net liabilities (assets) assumed:
  Working capital deficit assumed...........................     706,044
  Property and equipment....................................    (331,020)
  Borrowings assumed........................................     924,417
  Other assets..............................................     (41,815)
                                                              ----------
Goodwill....................................................  $4,765,268
                                                              ==========

    The Company has recorded the fair value of its stock issued to LanXtra at $3 per share based principally upon its private placement of Series A Preferred Stock completed in February 1999. The transaction with LanXtra resulted in approximately $4,760,000 of goodwill, and will be amortized over five years. Because the business now operated by the Company has never been profitable, and due to the other risks and uncertainties discussed herein, it is reasonably possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CONCENTRATION RISKS

    Financial instruments which subject the Company to concentrations of credit risk are accounts receivable and cash equivalents. The Company's receivables are concentrated among credit unions. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Additionally, the Company manages a portion of its credit risk by billing certain services in advance. The Company has no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other hedging arrangements. The Company's cash balances are maintained in demand deposits at financial institutions that the Company believes to be creditworthy.

    Cavion purchases substantially all of its telecommunications services from Convergent Communications Services, Inc. ("Convergent"). Cavion has entered into a non-exclusive agreement with Convergent to establish and maintain connectivity between Cavion's network and substantially all its customers. Cavion's business depends upon the ability of Convergent, or some other telecommunications service provider, to establish and maintain connectivity with CUINET-Registered Trademark-. If Convergent is unable to provide connectivity in a timely manner to new customers or experiences problems in delivering services to existing customers, the business could be adversely affected. If Cavion is unable to continue to obtain services from Convergent or some other provider on economically favorable terms, the operations of the business and its financial performance may be adversely affected.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, short-term trade payables, putable common stock and borrowings. The carrying values of the instruments acquired from LanXtra approximate the fair value placed upon them on February 1, 1999, in connection with their assumption. Fair values were principally determined by discounting expected future cash flows at a market cost of debt. The fair value of the Company's other borrowings approximate their carrying values based upon current market rates of interest.

PROPERTY AND EQUIPMENT

    Property and equipment acquired from LanXtra was recorded at its estimated fair value. Additions are recorded at cost. Property and equipment are depreciated using the straight-line method over the lesser of the lease term or their estimated lives as follows:

Furniture and fixtures.....................................  7 years
Network equipment..........................................  3-5 years
Licensed software..........................................  3 years
Leasehold improvements.....................................  Life of the lease

    The Company recorded depreciation expense of approximately $116,000 in 1999.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived assets. The acquisition of LanXtra generated approximately $4,760,000 of intangible assets, which are continuously reviewed by the Company for impairments.

OFFERING COSTS

    The Company has incurred offering costs which total $1,885,777 for the year ended December 31, 1999. Such costs represent legal and other professional fees incurred related to the Company's IPO and issuance of Series A Preferred Stock. Such costs were recorded as a reduction of IPO proceeds upon the consummation of the IPO on October 29, 1999. In addition to cash offering costs, warrants were issued to the selling agent and underwriter valued at $366,234, which excludes $165,200 worth of warrants issued and later canceled.

ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                      DECEMBER 31,    DECEMBER 31,
                                                          1999            1998
                                                      -------------   -------------
Accrued payroll and vacation........................    $ 53,938         $    --
Accrued professional fees...........................      67,854              --
Accrued Telecom and Telecom termination fees for
  Convergent contract...............................      81,392              --
Other liabilities...................................     172,340          31,185
                                                        --------         -------
    Total accrued liabilities.......................    $375,524         $31,185
                                                        ========         =======

INCOME TAXES

    A current provision for income taxes is recorded for actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities are recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for the

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized.

NET LOSS PER SHARE

    The Company reports net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which requires the presentation of both basic and diluted earnings (loss) per share. Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the period. Weighted average common shares excludes 28,648 shares of putable Class B Common Stock as an assumed cash settlement is more dilutive. Diluted net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has also excluded the weighted average effect of common stock issuable upon exercise of all warrants and options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for the periods presented. The shares excluded related to outstanding options and warrants (without regard to the treasury stock method) at December 31, 1999 and 1998 were 511,000 and 4,440, respectively.

STOCK BASED COMPENSATION

    The Company accounts for its employee stock option plan and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations. The Company adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which allows entities to continue to apply the provisions of APB No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and related interpretation.

REVENUE RECOGNITION

    The Company generates revenue from three sources: (1) service revenue for the installation of equipment for internet access and access to the Company's secure financial network at customer sites, (2) software license fees, and
(3) recurring monthly network access and connectivity fees. Service revenue is recognized as the services are performed. Software license arrangements typically provide for enhancements over the term of the arrangement, and software license fees are generally received in advance, deferred and recognized ratably over the term of the arrangement. Network access and connectivity fees are typically billed in advance and recognized in the month that the access/connectivity is provided.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes software development costs when a software product is determined to be technologically feasible. The Company's software products are deemed to be technologically feasible at the point the Company commences field testing of the software. The period from field testing to general customer release of the software has been brief and the costs incurred during this period were insignificant. Accordingly, the Company has not capitalized any qualifying software development costs.

ADVERTISING

    The Company expenses advertising as incurred. Advertising expense was $141,196 and $0 for the years ended December 31, 1999 and 1998, respectively.

COMPREHENSIVE INCOME

    The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From inception through December 31, 1999, there have been no differences between the Company's comprehensive loss and its net loss.

SEGMENT INFORMATION

    In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have separately reportable operating segments.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB 133" ("SFAS No 137"). SFAS No. 137 requires the Company to adopt SFAS No. 133 for all quarters in the year ended December 31, 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. To date, the Company has not entered into any derivative financial instruments or hedging activities.

    During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), to establish guidelines for revenue recognition and enhance revenue recognition disclosure requirements. SAB 101 clarifies basic criteria for when revenues are taken into account for purposes of a company's financial statements. SAB 101 is effective for the quarter ended June 30, 2000. The Company is currently assessing the implications of adopting SAB 101. In the period of adoption, the cumulative impact will be reported as a change in accounting principle as dictated by SAB 101.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

3.  BORROWINGS:

    The Company's borrowings at December 31, 1999 and 1998, consisted of the following:

                                            1999                     1998
                                   ----------------------   ----------------------
                                     FACE     UNAMORTIZED     FACE     UNAMORTIZED
                                    VALUE      DISCOUNT      VALUE      DISCOUNT
                                   --------   -----------   --------   -----------
Notes payable....................  $470,000      $ --       $370,000    $(117,167)
                                   --------      ----       --------    ---------
                                   $470,000      $ --       $370,000    $(117,167)
                                   ========      ====       ========    =========

BRIDGE LOAN

    In August 1999, the Company raised $300,000 through Neidiger, Tucker, Bruner, Inc. and First Capital Investments, Inc. ("FCI" or the "Selling Agent"). The Bridge Loan bore interest at 14% and was to mature upon the earlier of the closing of the Company's IPO or one year from the date of the note. The loan was paid in full upon the closing of the IPO. FCI, is a related party through its substantial ownership of the Company's common stock.

    Upon their issuance, the proceeds of the Bridge loan were discounted to reflect the estimated fair value of warrants issued to the holders of the bridge loan debt. The discount was amortized as interest expense over the estimated term of the notes. Debt issuance costs in the amount of $31,045 were paid in conjunction with the issuance of these notes and were amortized as interest expense over the term of the notes. The estimated fair value of the warrants was $33,127 and was determined utilizing the Black-Scholes option pricing model, assuming a volatility factor of .001%, a risk free rate of 6.22% and a fair market value of the underlying stock of $6.75 per share. The warrants are still outstanding at December 31, 1999.

NOTE PAYABLE

    Beginning on October 20, 1998, the Company offered through its officers, directors and FCI, up to $2,000,000 of 15% secured notes due October 19, 2000 (the "Notes") along with warrants to purchase Class A Common Stock (the "Warrants"). At December 31, 1998, the Company had raised $370,000 through the Offering. The Company raised a total of $470,000, and the Offering closed on February 8, 1999.

    The Notes are secured by substantially all of the assets now owned and hereafter acquired by the Company, including the assets acquired from LanXtra in February 1999. There is no pre-payment penalty.

    In connection with the Offering, the Company granted note holders Warrants to purchase 1,200 shares of the Company's Class A Common Stock for every $10,000 of Notes purchased. Accordingly, at December 31, 1998, the Company had issued Warrants for 44,400 shares, and in February 1999, issued Warrants for an additional 12,000 shares. Such Warrants had an exercise price of $0.01 per share. These detachable Warrants were valued at a total of $169,660 utilizing the Black-Scholes option pricing

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

3.  BORROWINGS: (CONTINUED)
model, assuming a volatility factor of 70%, a risk free interest rate of 4.31% and a fair market value of the underlying common stock of $3 per share. All Warrants have been exercised.

REVOLVING LINE OF CREDIT

    As part of the Purchase Agreement, a $600,000 Revolving Line of Credit was assumed by the Company. The line of credit accrued interest at a rate equal to the bank's reference rate plus 1.5% (9.25% at December 31, 1998). The Revolving Line of Credit was collateralized by letters of credit issued by the Company and certain LanXtra stockholders as well as by agreements among certain LanXtra stockholders. The Revolving Line of Credit was paid in full and cancelled after the IPO proceeds were received, at which point the corresponding collateralized letters of credit were released.

NOTES PAYABLE TO STOCKHOLDERS

    The Company assumed notes payable to certain LanXtra stockholders as part of the Purchase Agreement. The maturity date on these notes was extended to the date on which the Company obtains 100 credit union customers (the "100 Credit Union Date"). The 100 Credit Union Date was reached on December 31, 1999. In addition, interest terms were amended such that no interest was to accrue for the remaining term of the notes payable. At the acquisition date, the notes were discounted to reflect their fair value. The discount was amortized as interest expense over the remaining estimated term of the notes. The notes payable to stockholders were repaid in full after the IPO proceeds were received.

    As additional consideration for shareholder notes with a face value of $240,000, LanXtra issued 28,648 shares of its putable common stock. These putable shares were exchanged for 28,648 shares of the Company's Class B Putable Common Stock. The lenders have the right to sell these shares back to the Company for a purchase price of $7 per share, through March 30, 2000, or can convert these shares into equivalent shares of Class A Common Stock. If these shares are not redeemed or converted at the request of the shareholder, they will automatically be converted on March 31, 2000. As a result of this transaction, the Class B shares were recorded at their estimated fair value of $167,197. The difference between this amount and the put value of $200,537 was accreted as interest expense over the estimated term of the notes.

RELATED PARTY COLLATERALIZED LOANS

    The Company also assumed certain factoring agreements (the "Agreements") with management and a stockholder of the Company as part of the Purchase Agreement. The interest terms were amended such that no interest would be accrued for the remaining term of the loans and the maturity of these loans was extended to the 100 Credit Union Date. The related party collateralized loans were paid in full after the IPO proceeds were received and cancelled.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

3.  BORROWINGS: (CONTINUED)
MATURITIES OF BORROWINGS

    The Company's borrowings as of December 31, 1999, totaling $470,000 mature in year 2000.

4.  RELATED PARTY TRANSACTIONS:

MONEYLINE AMERICA, LLC

    In August 1999, the Company entered into an agreement with MoneyLine America, LLC, (the "MoneyLine Agreement"), which provides that the Company will receive payments under an agreement with MoneyLine to provide on line mortgage lending services for credit unions and their members through the Company's network. This agreement calls for a minimum payment of $300,000 in the first year, beginning September 1999, escalating to $1,000,000 in years six through ten, provided the Company has at least 1,500 credit unions, or 12% of the U.S. credit unions on its network by the end of year three. The amounts received are reflected as deferred revenue--license agreements in the accompanying balance sheets. Fifty percent of MoneyLine America is owned by Boutine Capital, LLC, a principal shareholder of the Company.

CONVERGENT COMMUNICATIONS

    Effective October 22, 1999, the Company entered into a five-year agreement with Convergent. This agreement includes a sale lease back of certain network equipment. Equipment with a net book value of $265,394 was sold for $285,976. A corresponding deferred gain of $20,582 was recorded and will be recognized over the life of the leases. Under this agreement, Convergent will establish, maintain and support network connectivity between the Company's network and its customers, including providing, equipment, maintenance and related services for the network. One of the Company's directors is the Chief Executive Officer and chairman of the board of Convergent Communications, Inc. the parent company of Convergent. In addition, Convergent owns 64,000 shares of the Company's stock at December 31, 1999.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

5.  CAPITAL LEASE OBLIGATIONS:

    The Company assumed several capital lease agreements related to computers and various office equipment in conjunction with the Purchase Agreement. The Company has also entered into additional capital lease agreements during the year ended December 31, 1999. The capital leases have terms ranging from 24 to 60 months with interest rates ranging between 9% and 20.3%.

    As of December 31, 1999, the present value of the future minimum lease payments is as follows:

2000........................................................  $ 196,163
2001........................................................    184,782
2002........................................................    119,455
2003........................................................     93,065
2004........................................................     77,555
                                                              ---------
                                                                671,020
Less: amounts representing interest.........................   (147,026)
                                                              ---------
                                                                523,994
Less: current portion.......................................   (137,500)
                                                              ---------
Long-term capital lease obligation..........................  $ 386,494
                                                              =========

    The net book value of assets under capital lease obligations as of December 31, 1999 was approximately $530,779.

6.  STOCKHOLDERS' EQUITY:

    The Company is authorized to issue 20,000,000 shares of common stock, par value $.0001 per share. The common stock is segregated into two classes: Class A and Class B. Of the 20,000,000 shares of common stock, 19,970,000 are designated as Class A and 30,000 are designated as Class B.

CLASS A COMMON STOCK

    At December 31, 1999, 4,697,326 shares of Class A Common Stock were issued and outstanding. Two million shares were issued for consideration of $.0001 per share (par value). Certain LanXtra shareholders and management were issued 625,356 shares for cash consideration of $.01 per share. The estimated fair value assigned to these shares was $3 per share which is consistent with the value assigned to the 375,214 shares issued to LanXtra in February 1999. The holders of Class A Common Stock are entitled to one vote for each share held on record on each matter submitted to a vote of shareholders. Cumulative voting for election of directors is not permitted. Holders of Class A Common Stock have no preemptive rights or rights to convert their Class A Common Stock into any other securities.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

6.  STOCKHOLDERS' EQUITY: (CONTINUED)
CLASS B COMMON STOCK

    As of December 31, 1999, there were 28,648 shares of the Class B voting Common Stock issued and outstanding. These shares were issued in exchange for similar securities of LanXtra as partial consideration for the purchase of LanXtra's business, and are callable by the Company at $7 per share. The holders of Class B Common Stock have the right to sell the Class B Common Stock to the Company at $7 per share or convert their shares to equivalent units of Class A Common Stock on March 30, 2000. If these shares are not redeemed or converted at the request of the shareholder, they will automatically be converted on March 31, 2000. The Class B Common Stock was authorized so that the Company could exchange its Class B Common Stock for LanXtra's existing nonvoting putable common stock with similar terms.

PREFERRED STOCK

    In February 1999, the Board of Directors authorized the Company, without further action by the shareholders, to issue 10,000,000 shares of one or more series of preferred stock at a par value of $.0001, all of which is nonvoting. The Board of Directors may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. In addition, the Company authorized the sale of 700,000 shares of Series A Convertible Preferred Stock in conjunction with a private placement offering of the stock. Each share of the Series A Preferred Stock was convertible at any time at the holder's option into an equal number of shares of Class A Common Stock of the Company at a conversion price initially equal to the offering price, which was established at $3 per share. Each share of the Series A Preferred Stock was automatically convertible into an equal number of Class A shares upon certain conditions, including an IPO.

    The Company sold 700,000 shares of Series A Preferred Stock at $3 per share, raising proceeds of $2,100,000. All Series A preferred shares were converted to Class A Common Stock on the closing date of the IPO. The Series A Preferred Stock bore dividends a the rate of 5% per year, payable in cash or shares of the Company's Class A common stock. During 1999, the Company paid $64,197 of dividends.

WARRANTS

    As part of the underwriter's compensation for the funds raised in the Company's IPO, the Company agreed to sell, for $100, warrants to purchase 120,000 shares of the Class A Common Stock. The warrants are exercisable at any time during a five-year term at an exercise price equal to 125% of the offering price, or $8.125. The warrants outstanding were valued at a total of $366,234, utilizing the Black-Scholes option pricing model assuming a volatility factor of 53%, a risk free interest rate of 6.22% and a fair market value of the underlying shares of $6.50. The value of these warrants were recorded as a reduction of additional paid in capital received from the initial public offering.

    In conjunction with the issuance of the August 1999 Bridge Loan, the Company granted the Bridge Loan holders warrants to purchase 5,000 shares of the Company's Class A common stock for every

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

6.  STOCKHOLDERS' EQUITY: (CONTINUED)
$50,000 of notes purchased. The warrants are exercisable for a period of five years beginning on the earlier to occur of (i) the closing of the IPO or
(ii) one year from the date of the warrant. These detachable warrants were valued at a total of $33,127 utilizing the Black-Scholes option pricing model, assuming a volatility factor of 70%, a risk free rate of 6.22% and a fair value of the underlying common stock of $6.75 per share.

    The Company issued warrants with the private placement of notes payable in October 1998 which allow the purchase of 1,200 shares of the Company's Class A Common Stock for every $10,000 of notes payable. The exercise price was $0.01 per share. Originally, the warrant exercise period was for a period of one year beginning on the maturity date of the notes payable. On December 22, 1998, the Company accelerated the exercise period to begin immediately and end one year after each note's issuance date. All holders of warrants at that date elected to immediately exercise their warrants. Warrants for 44,400 shares of Class A Common Stock were issued and exercised at December 31, 1998. Warrants for an additional 12,000 shares of Class A Common Stock were issued and immediately exercised during 1999.

    The Company redeemed 17,640 and 44,400 shares of Class A Common Stock from its existing shareholders for a redemption price of $.0001 per share during the year ended December 31, 1999 and 1998, respectively. The redeemed shares were reissued in connection with the exercise of the warrants issued to note holders and the Selling Agent.

    As part of the Selling Agent's compensation, the Company agreed to issue additional warrants for the Company's Class A Common Stock. The warrants are exercisable at any time during a five-year term at 110% of the price paid by the holders of the Notes for the Class A Common Stock. At December 31, 1998, the Selling Agent earned the right to purchase 4,440 shares of the Company's
Class A Common Stock at an exercise price of $.011 per share. At September 30, 1999, the Selling Agent earned the right to purchase an additional 1,200 shares under the same terms. The 4,440 warrants outstanding at December 31, 1998, were valued at a total of $13,284 and the additional 1,200 warrants were valued at $3,590, utilizing the Black-Scholes option pricing model assuming a volatility factor of 70%, a risk free interest rate of 4.31% and a fair market value of the underlying shares of $3 per share. The warrants were recorded as debt issuance costs and are being amortized into interest expense over the life of the debt. All such warrants have been exercised.

STOCK OPTIONS

    Effective March 19, 1999, the Company adopted a stock option plan (the "Plan"). The Plan provides for grants of incentive stock options, nonqualified stock options and restricted stock to designated employees, officers, directors, advisors and independent contractors. The Plan authorizes the issuance of up to 750,000 shares of Class A Common Stock. Under the Plan, the exercise price per share of a non-qualified stock option must be equal to at least 50% of the fair market value of the common stock at the grant date, and the exercise price per share of an incentive stock option must equal the fair market value of the common stock at the grant date. Through December 31, 1999, options for 505,500 shares of Class A Common Stock have been issued under the Plan. The

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

6.  STOCKHOLDERS' EQUITY: (CONTINUED)
outstanding stock options have an average exercise price of $4.19 per share, with a range of $3.00 to $6.25, and vest over various terms with a maximum vesting period of 18 months and expire after the contract period of ten years.

    During the year ended December 31, 1999, the Company granted options for 20,000 shares of Class A Common Stock to non-employees in exchange for services. The exercise price of these options range from $3.00 to $6.00 per share. The fair value of these options on the date of grant was approximately $107,000. Expense related to such options will be recorded over the term the services are provided. The fair value of each non-employee option grant was estimated on the date of the grant using the Black-Scholes option pricing model. Assumptions used to calculate the fair value were risk free interest rates of 4.48% to 6.22%, no dividend yields, a life of five to ten years and volatility of 53%.

    The following table summarizes stock option activity under the Plan:

                                               GRANTED TO            GRANTED TO
                                                EMPLOYEES           NON-EMPLOYEES
                                           -------------------   -------------------
                                                      WEIGHTED              WEIGHTED
                                                      AVERAGE               AVERAGE
                                                      EXERCISE              EXERCISE
                                            SHARES     PRICE      SHARES     PRICE
                                           --------   --------   --------   --------
Outstanding at January 1, 1999...........       --     $  --          --     $  --

  Granted................................  505,500      4.19      20,000     $4.50
  Exercised..............................     (500)     3.00          --        --
  Canceled...............................  (14,000)     3.38          --        --
                                           -------     -----      ------     -----
Outstanding at December 31, 1999.........  491,000      4.41      20,000     $4.50
                                           =======     =====      ======     =====
Exercisable at December 31, 1999.........  157,124     $3.45          --     $  --
                                           =======     =====      ======     =====
Weighted average fair value of options
  granted during the year................              $1.64                 $2.67
                                                       =====                 =====

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

6.  STOCKHOLDERS' EQUITY: (CONTINUED)
    Under the fair value approach of SFAS 123, the total fair value of options granted under the Plan during 1999 was $829,509. If the Company had accounted for its stock option plan in accordance with SFAS 123, the Company's net loss and pro forma net loss would have been reported as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1999
                                                                  -------------
Net loss:                        As reported....................   $(4,753,519)
                                                                   ===========
                                 Pro forma......................   $(5,180,247)
                                                                   ===========
Per share data:                  As reported....................   $     (1.56)
                                                                   ===========
                                 Pro forma......................   $     (1.71)
                                                                   ===========

    The fair value of each option grant was estimated on the date of the grant using the minimum value method. Assumptions used to calculate the fair value were risk free interest rates of 6.22% to 6.25%, no dividend yields, an expected life of three to five years and volatility of .001% to 53%.

7.  COMMITMENTS AND CONTINGENCIES:

LEGAL MATTERS

    In connection with the Purchase Agreement transaction, a shareholder of LanXtra exercised his rights as a dissenting shareholder. The Company assumed LanXtra's obligation (if any) to this dissenting shareholder. If the shareholder is permitted to pursue his claim in a legal proceeding, LanXtra could be required to pay the shareholder the fair value of his shares immediately before the closing date of the Purchase Agreement. The Company's and LanXtra's management believes that the value paid on account of these shares pursuant to the Purchase Agreement is greater than the amount which the dissenting shareholder could recover under Colorado law. The dissenting shareholder has asserted that the value of his 50,000 LanXtra shares immediately before the closing date of the Purchase Agreement would be approximately $250,000. The ultimate resolution of the matter, which is expected to occur within one year, could result in an obligation to such shareholder. Further, should LanXtra, or the Company as successor, be required to make a payment to this shareholder, such payment could result in the purchase transaction being treated as a taxable transaction which could subject the Company to a significant tax liability.

    In accordance with the Purchase Agreement, the Company may become legally obligated to satisfy additional liabilities of LanXtra, including liabilities arising on or after the closing date with respect to LanXtra's assets or business. To date, no liabilities other than those identified in the Purchase Agreement have arisen, however, other liabilities could arise in the future.

    The Company is exposed to legal claims arising in the ordinary course of business. In management's opinion, none of the claims currently asserted will result in a material liability or change to earnings.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

8.  INCOME TAXES:

    The Company has had losses since its Inception, and therefore has not been subject to federal or state income taxes. As of December 31, 1999, the Company had an accumulated net operating loss ("NOL") carryforward for income tax purposes of approximately $5,179,000. Approximately $1,800,000 of this NOL was acquired through the purchaser of LanXtra. This acquired NOL is subject to certain limitations and if utilized would be recorded as a reduction of purchased goodwill. The carryforward is subject to examination by the tax authorities and expires at various dates through the year 2014. The Tax Reform Act of 1986 contains provisions that may limit the NOL carryforwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change of ownership of a company greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change.

    Deferred tax assets and liabilities consist of the following:

                                                           1999         1998
                                                        -----------   --------
Current deferred tax assets (liabilities):
  Deferred revenue....................................  $    70,637   $     --
  Accrued compensation................................        6,134         --
  Other...............................................       15,086         --
                                                        -----------   --------
                                                             91,857         --

Less valuation allowance..............................      (91,857)        --
                                                        -----------   --------
  Total current deferred tax assets (liabilities).....           --         --

Non-current deferred assets (liabilities):
  Net operating loss carryforwards....................  $ 1,968,155   $ 13,659
  Depreciation differences............................      (12,129)        --
  Other...............................................       12,129         --
                                                        -----------   --------
                                                          1,968,155     13,569
Less valuation allowance..............................   (1,968,155)   (13,659)
                                                        -----------   --------
Total non-current deferred tax assets (liabilities)...           --         --
                                                        -----------   --------
Net deferred taxes....................................  $        --   $     --
                                                        ===========   ========

    Included in the Company's deferred tax assets is a benefit resulting from the accumulated NOL and other previously unrecognized tax benefits. Recognition of the NOL and these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the NOL benefit and for the deferred tax assets in excess of deferred tax liabilities, and no benefit for income taxes has been recognized in the accompanying statements of operations.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

8.  INCOME TAXES: (CONTINUED)
    The Company recorded income tax expenses and benefits for the years ended December 31 as follows:

                                                           1999         1998
                                                        -----------   --------
Current tax benefit...................................  $(1,275,298)  $ (3,017)
Deferred tax benefit..................................      (61,444)   (10,642)
Valuation provision...................................    1,336,742     13,659
                                                        -----------   --------
                                                        $        --   $     --
                                                        ===========   ========

    The differences in income taxes provided and the amounts determined by applying the federal statutory rate to income taxes result from the following:

                                                           1999         1998
                                                        -----------   --------
Income tax benefit using federal statutory rate.......  $(1,616,196)  $(12,221)
State income tax benefit, net.........................     (190,141)    (1,438)
Goodwill amortization.................................      331,981         --
Accretion of debt discount............................      122,253         --
Meals, entertainment and other........................       15,361         --
Change in valuation allowance.........................    1,336,742     13,659
                                                        -----------   --------
                                                        $        --   $     --
                                                        ===========   ========

9.  ACQUISITION OF LANXTRA BUSINESS (UNAUDITED):

    As discussed above, the Company acquired the business of LanXtra on February 1, 1999. The following is pro forma operating information. For purposes of the pro forma statement of operations, the transaction was assumed to be consummated on January 1, 1998. Pro forma earnings per share are calculated as if the Purchase Agreement was completed on January 1, 1998 and the related 1,029,218 shares of common stock were issued on that date.

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

9.  ACQUISITION OF LANXTRA BUSINESS (UNAUDITED): (CONTINUED)
    The pro forma statement of operations for the year ended December 31, 1998 is as follows:

                                                         PRO FORMA
                                 LANXTRA      CAVION    ADJUSTMENTS       PRO FORMA
                               -----------   --------   -----------      -----------
                                                        (UNAUDITED)      (UNAUDITED)
Revenue......................  $   215,022   $     --    $      --       $   215,022
Cost of revenue..............      222,419         --           --           222,419
                               -----------   --------    ---------       -----------
  Gross profit...............       (7,397)        --           --            (7,397)

Operating expenses...........    1,117,892      6,877      914,146 (1)     2,038,915
Nonoperating expenses........      845,213     29,067     (584,480)(2)       289,800
                               -----------   --------    ---------       -----------
  Loss from continuing
    operations...............  $(1,970,502)  $(35,944)   $(329,666)      $(2,336,112)
                               ===========   ========    =========       ===========
Unaudited pro forma net loss
  from continuing operations
  per basic and diluted
  share......................                                            $      (.77)
                                                                         ===========
Weighted average shares
  outstanding................                                              3,029,218
                                                                         ===========

    The pro forma statement of operations for the year ended December 31, 1999 is as follows:

                                                         PRO FORMA
                               LANXTRA      CAVION      ADJUSTMENTS       PRO FORMA
                              ---------   -----------   -----------      -----------
                                          (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
Revenue.....................  $  37,850   $   618,505     $     --       $   656,355
Cost of revenue.............     31,898       493,244           --           525,142
                              ---------   -----------     --------       -----------
  Gross profit..............      5,952       125,261           --           131,213

Operating expenses..........    213,311     4,392,769       79,421 (1)     4,685,501
Interest expense and
  other.....................     64,069       486,011      (52,932)(2)       497,148
                              ---------   -----------     --------       -----------
  Net loss..................  $(271,428)  $(4,753,519)    $(26,489)      $(5,051,436)
                              =========   ===========     ========       ===========
Net loss per basic share....  $   (1.06)  $     (1.56)                   $     (1.64)
                              =========   ===========                    ===========
Weighted average shares
  outstanding...............                                               3,112,424
                                                                         ===========

------------------------

ADJUSTMENTS

(1) Amortization of goodwill

(2) Reduction of interest expense to reflect Cavion's capital structure

                           CAVION TECHNOLOGIES, INC.
                     (FORMERLY NETWORK ACQUISITIONS, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                FOR THE PERIOD FROM INCEPTION (AUGUST 18, 1998)
                              TO DECEMBER 31, 1998

10.  SUBSEQUENT EVENTS:

    On February 14, 2000, the Company entered into an agreement for investor relations consulting services with Strategic Growth International, Inc. ("SGI"). In connection with the agreement, the Company granted SGI options to purchase 175,000 shares of our class A common stock exercisable at $11.1875 for a period of five years. The agreement has a term of one-year and requires monthly payments of $8,000 to SGI for the services.

    On February 17, 2000, the Company entered into an agreement to issue, for $12.00 per share, the closing price on February 14, the date of the offering to the investors, 205,000 shares of its Class A Common Stock in a private transaction. Gross proceeds of $2,460,000 were raised, and the Company, after a reduction of $196,800 for the selling agent's commission, netted proceeds of $2,263,200. In conjunction with this private placement, warrants to purchase 20,500 shares of the Company's Class A Common Stock were issued to the selling agent.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION)
                              FINANCIAL STATEMENTS
                   AS OF JANUARY 31, 1999, DECEMBER 31, 1998,
                             AND DECEMBER 31, 1997
                      TOGETHER WITH REPORT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LanXtra, Inc.:

    We have audited the accompanying balance sheets of LANXTRA, INC. (a Colorado corporation; formerly Cavion Technologies, Inc. and Sigmacom Corporation) as of January 31, 1999, December 31, 1998 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the one-month period ended January 31, 1999 and for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LanXtra, Inc. as of January 31, 1999, December 31, 1998 and 1997, and the results of its operations and its cash flows for the one-month period ended January 31, 1999 and for the years ended December 31, 1998 and 1997 all in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Effective February 1, 1999, substantially all of the Company's assets were transferred to Cavion Technologies, Inc. in exchange for common stock and the assumption of the Company's liabilities. Subsequent to this transaction, the Company's activities will be limited to holding warrants to purchase the common stock of Convergent Communications Services, Inc. and common stock of Cavion Technologies, Inc. In April 1999, the Board of Directors resolved to form a limited liability company and contribute the Company's remaining assets into such company. The ability of the Company and its successor limited liability company to continue operations depends upon the ultimate value, if any, of the financial instruments held and the resolution of the matters discussed in Note 7. This raises substantial doubt about the Company and its successor's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado,
May 18, 1999.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION)

                                 BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                              JANUARY 31,    -------------------------
                                                                  1999          1998          1997
                                                              ------------   -----------   -----------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $        --    $    52,116   $   350,443
  Accounts receivable.......................................       16,458         17,695       114,599
  Prepaids..................................................       33,120         38,295            --
  Inventories...............................................        5,832          5,641            --
                                                              -----------    -----------   -----------
    Total current assets....................................       55,410        113,747       465,042
                                                              -----------    -----------   -----------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................................        7,674          7,674         7,674
  Furniture and fixtures....................................       44,330         44,330        44,330
  Network equipment and licensed software...................      391,880        354,577       233,471
                                                              -----------    -----------   -----------
                                                                  443,884        406,581       285,475
  Less--Accumulated depreciation............................     (112,864)      (104,712)      (38,209)
                                                              -----------    -----------   -----------
    Property and equipment, net.............................      331,020        301,869       247,266
                                                              -----------    -----------   -----------
DEBT ISSUANCE COSTS, net of accumulated amortization of
  $67,500, $67,500 and $49,091, respectively................           --             --        18,409
DEPOSIT FOR LETTER OF CREDIT................................       20,000         20,000        20,000
OTHER ASSETS................................................       21,815         20,179        17,313
                                                              -----------    -----------   -----------
TOTAL ASSETS................................................  $   428,245    $   455,795   $   768,030
                                                              ===========    ===========   ===========
                                LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $   256,222    $   118,942   $    81,032
  Bank overdraft............................................       19,397             --            --
  Accrued liabilities.......................................      186,444        171,908       211,347
  Accrued interest..........................................      114,322        105,401         9,095
  Deferred revenue and deposits.............................      214,712        198,884         8,695
  Related party collateralized loans........................       13,410         13,410        75,190
  Current portion of capital lease obligations..............       30,279         32,363        17,661
  Notes payable to stockholders.............................      300,000        300,000        40,000
  Note payable to Cavion....................................      335,000        335,000            --
  Revolving line of credit..................................      600,000        600,000       600,000
                                                              -----------    -----------   -----------
    Total current liabilities...............................    2,069,786      1,875,908     1,043,020
                                                              -----------    -----------   -----------
LONG-TERM LIABILITIES:
  Capital lease obligations.................................       32,832         32,832        20,475
PUTABLE COMMON STOCK; 58,648, 58,648 and 30,000 shares
  issued and outstanding, respectively (stated at accreted
  value; total redemption value of approximately
  $2.0 million).............................................    1,700,236      1,650,236       837,500
COMMITMENTS AND CONTINGENCIES
  (Notes 1 and 7)
STOCKHOLDERS' DEFICIT:
  Common stock; $.01 par value, 1,000,000 shares authorized;
    315,112, 315,112 and 286,464 shares issued, and
    outstanding including 58,648, 58,648 and 30,000 shares,
    respectively, of putable common stock...................        3,151          3,151         2,865
Additional paid-in capital..................................      410,735        410,735       410,735
Accumulated deficit.........................................   (3,788,495)    (3,517,067)   (1,546,565)
                                                              -----------    -----------   -----------
    Total stockholders' deficit.............................   (3,374,609)    (3,103,181)   (1,132,965)
                                                              -----------    -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.................  $   428,245    $   455,795   $   768,030
                                                              ===========    ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                          ONE-MONTH
                                                         PERIOD ENDED   YEARS ENDED DECEMBER 31,
                                                         JANUARY 31,    -------------------------
                                                             1999          1998          1997
                                                         ------------   -----------   -----------
REVENUE:
  Network access and connectivity fees.................    $  24,381    $   147,965        24,430
  Installation services................................       12,800         63,031            --
  Software licensing fees..............................          669          4,026            --
                                                           ---------    -----------   -----------
    Total revenue......................................       37,850        215,022        24,430
                                                           ---------    -----------   -----------
COST OF REVENUE:
  Network access and connectivity......................       15,645        136,903        51,688
  Installation services................................       16,253         85,516            --
                                                           ---------    -----------   -----------
    Total cost of revenue..............................       31,898        222,419        51,688
                                                           ---------    -----------   -----------
    Gross profit (loss)................................        5,952         (7,397)      (27,258)
                                                           ---------    -----------   -----------
OPERATING EXPENSES:
  General and administrative...........................      181,731        869,293       673,034
  Research and development.............................       31,580        248,599       363,741
                                                           ---------    -----------   -----------
    Total operating expenses...........................      213,311      1,117,892     1,036,775
                                                           ---------    -----------   -----------
LOSS FROM OPERATIONS...................................     (207,359)    (1,125,289)   (1,064,033)
INTEREST EXPENSE.......................................      (64,069)      (997,503)     (808,822)
OTHER INCOME...........................................           --        152,290        37,361
                                                           ---------    -----------   -----------
LOSS FROM CONTINUING OPERATIONS........................     (271,428)    (1,970,502)   (1,835,494)
DISCONTINUED OPERATION:
  Gain from disposal of discontinued operation.........           --             --       418,848
  Income from operations of discontinued operation.....           --             --       653,528
                                                           ---------    -----------   -----------
                                                                  --             --     1,072,376
                                                           ---------    -----------   -----------
NET LOSS...............................................    $(271,428)   $(1,970,502)  $  (763,118)
                                                           =========    ===========   ===========
BASIC AND DILUTED NET LOSS FROM CONTINUING OPERATIONS
  PER SHARE............................................    $   (1.06)   $     (7.66)  $     (8.86)
                                                           =========    ===========   ===========
BASIC AND DILUTED NET LOSS PER SHARE...................    $   (1.06)   $     (7.66)  $     (3.68)
                                                           =========    ===========   ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING--BASIC AND
  DILUTED..............................................      256,464        257,319       207,205
                                                           =========    ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                    FOR THE ONE MONTH ENDED JANUARY 31, 1999
               AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                 COMMON STOCK
                                         ----------------------------
                                              SHARES
                                            (INCLUDING                  ADDITIONAL                      TOTAL
                                         SHARES OF PUTABLE                PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                           COMMON STOCK)      AMOUNT      CAPITAL       DEFICIT        DEFICIT
                                         -----------------   --------   -----------   -----------   -------------
BALANCES, December 31,
  1996.......................  230,000        $2,300         $ 11,250   $  (783,447)  $ (783,447)    $  (769,897)

  Exercise of stock options
    by an employee at an
    exercise price of $.01 in
    May 1997.................    5,000            50               --            --           --              50

  Issuance of common stock
    for cash at $7.77 per
    share in connection with
    the sale of discontinued
    operation................   51,464           515          399,485            --           --         400,000

  Net loss...................       --            --               --      (763,118)    (763,118)       (763,118)
                               -------        ------         --------   -----------   -----------    -----------

BALANCES, December 31,
  1997.......................  286,464         2,865          410,735    (1,546,565)  (1,546,565)     (1,132,965)

  Issuance of putable common
    stock....................   28,648           286               --            --           --             286

  Net loss...................       --            --               --    (1,970,502)  (1,970,502)     (1,970,502)
                               -------        ------         --------   -----------   -----------    -----------

BALANCES, December 31,
  1998.......................  315,112         3,151         $410,735   $(3,517,067)  $(3,517,067)   $(3,103,181)

  Net loss...................       --            --               --      (271,428)    (271,428)       (271,428)
                               -------        ------         --------   -----------   -----------    -----------

BALANCES, January 31, 1999...  315,112        $3,151         $410,735   $(3,788,495)  $(3,788,495)   $(3,374,609)
                               =======        ======         ========   ===========   ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                               ONE-MONTH           YEARS ENDED
                                                              PERIOD ENDED        DECEMBER 31,
                                                              JANUARY 31,    -----------------------
                                                                  1999          1998         1997
                                                              ------------   -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(271,428)    $(1,970,502)  $(763,118)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization...........................       8,152          84,912      58,284
    Gain from disposal of discontinued operations...........          --              --    (418,848)
    Provision for doubtful accounts.........................          --              --      20,923
    Accretion of putable stock..............................      50,000         612,200     577,500
    Accretion of discount on bridge loan....................          --         200,536          --
  Change in operating assets and liabilities--
    Accounts receivable.....................................       1,237          96,904    (135,522)
    Prepaids and inventories................................       4,984         (43,936)         --
    Other assets............................................      (1,636)         (2,866)     (7,970)
    Accounts payable........................................     137,280          37,910      69,186
    Accrued liabilities.....................................      23,457          56,867     184,169
    Deferred revenue........................................      15,828         190,189       8,695
    Decrease in net assets of discontinued operations.......          --              --      64,884
                                                               ---------     -----------   ---------
      Net cash used in operating activities.................     (32,126)       (737,786)   (341,817)
                                                               ---------     -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (37,303)        (71,154)   (181,422)
  Proceeds from disposal of discontinued operations.........          --              --     475,000
                                                               ---------     -----------   ---------
      Net cash (used in) provided by investing activities...     (37,303)        (71,154)    293,578
                                                               ---------     -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft............................................      19,397              --          --
  Proceeds from notes payable...............................          --              --          --
  Proceeds from issuance of common stock....................          --             286     400,050
  Repayments of related party loans.........................          --         (61,780)    (50,000)
  Cash received on related party loans......................          --              --      75,190
  Repayments of stockholder notes...........................          --              --     (28,721)
  Cash received from stockholder notes......................          --         260,000          --
  Cash received from Cavion.................................          --         335,000          --
  Payment on capital lease obligations......................      (2,084)        (22,893)     (6,625)
                                                               ---------     -----------   ---------
  Net cash provided by financing activities.................      17,313         510,613     389,894
                                                               ---------     -----------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........     (52,116)       (298,327)    341,655

CASH AND CASH EQUIVALENTS, beginning of period..............      52,116         350,443       8,788
                                                               ---------     -----------   ---------
CASH AND CASH EQUIVALENTS, end of period....................   $      --     $    52,116   $ 350,443
                                                               =========     ===========   =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Property acquired with capital leases.....................   $      --     $    49,952   $  44,761
                                                               =========     ===========   =========
  Putable common stock issued in conjunction With
    stockholder notes.......................................   $      --     $   200,536   $      --
                                                               =========     ===========   =========
  Cash paid for interest....................................   $   5,148     $    88,461   $  66,496
                                                               =========     ===========   =========

  The accompanying notes to financial statements are an integral part of these statements.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                         NOTES TO FINANCIAL STATEMENTS

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(1)  DESCRIPTION OF BUSINESS

    ORGANIZATION

    Sigmacom Corporation ("Sigmacom") was incorporated under the laws of the state of Colorado on June 26, 1992. In 1998 Sigmacom changed its name to Cavion Technologies, Inc. Effective January 1999, Cavion Technologies, Inc. changed its name to LanXtra, Inc. ("LanXtra" or the "Company"). Before 1998, the Company was engaged in integrating computer networks and communications technologies for financial institutions, Fortune 1000 companies and government agencies. On December 3, 1997, the Company entered into an asset purchase agreement with Convergent Communications Services, Inc. ("Convergent") for the sale of certain assets of the Company, including all assets related to the Company's network integrator business, including, without limitation, the name, "Sigmacom".

    Since January 1, 1998, the Company has been engaged in developing and marketing a suite of network products and services for the credit union industry that includes: (1) a secure network that enables access via the internet or an intranet; (2) secure internet financial products such as internet banking software; and (3) secure internet access services for credit unions.

    Subsequent to the transaction discussed below, the Company's activities will be limited to holding warrants for the purchase of Convergent common stock and common stock of the new Cavion Technologies, Inc. Further, in April 1999, the Board of Directors resolved to form a limited liability company and contribute the Company's remaining assets into such company. The ability of the Company and its successor limited liability company to continue operations depends upon the ultimate value, if any, of the financial instruments held and the resolution of the matters discussed in Note 7. This raises substantial doubt about the Company and its successor's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

    TRANSFER OF THE COMPANY'S ASSETS, LIABILITIES AND OPERATIONS

    In August 1998, the Company signed a letter of intent to transfer its assets and operations to a company to be renamed Cavion Technologies, Inc. ("Cavion"). In December 1998, the Company signed an Asset Purchase Agreement (the "Purchase Agreement") with Cavion for the transfer of substantially all the assets of the Company in exchange for 375,214 shares and 28,648 shares of Cavion's Class A and B common stock, respectively, and the assumption of liabilities. Also in December 1998, management shareholders of LanXtra received 625,356 shares of Class A common stock directly from Cavion. These management shareholders held sufficient voting shares, directly and indirectly through irrevocable proxies, to approve the transaction with Cavion.

    The Class A common stock and Class B common stock of Cavion are alike in all respects, except that the Class B common shareholders have the option to put those shares to Cavion for $7 per share and a parallel call option is held by Cavion. The Class A common stock issued to the Company represents approximately 12% of the common equity of Cavion. The Purchase Agreement was consummated on February 1, 1999 and Cavion has subsequently assumed the operations of the

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(1)  DESCRIPTION OF BUSINESS (CONTINUED)
Company. During the period from August 1998 through February 1, 1999, Cavion provided loans to the Company totaling $335,000 at January 31, 1999. Such loans were forgiven as part of the transaction. In management's opinion, the purchase of the Company's assets and assumption of its liabilities by Cavion will qualify under Internal Revenue Code regulations as a tax free reorganization.

    Upon consummation of the Purchase Agreement, several of the Company's contractual arrangements were significantly modified. The Company's Investment Agreement, warrant and option agreements were cancelled and certain debt maturities were rescheduled by the creditors (see Notes 3 and 5).

    Cavion is an entity formed by various third parties to acquire the business conducted by the Company. Through January 31, 1999, Cavion had raised $370,000 through debt offerings, $335,000 of which was advanced to the Company as of January 31, 1999. In February 1999, Cavion conducted a private placement of its Series A preferred stock, raising approximately $2 million.

    The business now conducted by Cavion has never been profitable, and there is substantial risk associated with the Company's investment in Cavion common stock. It is probable that the value of this common stock will be highly volatile and it is reasonably possible that the ultimate value realized from the stock could be zero.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    Accounting for transactions during the one-month period ending January 31, 1999, is on the same basis of accounting as for the years ended December 31, 1998 and 1997. The Company has presented information as of and for the one-month period ended January 31, 1999, as this represents the final period in which the business transferred to Cavion was conducted by the Company.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considered all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's cash and cash equivalents, trade receivables and payables approximated their carrying amounts due to their short-term nature. The fair value of the Company's other financial instruments are as follows:

                                               JANUARY 31, 1999 AND DECEMBER 31, 1998
                                              -----------------------------------------
                                                                           APPROXIMATE
                                                     CARRYING                  FAIR
                                                      AMOUNT                  VALUE
                                              -----------------------      ------------
Related party collateralized loans..........   $             13,410          $ 11,000
Notes payable to stockholders...............                300,000           260,000
Revolving line of credit....................                600,000           600,000
Putable stock...............................    1,700,236/1,650,236           175,000

                                                          DECEMBER 31, 1997
                                                        ----------------------
                                                                   APPROXIMATE
                                                        CARRYING      FAIR
                                                         AMOUNT       VALUE
                                                        --------   -----------
Related party collateralized notes....................  $ 75,190     $ 6,000
Notes payable to stockholders.........................    40,000       3,000
Revolving line of credit..............................   600,000     600,000
Putable stock.........................................   837,500      15,000

    Fair values at January 31, 1999 and December 31, 1998 have been estimated using the values placed on them by the buyer in the transaction described above. Fair values at December 31, 1997, have been estimated based upon the terms of subsequent financings.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subjected the Company to concentrations of credit risk were accounts receivable, which were concentrated among credit union customers. The Company performed ongoing credit evaluations of its customers' financial condition and generally required no collateral. Additionally, the Company managed a portion of its credit risk by billing certain services in advance. The Company had no significant financial instruments with off-balance sheet risk of accounting loss, such as foreign exchange contracts, option contracts or other hedging arrangements.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment were recorded at cost and depreciated using the straight-line method over the lesser of the lease term or their estimated lives as follows:

Furniture and fixtures.....................................            7 years
Computer equipment.........................................          3-5 years
Licensed software..........................................            3 years
Leasehold improvements.....................................  Life of the lease

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviewed its long-lived assets for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. During 1997 and 1998 and in January 1999, no impairment losses were recorded.

    ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

                                                                 DECEMBER 31,
                                               JANUARY 31,    -------------------
                                                   1999         1998       1997
                                               ------------   --------   --------
Wages payable and accrued vacation...........    $ 48,545     $ 44,661   $ 30,924
Accrued vendor payable.......................      78,673       78,673     78,673
Accrued professional fees....................      41,257       27,500      9,657
Other liabilities............................      17,969       21,074     92,093
                                                 --------     --------   --------
  Total accrued liabilities..................    $186,444     $171,908   $211,347
                                                 ========     ========   ========

    INCOME TAXES

    A current provision for income taxes was recorded for actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities were recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measured the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities were reflected as adjustments to tax expense in the period of enactment. Deferred tax assets were recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets were then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, were not expected to be realized.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE

    The Company reports net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which requires the presentation of both basic and diluted earnings (loss) per share. Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the period, excluding putable common stock as an assumed cash settlement is more dilutive than a share settlement. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. The Company has excluded the weighted average effect of common stock issuable upon exercise of all warrants and options for common stock from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded (without regard to the treasury stock method) are as follows:

For the year ended December 31:
  1998......................................................  531,978
  1997......................................................  307,113

    There are no such shares excluded for the month ended January 31, 1999, due to the cancellation of options and warrants at December 31, 1998.

    Basic and diluted net loss per share is computed using the following average shares outstanding:

                                                                   YEARS ENDED
                                                MONTH ENDED       DECEMBER 31,
                                                JANUARY 31,    -------------------
                                                    1999         1998       1997
                                                ------------   --------   --------
Weighted average shares outstanding...........    315,112      304,130    237,205
Less: Weighted average shares of putable
  stock.......................................    (58,648)     (46,811)   (30,000)
                                                  -------      -------    -------
Net weighted average shares outstanding.......    256,464      257,319    207,205
                                                  =======      =======    =======

    STOCK BASED COMPENSATION

    The Company accounted for its employee stock option plans and other employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which allows entities to continue to apply the provisions of APB 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1997 and future years as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions. The Company accounted for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company generated revenue from three sources: (1) service revenue for the installation of internet access equipment at customer sites, (2) software license fees, and (3) recurring monthly network access and connectivity fees. Service revenue was recognized as the services were performed. Software license arrangements typically provided for enhancements over the term of the arrangement, and software license fees were generally received in advance, deferred and recognized ratably over the term of the arrangement. Network access and connectivity fees were typically billed in advance and recognized in the month that the access/connectivity was provided.

    SOFTWARE DEVELOPMENT COSTS

    Capitalization of software development costs commenced upon the establishment of technological feasibility of the software product. The Company's software products were deemed to be technologically feasible at the point the Company commenced field testing of the software. The period from field testing to general customer release of the software was brief and the costs incurred during this period were insignificant. Accordingly, the Company did not capitalize any qualifying software development costs.

    COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. From its inception through January 31, 1999, there were no differences between comprehensive loss and net loss.

    SEGMENT INFORMATION

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS
No. 131"). SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it had one reportable operating segment at December 31, 1998 and January 31, 1999.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    Statement of Financial Accounting Standards No. 133

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Company is required to adopt SFAS No. 133 in the year ended December 31, 2000. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company's derivative financial instruments include a written put on the Company's common stock and the Convergent warrants (Note 8).

    RECLASSIFICATIONS

    Certain amounts in the 1997 financial statements have been reclassified to conform to the current year presentation.

(3)  DEBT

    REVOLVING LINE OF CREDIT

    In 1996, the Company entered into a two-year revolving line of credit (the "Revolving Line of Credit") with a bank which allows for borrowings up to $600,000. Interest accrues at a rate equal to the Bank's reference rate plus 1.5% (9.25%, 9.25% and 10% at January 31, 1999, December 31, 1998 and 1997,
respectively). The Revolving Line of Credit is collateralized by letters of credit issued by the Company and certain stockholders as well as by agreements among certain stockholders (see Note 5). In 1998, the Revolving Line of Credit was extended and all amounts outstanding were due on January 31, 1999. As part of the Purchase Agreement, the Revolving Line of Credit was assumed by Cavion and the maturity date of the loan was extended to December 31, 1999.

    As part of the 1997 asset sale agreement with Convergent, it was agreed that the Company would be reimbursed for interest expense incurred on the Revolving Line of Credit if certain revenue targets were achieved on the line of business sold. In 1998, Convergent reimbursed the Company for interest expense totaling $30,334 until June 30, 1998, when such reimbursements were discontinued because the revenue targets were not met.

    NOTES PAYABLE TO STOCKHOLDERS

    The notes payable to stockholders consist of eight notes totaling $300,000 at January 31, 1999, and December 31, 1998. Two of the notes have an aggregate principal balance of $40,000 and accrue interest at a rate of prime plus 2% (9.75%, 9.75% and 10.5% as of January 31, 1999, December 31, 1998 and 1997,
respectively). During 1999, 1998 and 1997, the Company continued to accrue interest in accordance with the terms of the notes. The notes are unsecured.

    Effective May 28, 1998, the Company entered into six note payable agreements (the "Bridge Loans") with certain stockholders and management (the "Lenders"), whereby the Company borrowed $260,000. Interest on the Bridge Loans was payable at the rate of 42% per year. Under the original terms of the Bridge Loans, the principal was payable in monthly installments and the balance, including accrued interest, was due on January 1, 1999. In connection with the Purchase Agreement, the maturity was extended to the date on which Cavion obtains 100 credit union customers (the "100 Credit Union Date"). In addition, interest terms were amended such that no interest will accrue after December 31, 1998. The Bridge Loans are unsecured.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(3)  DEBT (CONTINUED)
    As additional consideration for the Bridge Loans, the Lenders were issued 28,648 shares of the Company's nonvoting common stock for $.01 per share. The Lenders had the right to sell these shares back to the Company for a purchase price of $7 per share, during a 60-day period beginning January 1, 1999. As a result of this transaction, $200,536 was recorded as a debt discount and accreted as interest expense in 1998. The common stock was accreted to its redemption value at December 31, 1998. The right to sell shares back to the Company was canceled in conjunction with the Purchase Agreement, in exchange for the stockholders being granted the same rights in 28,648 shares of Cavion's Class B common stock.

    NOTE PAYABLE

    On September 14, 1998, the Company entered into a loan agreement with Cavion to borrow up to $300,000, at an interest rate of 16% and a maturity date of March 14, 1999. The note was secured by substantially all of the tangible and intangible assets of the Company (including its technology). On December 29, 1998, Cavion agreed to lend up to an additional $55,000 under the same terms, and advanced $35,000 of this amount. As part of the Purchase Agreement, this loan was forgiven.

    RELATED PARTY COLLATERALIZED LOANS

    The Company entered into factoring agreements (the "Agreements") with management and a stockholder of the Company. Accrued interest as of January 31, 1999, December 31, 1998 and 1997, under the Agreements was $27,952, $27,952 and $6,905, respectively, and is included in accrued interest in the accompanying financial statements. Under the terms of the Agreements, interest accrued on the outstanding balances at a rate of 3% for the first 30 days and 1% for each additional 10 days until the outstanding balances were paid in full. In connection with the Purchase Agreement, the maturity of these loans was extended to the 100 Credit Union Date. In addition, interest terms were amended such that no interest will accrue after February 1, 1999.

(4)  CAPITAL LEASE OBLIGATIONS

    The Company entered into various capital lease agreements related to computers and various office equipment. The capital leases have terms ranging from 24 to 36 months with interest rates ranging between 11.4% and 20.3%.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(4)  CAPITAL LEASE OBLIGATIONS (CONTINUED)
    As of December 31, 1998, the present value of future minimum lease payments are as follows:

Year Ending December 31,
  1999......................................................  $ 39,509
  2000......................................................    21,513
  2001......................................................    15,578
                                                              --------
                                                                76,600
  Less: amounts representing interest.......................   (11,405)
                                                              --------
                                                                65,195
  Less: current portion.....................................   (32,363)
                                                              --------
  Long-term capital lease obligation........................  $ 32,832
                                                              ========

    The net book value of assets under capital lease obligations as of January 31, 1999 was $65,069.

(5)  STOCKHOLDERS' DEFICIT

    INVESTMENT AGREEMENT

    In August 1996, the Company entered into an investment agreement (the "Investment Agreement") under which the Company sold 30,000 shares of common stock to an investor group at par value, subject to a put option agreement (the "Put Options"). The investor group provided letters of credit for $600,000 to secure the Company's Revolving Line of Credit. The Put Options were exercisable for a 60-day period beginning August 1, 1999.

    The original terms of the Put Options provided that they would be canceled if the Company completes a public stock offering and repaid the Revolving Line of Credit. The amounts to be redeemed under the Put Options were being accreted over the period to their exercise date using the straight line method, and has been included in interest expense in the accompanying statements of operations. Contingent upon consummation of the Purchase Agreement with Cavion, the investor group, under a separate agreement, has agreed to cancel the Put Options. The letters of credit provided by the investor group continue to secure the Company's Revolving Line of Credit until it is repaid by Cavion. However, LanXtra is obligated to reimburse the investor group in the event of foreclosure on their collateral.

    If Cavion defaults on the Revolving Line of Credit, 171,000 shares of the Company's outstanding common stock held by certain members of the Company's investor group are to be forfeited and transferred back to the Company.

    WARRANTS

    The Investment Agreement required that if the Company repaid its Revolving Line of Credit but failed to complete a qualified initial public offering by January 31, 2000, the investor group would be issued warrants to purchase 30,000 shares of common stock. The warrants will have an exercise price

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(5)  STOCKHOLDERS' DEFICIT (CONTINUED)
equal to the book value per share on December 31, 1999, and are exercisable anytime within three years from the date of issuance. As part of the Purchase Agreement, such warrants were canceled.

    The Company also issued a stockholder warrants to purchase 7,113 shares of common stock in consideration for services performed in connection with the Investment Agreement. The warrants had an exercise price of $7.70 and are exercisable upon the expiration or the exercise of the Put Option. No value was attributed to these warrants as it was unlikely these warrants would be exercised prior to the exercise date. As part of the Purchase Agreement, such warrants were canceled.

    STOCK OPTIONS

    In 1997, the Company adopted a stock option plan. Stock options to employees were granted at various exercise prices and vested between one and five years.

    The following table summarizes stock option activity for the plan:

                                                                    1998                  1997
                                                             -------------------   -------------------
                                                                        WEIGHTED              WEIGHTED
                                                                        AVERAGE               AVERAGE
                                                                        EXERCISE              EXERCISE
                                                              SHARES     PRICE      SHARES     PRICE
                                                             --------   --------   --------   --------
Outstanding at beginning of year..........................    270,000    $ 7.50      5,000     $0.01
  Granted.................................................    196,217      4.60    292,105     $6.94
  Cancelled...............................................   (466,217)    (5.93)   (22,105)    $0.01
  Exercised...............................................         --        --     (5,000)    $0.01
                                                             --------    ------    -------     -----
Outstanding at end of year................................         --    $   --    270,000     $7.50
                                                             ========    ======    =======     =====
Weighted average fair value of options granted during the
  year....................................................               $ 1.79                $1.63
                                                                         ======                =====

    As of December 31, 1998, all outstanding options for common stock were canceled.

    Under the fair value approach of SFAS 123, the total fair value of options granted under the Plan during 1997 was approximately $478,000. If the Company had accounted for its stock option plan in accordance with SFAS 123, the Company's net loss and pro forma net loss would have been reported as follows:

                                                         1998         1997
                                                      -----------   ---------
Net loss:                  As reported..............  $(1,970,502)  $(763,118)
                                                      ===========   =========
                           Pro forma................  $(2,321,196)  $(819,242)
                                                      ===========   =========
Per share data:            As reported..............  $     (7.66)  $   (3.68)
                                                      ===========   =========
                           Pro forma................  $     (9.02)  $   (3.95)
                                                      ===========   =========

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(5)  STOCKHOLDERS' DEFICIT (CONTINUED)
    The fair value of each option grant was estimated on the date of the grant using the minimum value method. Assumptions used to calculate the fair value were risk free interest rates of 6.22% to 6.25%, no dividend yields, an expected life of three to five years and volatility of .001%.

(6)  INCOME TAXES

    From inception, the Company has generated losses for both financial reporting and tax purposes. At January 31, 1999, December 31, 1998 and 1997, the Company had a net operating loss carryforward for income tax purposes of approximately $1,550,000, $1,328,000 and $530,000, respectively. These would expire beginning in 2011 through 2018, if not utilized. The net loss carryforwards resulted in a deferred tax asset of approximately $613,000, $530,000 and $199,000 at January 31, 1999, December 31, 1998 and 1997,
respectively. Due to the uncertainty relating to the realization of the benefit of the net operating loss carryforward, a valuation allowance has been recorded for the full amount.

    The Company paid no federal or state income taxes in 1998 or 1997.

    The effective tax rate differs from the statutory tax rate applied to the loss from continuing operations for the following reasons:

                                               JANUARY
                                                 1999       1998        1997
                                               --------   ---------   ---------
Expected federal benefit.....................  $(92,285)  $(669,971)  $(624,067)
Expected state benefit, net of federal.......    (8,957)    (65,027)    (60,571)
Non-deductible accretion.....................    18,650     403,998     229,039
Increase in valuation allowance..............    82,592     331,000     455,599
                                               --------   ---------   ---------
  Provision/benefit for income taxes related
    to loss from continuing operations.......  $     --   $      --   $      --
                                               ========   =========   =========

    No taxes were provided against the gain and results from discontinued operations as no incremental taxes were due.

(7)  COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company had operating lease agreements relating to office facilities and equipment which expire through 2000. Future minimum lease payments under these agreements were as follows:

Year Ended December 31,
  1999......................................................  $60,049
  2000......................................................    2,298
                                                              -------
                                                              $62,347
                                                              =======

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(7)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rent expense for the years ended December 31, 1998 and 1997 was approximately $60,621 and $73,000, respectively, and approximately $5,000 for January 1999. Obligations for payments under these leases were assumed by Cavion.

    LEGAL MATTERS

    In the normal course of business, the Company is subject to, and may become a party to, litigation arising out of its operations. In management's opinion, none of the matters currently in actual or threatened litigation will have a material impact on the Company's financial position or results of operations.

    In connection with the Purchase Agreement transaction, a shareholder of the Company exercised his rights as a dissenting shareholder. If the shareholder is permitted to pursue this claim in a legal proceeding, the Company could be required to pay the shareholder the fair value of his shares immediately before the closing date of the Purchase Agreement. Management believes that the value paid on account of these shares pursuant to the Purchase Agreement is greater than the amount which the dissenting shareholder could recover under Colorado law. The dissenting shareholder has asserted, however, that the value of his 50,000 LanXtra shares immediately before the closing date of the Purchase Agreement is approximately $250,000. The ultimate resolution of the matter, which is expected to occur within one year, could result in an obligation to the shareholder. Further, should the Company, or Cavion as successor, be required to make a payment to this shareholder, such payment could result in the Cavion purchase transaction being treated as a taxable transaction which could subject the Company to a significant tax liability.

(8)  DISCONTINUED OPERATION

    On December 3, 1997, the Company sold the network integrator operations (the "Discontinued Operation") of the Company for cash of $475,000. This transaction resulted in a gain of $418,848. The Company also received $30,334 in 1998 from Convergent related to this transaction and has included this amount in other income for 1998.

    In conjunction with the sale, the Company also issued Convergent 51,464 shares of common stock in exchange for $400,000.

    The Company also received a warrant to purchase 50,000 shares of Convergent's common stock at an exercise price of $7.50 per share. The warrant was exercisable immediately and expires on December 3, 1999. As of January 31, 1999, the Company had not exercised the warrant. No value has been attributed to this warrant in the accompanying financial statements as management believes the value of this warrant is nominal. Convergent is not a publicly traded company, and based on information available to the Company, the exercise price is significantly in excess of the estimated market value of Convergent's common stock.

                                 LANXTRA, INC.
         (FORMERLY CAVION TECHNOLOGIES, INC. AND SIGMACOM CORPORATION )

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     FOR THE PERIOD ENDED JANUARY 31, 1999
                 AND FOR YEARS ENDED DECEMBER 31, 1998 AND 1997

(8)  DISCONTINUED OPERATION (CONTINUED)
    Summarized results of operations financial position and earnings per share data of the discontinued operations were as follows:

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1997
                                                              ------------------
Results of operations:
  Revenue...................................................      $3,723,130
  Net income from discontinued operation....................         653,528
Basic and diluted per share information:
  Basic and diluted net income from discontinued
    operation...............................................      $     3.15
                                                                  ==========
  Basic and diluted gain on sale of discontinued
    operation...............................................      $     2.02
                                                                  ==========

(9) CONDENSED FINANCIAL STATEMENTS, AFTER CONSUMMATION OF PURCHASE AGREEMENT (UNAUDITED)

    The following unaudited balance sheet reflects the Company's balance sheet following the transfer of the Company's assets to and assumption of its liabilities by Cavion which was completed February 1, 1999 (see Note 1). The investment in Cavion stock has been recorded at the net book value of the assets transferred to and liabilities assumed by Cavion. Because the liabilities assumed by Cavion exceeded the value of the assets transferred and the Company was relieved from its obligations for those transferred liabilities, the investment in Cavion was recorded at zero. As discussed in Note 8, management believes that the fair value of the Convergent warrants was zero.

Investment in Cavion common stock...........................    $ --
Investment in Convergent warrants...........................      --
                                                                ----
                                                                $ --
                                                                ====
Stockholders' equity (deficit)..............................    $ --
                                                                ====

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus which forms a part of this registration statement. cavion.com is sometimes referred to in this
Part II as the "registrant."

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses that we expect to incur in connection with the sale and distribution of the securities we are registering pursuant to this registration statement, other than underwriting discounts. All amounts are estimated except the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

SEC Registration fee........................................  $ 10,125
National Association of Securities Dealers, Inc. filing
  fee.......................................................     4,335
Nasdaq National Market listing fee..........................    70,735
Blue Sky fees and expenses..................................     5,000
Printing and mailing fees and costs.........................   135,000
Transfer Agent fees and costs...............................       300
Legal fees and costs........................................   300,000
Accounting fees and costs...................................    90,000
Miscellaneous Expenses......................................    89,865
                                                              --------
  TOTAL.....................................................  $700,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, bylaw, contract or arrangement under which any controlling person, director or officer of cavion.com is insured or indemnified in any matter against liability which he may incur in his capacity as such, are as follows:

    Article VIII of the Amended and Restated Articles of Incorporation of cavion.com include the following provisions:

                                Indemnification

    (a) The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

    (b) The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the preceding if:

        (i) the director or officer furnishes to the Corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct described in Section 7-109-102 of the Colorado Business Corporation Act;

        (ii) the director or officer furnishes to the Corporation a written undertaking, executed personally or on the director's or officer's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under Article 109 of the Colorado Business Corporation Act.

    Article V of the Bylaws of cavion.com includes the following provisions:

    1. INDEMNIFICATION. The Corporation shall indemnify any person against all liability and expense incurred by reason of the person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Business Corporation Act, as in effect at any time. The Corporation shall also indemnify any person who is serving or has served the Corporation as director or officer to the extent and in any manner provided in any bylaw, resolution of the directors or shareholders, contract or otherwise, so long as such provision is legally permissible. In the discretion of the board of directors, the Corporation may indemnify an employee, fiduciary or agent who is not a director or officer to the same extent as a director or officer.

    2. INSURANCE. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of this Corporation or who, while a director, officer, employee, fiduciary, or agent of this Corporation, is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of any other entity (including without limitation an employee benefit plan), against any liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Corporation would have power to indemnify the person against the same liability under this Article. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has equity or any other interest through stock ownership or otherwise.

    3. NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR. If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

    4. INDEMNIFICATION NONEXCLUSIVE; INUREMENT. The indemnification provided by this Article shall not be deemed exclusive of any other rights and procedures to which the indemnified party may be entitled under the articles of incorporation, any bylaw, agreement, vote of the shareholders or directors, contract or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of such person's heirs, personal representatives and administrators.

The provisions of Article 109 of the Colorado Revised Statutes on indemnification are as follows:

    Section 7-109-101.  Definitions.  As used in this article:

    (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

    (3) "Expenses" includes counsel fees.

    (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

    (5) "Official capacity," means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated by Section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

    (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

    Section 7-109-102. Authority to indemnify directors. (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

        (a) The person conducted himself or herself in good faith; and

        (b) He reasonably believed:

           (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

        (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

    (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements of subparagraph (II) of paragraph (b) of section (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall not be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

    (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

    (4) A corporation may not indemnify a director under this section:

        (a) In connection with any proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

        (b) In connection with any proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

    (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    Section 7-109-103. Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

    Section 7-107-104. Advance of expenses to directors. (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if:

        (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

        (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

        (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

    (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

    (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

    Section 7-109-105. Court ordered indemnification of directors. (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

        (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

        (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

    Section 7-109-106. Determination and authorization of indemnification of directors.

    (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

    (2) The determinations required by subsection (1) of this section shall be made:

        (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

        (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board or directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

    (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

        (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or
    (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

        (b) By the shareholders.

    (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected said counsel.

    Section 7-109-107. Indemnification of officers, employees, fiduciaries, and agents. (1) Unless otherwise provided in the articles of incorporation:

        (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

        (b) A corporation may indemnify and advance expenses to an officer, fiduciary, employee, or agent of the corporation to the same extent as a director; and

        (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciaries, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or a contract.

    Section 7-109-108. Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of any other domestic or foreign corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has equity or any other interest through stock ownership or otherwise.

    Section 7-109-109. Limitation of indemnification of directors. (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not consistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advances of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

        (a) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

    Section 7-109-110. Notice to shareholders of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

    Section 7-108-402(2) of the Colorado Revised Statutes states as follows:

    No director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or director committed a criminal offense in connection with such situation. The protection afforded in this subsection (2) shall not restrict other common-law protections and rights that an director or officer may have. This subsection (2) shall not restrict the corporation's right to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director as provided in subsection (1) of this section.

    Article VII of the Amended and Restated Articles of Incorporation of cavion.com includes the following provision:

    A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of the director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director derived an improper personal benefit. If the Colorado Business Corporation Act is later amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this
Article VII, prior to such repeal or modification.

    Also, cavion.com has entered into indemnification agreements with the officers and directors to indemnify them and to advance expenses to the fullest extent permitted by law either in connection with the investigation, defense, adjudication, settlement or appeal of a proceeding or in connection with establishing or enforcing a right to indemnification or advancement of expenses. In addition, the agreements provide that no claim or cause of action may be asserted by cavion.com against any director or officer after two years from the date of the alleged act or omission, provided that if in fact the person has fraudulently concealed the facts, then no claim or cause of action may be asserted after two years from the earlier of the date cavion.com discovers the facts or the date cavion.com should have discovered such facts by the exercise of reasonable diligence. The term of the agreement and cavion.com's obligations apply while the person is an agent of cavion.com and continues so long as the person is subject to any claim by reason of the fact that he or she served as an agent of cavion.com.

    In addition, the Underwriting Agreement for our initial public offering provides for indemnification by the representative of the underwriters for that offering of cavion.com, its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling cavion.com as provided in the foregoing provisions, cavion.com has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and thus cannot be enforced.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    FOUNDERS SHARES. In August 1998, we issued 2,000,000 shares of $.0001 common stock to our two founding shareholders at $.0001 per share. These issuances to the two accredited investors were effected without registration under the Securities Act of 1933 in reliance upon the exemption from registration contained in Section 4(2) of the Act. As founding shareholders, they had access to complete information regarding our business at the time of issuance.

    1998-1999 PRIVATE PLACEMENT OF NOTES AND WARRANTS. Between October 20, 1998 and February 8, 1999, we issued $470,000 in 15% secured promissory notes due October 19, 2000 and a total of 56,400 warrants to purchase shares of Class A common stock at an exercise price of $.01 per share in a private placement. We relied on the exemption from registration provided by Section 4(2) of the Act and Rule 505 of Regulation D adopted under the Act, as well as exemptions under various state securities laws. The securities were sold to 13 private investors. One was an accredited investor and 12 were sophisticated investors. Investors received a private placement memorandum as well as copies of the documents relating to the sale of the assets of LanXtra to cavion.com which closed in February 1999 and the loan from cavion.com to LanXtra which has since been extinguished. Between December 28, 1998 and February 8, 1999, all of the warrants were exercised. In connection with the offering, the agent for the offering, First Capital Investments, Inc. was issued an agent's warrant to purchase 5,640 shares of Class A common stock at $.01 per share, which was exercised on February 8, 1999. In addition, First Capital received a total offering commission of $37,600.

    MANAGEMENT SHARES. In December 1998, we issued 625,356 shares of Class A common stock to our management shareholders at $.01 per share. These issuances to the three sophisticated investors were effected without registration under the Act in reliance upon the exemption from registration contained in
Section 4(2) of the Act, relating to the sale of securities by an issuer not involving a public offering. As these individuals were part of management at the time the shares were issued, they had access to complete information regarding our business at the time of issuance.

    LANXTRA ASSET PURCHASE. In February 1999, we issued 375,214 shares of Class A common stock and 28,648 shares of Class B common stock to LanXtra, Inc. in exchange for the assets and liabilities of LanXtra. This issuance was effected without registration under the Act in reliance upon the exemption from registration contained in Section 4(2) of the Act. Since cavion.com was formed to purchase the assets and liabilities of LanXtra, the management and shareholders of LanXtra had access to complete information regarding our business at the time of issuance.

    1999 PRIVATE PLACEMENT OF PREFERRED STOCK. In March and April 1999, we issued 700,000 shares of convertible preferred stock, Series A, convertible into Class A common stock, for an aggregate of $2,100,000, prior to expenses and commissions. The initial conversion price was $3.00 per share of Class A common stock, but the conversion price was subject to adjustment upon certain events affecting cavion.com's capitalization. The shares of preferred stock were automatically converted into Class A common stock on November 3, 1999, when we closed our initial public offering. The convertible preferred stock was sold in reliance on the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D adopted thereunder, as well as exemptions under various state securities laws. The offering was sold to accredited investors only. Investors received a private placement memorandum including financial statements. In connection with the offering, the agent for the offering, NTB was issued a five year agent warrant to purchase 70,000 shares of preferred stock at an exercise price of $3.00 per share. Those warrants were subsequently terminated at NTB's request. In addition, NTB received a commission of $210,000 and a non-accountable expense allowance of $42,000.

    AUGUST 1999 PRIVATE PLACEMENT OF NOTES AND WARRANTS. In August 1999 we raised $300,000 through the issuance of 14% promissory notes along with warrants to purchase 30,000 shares of common stock. Each $50,000 note entitled the subscriber to warrants to purchase 5,000 shares of Class A common stock. The notes were due on the closing of our initial public offering or one year from the date of their issuance. The notes were paid in full on November 5, 1999. The warrants are exercisable for period of five years from November 3, 1999. The warrant exercise price is $6.50, the price at which common stock was offered in our initial public offering. The notes and warrants were sold to four accredited investors. We relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Act and Rule 506 of Regulation D adopted under the Act, as well as exemptions under various state securities laws.

    FEBRUARY 2000 PRIVATE PLACEMENT. On February 17, 2000, we raised $2,460,000 through a private placement of 205,000 shares of Class A common stock at $12.00 per share, the closing price on February 14, the date of the offering to the investors. The securities were sold in reliance on the exemption from registration provided by Section 4(2) and 4(6) of the Act and Rule 506 of Regulation D adopted under the Act, as well as exemptions under various state securities laws. The offering was sold to two accredited investors who each received a copy of our most recent registration statement on Form SB-2
(No. 333-93929) which was declared effective by the SEC on February 4, 2000. In connection with the offering, First Capital Investments, Inc. acted as our placement agent and received a commission of 8%, or $196,000, and a warrant to purchase 20,500 shares of our Class A common stock, exercisable at 110% of the offering price, $13.20, for a period of 5 years from February 17, 2000. We also agreed to register the shares issued to the investors and the shares for which the warrants are exercisable as soon as practicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        *1.1            Form of Underwriting Agreement

         2              Asset Purchase Agreement with Cavion Technologies, Inc.
                        dated December 31, 1998 (incorporated by reference from Exhibit 2 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

         3.1a           Amended and Restated Articles of Incorporation as filed with the Colorado Secretary of State on February 1, 1999
                        (incorporated by reference from Exhibit 3.1a of the
                        Company's Registration Statement on Form SB-2
                        (No. 333-80421))

         3.1b Articles of Amendment to the Amended and Restated Articles of Incorporation setting forth Statement of Designation of Series and Determination of Rights and Preferences of convertible preferred stock, Series A, as filed with the Colorado Secretary of State on February 26, 1999
                        (incorporated by reference from Exhibit 3.1b of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

         3.2            Amended and Restated Bylaws of the Company as adopted by its
                        Board of Directors on March 22, 1999 (incorporated by
                        reference from Exhibit 3.2 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

         4.1 Specimen Certificate for $.0001 par value Class A common stock of the Company (incorporated by reference from Exhibit 4.1 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

         4.2 Specimen Certificate for $.0001 par value Class B common stock of the Company (incorporated by reference from Exhibit 4.2 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

         4.3            Specimen Certificate for $.0001 par value Series A preferred stock of the Company (incorporated by reference from
                        Exhibit 4.3 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

         4.4            Form of Subscription Agreement in the Offering of
                        convertible preferred stock of the Company (incorporated by reference from Exhibit 4.4 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

         4.5            Form of Preferred Stock Warrant issued to Neidiger, Tucker,
                        Bruner, Inc. (incorporated by reference from Exhibit 4.5 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

         4.6            Form of Subscription Agreement in the 1999 offering of
                        Promissory Notes and Warrants (incorporated by reference
                        from Exhibit 4.6 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

         4.7 Form of Warrant in the 1999 offering (incorporated by reference from Exhibit 4.7 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        *5              Opinion of Gorsuch Kirgis LLP

        10.1            Promissory Note to Herman D. Axelrod dated July 1, 1992
                        (incorporated by reference from Exhibit 10.1 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.2            Promissory Note to Craig E. Lassen dated August 1, 1992
                        (incorporated by reference from Exhibit 10.2 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.3            Factoring Agreements to Herman D. Axelrod dated
                        September 8, 1997 and September 15, 1997 (incorporated by reference from Exhibit 10.3 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.4            Factoring Agreement to Craig E. Lassen dated October 15,
                        1997 (incorporated by reference from Exhibit 10.4 of the
                        Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.5 Bridge Loan Agreement, Promissory Notes and Put Agreement with Far East Holdings, Ltd., Martin Cooper and Fairway
                        Realty Associates with Sigmacom Corporation dated May 28,
                        1998 (incorporated by reference from Exhibit 10.5 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.6            Additional Bridge Loan Agreement, Promissory Notes and Put
                        Agreement with Jeff Marshall, David Selina and Randal Burtis dated May 28, 1998 (incorporated by reference from
                        Exhibit 10.6 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.7            Termination and Modification Agreement dated September 28,
                        1998, and Amendment to Termination and Modification
                        Agreement dated January 15, 1999, with British Far East
                        Holdings, Ltd., William M.B. Berger Living Trust, Martin
                        Cooper, Fairway Realty Associates, Craig Lassen, Herman
                        Axelrod and David Selina (incorporated by reference from Exhibit 10.7 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.8            Engagement Letter with First Capital Investments, Inc. dated
                        September 20, 1998 (incorporated by reference from
                        Exhibit 10.8 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.9            Form of 15% Secured Promissory Notes due October 19, 2000
                        (incorporated by reference from Exhibit 10.9 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.10           Agreement for Post-Closing Adjustments by and among Venture
                        Funding, Ltd., Boutine Capital, LLC, Network
                        Acquisitions, Inc., Cavion Technologies, Inc., Craig E.
                        Lassen, David J. Selina and Jeff Marshall dated February 1,
                        1999 (incorporated by reference from Exhibit 10.10 of the
                        Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.11           Share Allocation Agreement by and among Venture
                        Funding Ltd., Boutine Capital, LLC, Cavion
                        Technologies, Inc., LanXtra, Inc., Craig E. Lassen,
                        David J. Selina and Jeff Marshall, dated April 16, 1999
                        (incorporated by reference from Exhibit 10.11 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.12           Office Lease Agreement with TTD Associates dated
                        December 4, 1996 for the corporate offices located at 7475 Dakin Street, Denver, Colorado (incorporated by reference from Exhibit 10.12 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.13           Business Loan Agreement and Promissory Note with US Bank
                        dated January 18, 1999, and First Amendment to Business Loan
                        Agreement with US Bank dated March 24, 1999 (incorporated by reference from Exhibit 10.13 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.14 Executive Employment Agreement with David J. Selina effective February 1. 1999 (incorporated by reference from Exhibit 10.14 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.15 Executive Employment Agreement with Marshall E. Aster effective March 8, 1999 (incorporated by reference from Exhibit 10.15 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.16           Executive Employment Agreement with Jeff Marshall effective
                        February 1, 1999 (incorporated by reference from
                        Exhibit 10.16 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.17           Executive Employment Agreement with Craig E. Lassen
                        effective February 1, 1999 (incorporated by reference from
                        Exhibit 10.17 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.18           Equity Incentive Plan dated March 19, 1999 (incorporated by reference from Exhibit 10.18 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.19 Form of Indemnification Agreement with officers and directors (incorporated by reference from Exhibit 10.19 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.20           Agreement to Modify Deferred Obligations dated May 28, 1999 with British Far East Holdings, Ltd., William M.B. Berger
                        Living Trust, Martin Cooper, Fairway Realty Associates,
                        David J. Selina, Jeff Marshall, Randal W. Burtis, Convergent
                        Communications, Inc., Craig E. Lassen and Herman D. Axelrod
                        (incorporated by reference from Exhibit 10.20 of the
                        Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.21 Form of Secure Network Services Agreement (incorporated by reference from Exhibit 10.21 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.22           Forms of Lock-Up Agreements among the officers and directors of the Company, 5% or more shareholders and the other
                        shareholders and the Representative (incorporated by
                        reference from Exhibit 10.22 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.23           Settlement Agreement and Mutual General Release with
                        Craig E. Lassen dated June 8, 1999 (incorporated by reference from Exhibit 10.23 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.24 Form of Promissory Note in the 1999 offering (incorporated by reference from Exhibit 10.24 of the Company's
                        Registration Statement on Form SB-2 (No. 333-80421))

        10.25           License Agreement with MoneyLine America, LLC dated
                        August 18, 1999 (incorporated by reference from
                        Exhibit 10.25 of the Company's Registration Statement on
                        Form SB-2 (No. 333-80421))

        10.26           Network Service Master Agreement with Convergent
                        Communications Services, Inc., dated October 22, 1999
                        (incorporated by reference from Exhibit 10.26 of the Company's Registration Statement on Form SB-2
                        (No. 333-80421))

        10.27           License and Referral Agreement with Cardinal Services
                        Corporation dated September 27, 1999 (incorporated by reference from Exhibit 10.27 of the Company's Registration
                        Statement on Form SB-2 (No. 333-80421))

        10.28           Office Lease with NY/BDP Flex I., LLC dated October 29, 1999
                        (incorporated by reference from Exhibit 10 of the Company's
                        Form 10-QSB for the quarter ended September 30, 1999)

        10.29           Web Service Agreement with Planet Direct Corporation dated
                        November 12, 1999

        10.30           Marketing Cooperation Agreement with Mission Critical
                        Recovery, Inc. dated December 8, 1999

        10.31           Secure Network Services Agreement with Mission Critical
                        Recovery, Inc. dated December 8, 1999

        10.32           Services Agreement with Engage Technologies, Inc. dated
                        January 9, 2000

        10.33           Business and Trade Network of America, Inc. Agreement dated
                        February 24, 2000

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
        10.34           Development and Promotion Agreement with
                        Stockwalk.com, Inc. dated March 9, 2000

        10.35           Linking and Promotion Agreement with Colonial Direct
                        Financial Group, Inc. dated March 10, 2000

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of Gorsuch Kirgis LLP contained in its opinion filed as Exhibit 5

        27.1            Financial Data Schedule

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of cavion.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    We undertake with respect to the securities being offered and sold in this offering:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus as a new registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on April 14, 2000.

                                                       CAVION TECHNOLOGIES, INC.

                                                       By:  /s/ DAVID J. SELINA
                                                            ----------------------------------------
                                                            David J. Selina, PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ DAVID J. SELINA
-------------------------------------------
David J. Selina,                                       Date: April 14,
DIRECTOR, PRESIDENT, CHIEF EXECUTIVE OFFICER,          2000
PRINCIPAL EXECUTIVE OFFICER AND CHIEF OPERATING
OFFICER

/s/ MARSHALL E. ASTER
-------------------------------------------
Marshall E. Aster,                                     Date: April 14,
CHIEF FINANCIAL OFFICER AND PRINCIPAL FINANCIAL AND    2000
ACCOUNTING OFFICER

/s/ STEPHEN B. FRIEDMAN
-------------------------------------------            Date: April 14,
Stephen B. Friedman, DIRECTOR                          2000

/s/ JEFFREY W. MARSHALL
-------------------------------------------            Date: April 14,
Jeffrey W. Marshall, DIRECTOR                          2000

/s/ DAVID MAUS
-------------------------------------------            Date: April 14,
David Maus, DIRECTOR                                   2000

/s/ JOHN R. EVANS
-------------------------------------------            Date: April 14,
John R. Evans, DIRECTOR                                2000